As filed with the Securities and Exchange Commission on June 26, 2017
Registration Statement No. 333-218664
__________________________________________________________________________________
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Central Valley Community Bancorp
(Exact Name of Registrant as Specified in its Charter)

California	6022	77-0539125
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
7100 N. Financial Drive, Suite 101 Fresno, California 93720 (559) 298-1775
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
James M. Ford President and Chief Executive Officer Central Valley Community Bancorp 7100 N. Financial Drive, Suite 101 Fresno, California 93720 (559) 298-1775
(Name, address, including zip code, and telephone number, including area code, of agent for service) With a copy to:
Mark A. Bonenfant, Esq. James K. Dyer, Jr., Esq. Buchalter A professional corporation 1000 Wilshire Boulevard, Suite 1500 Los Angeles, CA 90017 (213) 891-0700	Keith Holmes, Esq. King, Holmes, Paterno & Soriano, LLP 1900 Avenue of the Stars, 25th Floor Los Angeles, CA 90067 (310) 282-8932

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described herein, and consummation of the merger.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, “small reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of Central Valley Community Bancorp common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION DATED JUNE 26, 2017

To:    The Shareholders of Folsom Lake Bank:
On April 27, 2017, Central Valley Community Bancorp and its wholly owned subsidiary, Central Valley Community Bank, which we refer to as CVC Bank, entered into an agreement and plan of reorganization and merger, which we refer to as the merger agreement, to acquire Folsom Lake Bank. If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, Folsom Lake Bank will be merged with and into CVC Bank, with CVC Bank as the surviving entity, which we refer to as the merger.
You are cordially invited to attend a special shareholders’ meeting of Folsom Lake Bank, to be held at 5:30 p.m., Pacific Time, on August 10, 2017, at Folsom Lake Bank’s offices located at 905 Sutter Street, Suite 100, Folsom, California, 95630. At the Folsom Lake Bank special shareholders’ meeting, the Folsom Lake Bank shareholders will be asked to consider and vote upon a proposal to approve the merger agreement. Folsom Lake Bank cannot complete the proposed merger unless shareholders holding at least a majority of the Folsom Lake Bank shares of common stock vote to approve the merger agreement. This letter is accompanied by the attached proxy statement/prospectus, which the Folsom Lake Bank board of directors is providing to solicit your proxy to vote for the approval of the merger agreement.
In the merger, each share of Folsom Lake Bank common stock (other than dissenting shares) will be converted into the right to receive 0.80 shares of Central Valley Community Bancorp common stock, which we refer to as the per share merger consideration, and each outstanding Folsom Lake Bank stock option outstanding as of the closing will be assumed by Central Valley Community Bancorp (for a total aggregate merger consideration of $33.6 million as of the date the merger agreement was announced, or an implied value of $18.74 per Folsom Lake Bank share). Folsom Lake Bank shareholders will receive cash in lieu of any fractional shares of Central Valley Community Bancorp common stock, without interest.
Based on the closing price per share of Central Valley Community Bancorp common stock on June 26, 2017 (the most recent day for which information was available prior to the printing and mailing of this proxy statement/prospectus) the implied value of the merger consideration payable to holders of Folsom Lake Bank common stock was $17.42 per share. The value of the merger consideration will fluctuate based on the market price of Central Valley Community Bancorp common stock prior to the closing of the merger. Consequently, the value of the merger consideration will not be known at the time you vote on the proposal to approve the merger agreement.
We expect the merger to be generally tax free to Folsom Lake Bank shareholders for U.S. federal income tax purposes, except for cash received by Folsom Lake Bank shareholders in lieu of fractional Central Valley Community Bancorp shares, and except for Folsom Lake Bank shareholders who exercise their dissenters’ rights with respect to the merger.

i

You should obtain current stock price quotations for Central Valley Community Bancorp common stock and Folsom Lake Bank common stock. Folsom Lake Bank’s common stock is traded on the OTC Market Group’s OTC Pink market under the symbol “FOLB” and Central Valley Community Bancorp common stock is traded on the NASDAQ Capital Market under the symbol “CVCY.”
Based on our reasons for the merger described in the accompanying document, our board of directors believes that the merger consideration is fair to the Folsom Lake Bank shareholders and in your best interests. Accordingly, our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement. The accompanying proxy statement/prospectus gives you detailed information about the Folsom Lake Bank special shareholders’ meeting, the merger, the merger agreement and related matters. In addition to being a proxy statement of Folsom Lake Bank, this proxy statement/prospectus is the prospectus of Central Valley Community Bancorp for the shares of its common stock that will be issued to the Folsom Lake Bank shareholders in connection with the merger.
Your vote is very important. To ensure your representation at the Folsom Lake Bank special shareholders’ meeting, please complete, sign, date and return your proxy card in the enclosed envelope or submit your proxy by telephone or through the Internet pursuant to the instructions provided on the enclosed proxy card. Whether or not you expect to attend the Folsom Lake Bank special shareholders’ meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the Folsom Lake Bank special shareholders’ meeting.
You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 15 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.
Sincerely,

David J. West                                Robert J. Flautt
Chairman of the Board                             President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the Central Valley Community Bancorp common stock in connection with the merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. The information contained in this proxy statement/prospectus regarding Folsom Lake Bank has been furnished by Folsom Lake Bank, and the information contained in this proxy statement/prospectus regarding Central Valley Community Bancorp has been furnished by Central Valley Community Bancorp.
This proxy statement/prospectus is dated June 30, 2017 and is first being mailed to Folsom Lake Bank shareholders on or about July 7, 2017.

Folsom Lake Bank
905 Sutter Street, Suite 100
Folsom, California 95630
(916) 985-8700
Notice of Special Shareholders’ Meeting
August 10, 2017
To:    The Shareholders of Folsom Lake Bank
Notice is hereby given that, pursuant to its bylaws and the call of its board of directors, the special shareholders’ meeting of Folsom Lake Bank will be held at its offices located at 905 Sutter Street, Suite 100, Folsom, California, 95630 on Thursday, August 10, 2017 at 5:30 p.m., for the purpose of considering and voting upon the following matters:
1.    Approval of the Merger Agreement and Merger. To approve the Agreement and Plan of Reorganization and Merger dated April 27, 2017 attached as Appendix A to the proxy statement/prospectus, providing for the merger of Folsom Lake Bank with and into Central Valley Community Bank, a wholly-owned subsidiary of Central Valley Community Bancorp, and the transactions contemplated by the merger agreement, which we refer to as the merger proposal.
2.    Adjournment. To approve one or more adjournments of the special shareholders’ meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which is referred to as the adjournment proposal.
The board of directors of Folsom Lake Bank has fixed the close of business on June 28, 2017 as the record date for determining the shareholders entitled to notice of, and the right to vote at, the special shareholders’ meeting.
The merger is more fully described in this proxy statement/prospectus and in the merger agreement. The affirmative vote of shareholders holding at least a majority of the outstanding common stock of Folsom Lake Bank as of the record date is required to approve the merger and merger agreement. The affirmative vote of shareholders represented in person or by proxy at the special shareholders’ meeting is required to approve the adjournment proposal.
The directors and executive officers of Folsom Lake Bank owning an aggregate of 23.1% of the common stock as of the record date have agreed to vote their shares in favor of the merger. These shareholders also may exercise options prior to the record date for the special shareholders’ meeting that would have the result of increasing the likelihood of shareholder approval of the merger.
The Folsom Lake Bank board of directors has approved the merger agreement and the transactions contemplated therein and determined that the merger is in the best interests of Folsom Lake Bank and its shareholders, and unanimously recommends that shareholders vote “FOR” approval of the merger agreement and “FOR” approval of the proposal to adjourn the Folsom Lake Bank special shareholders’ meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Folsom Lake Bank special shareholders’ meeting to approve the merger agreement.
Holders of Folsom Lake Bank common stock have the right to dissent from the merger and assert dissenters’ rights, provided the requirements of California law governing dissenters’ rights are followed. A copy of the provisions of the California General Corporation Law, which govern dissenters’ rights, is attached as Appendix C to the accompanying proxy statement/prospectus.
Your vote is very important. Whether or not you plan to attend the special shareholders’ meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or submit your proxy by telephone or through the Internet pursuant to the instructions provided on the enclosed proxy card.
By Order of the Board of Directors

                            Shannon McLoughlin
                            Corporate Secretary
Dated: July 7, 2017

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Central Valley Community Bancorp documents that are not included in or delivered with this document. Folsom Lake Bank shareholders can obtain these documents through the website of the Securities and Exchange Commission, which we refer to as the SEC, at http://www.sec.gov, or by requesting them, free of charge, in writing or by telephone from Central Valley Community Bancorp as follows:
Central Valley Community Bancorp
7100 N. Financial Drive, Suite 101
Fresno, California 93720
(559) 298-1775
Attention: LeAnn Ruiz
To obtain timely delivery of these documents, you must request the information no later than August 1, 2017 in order to receive them before the Folsom Lake Bank special shareholders’ meeting.

Folsom Lake Bank Shareholders
If you are a Folsom Lake Bank shareholder and have questions about the issuance of shares of Central Valley Community Bancorp common stock in connection with the merger or the Folsom Lake Bank special shareholders’ meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the Folsom Lake Bank proxy solicitation, you may contact Shannon McLoughlin, at the following address:
Folsom Lake Bank
905 Sutter Street,
Suite 100
Folsom, California 95630
or at the following telephone number:
(916) 985-8700

v

Regulatory Approvals Required for the Merger	43
Management and Board of Directors of Central Valley Community Bancorp After the Merger	44
Interests of Folsom Lake Bank Directors and Executive Officers in the Merger	44
Cooperation Agreements	48
Dissenters’ Rights of Folsom Lake Bank’s Shareholders	48
THE MERGER AGREEMENT	50
Effects of the Merger	50
Effective Time of the Merger	50
Letter of Transmittal; Exchange Agent; and Exchange Procedure	50
Representations and Warranties	51
Covenants and Agreements	52
Employee Benefits	57
Conditions to the Parties’ Obligations	57
Expenses	59
INFORMATION REGARDING CENTRAL VALLEY COMMUNITY BANCORP	59
INFORMATION REGARDING FOLSOM LAKE BANK	60
BENEFICIAL OWNERSHIP OF FOLSOM LAKE BANK MANAGEMENT	60
COMPARISON OF SHAREHOLDERS’ RIGHTS	62
LEGAL MATTERS	65
EXPERTS	65
WHERE YOU CAN FIND MORE INFORMATION	65

List of Appendices

Agreement and Plan of Reorganization and Merger dated April 27, 2017, by and among Central Valley Community Bancorp, Central Valley Community Bancorp and Folsom Lake Bank	Appendix A
Fairness Opinion of Sandler O’Neill & Partners, L.P.	Appendix B
Excerpt from Chapter 13 of the California Corporations Code	Appendix C

QUESTIONS AND ANSWERS ABOUT THE MERGER
This question and answer summary highlights selected information contained in other sections of this proxy statement/prospectus. To understand the merger more fully, you should carefully read this entire proxy statement/prospectus, including all appendices. References in this Q&A section to “you” and “your” refer to holders of common stock of Folsom Lake Bank who are being asked to cast votes on the matters described herein. Additional important information is also contained in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 65.

Q:	What am I being asked to vote on?

A:
Central Valley Community Bancorp, Central Valley Community Bank, which we refer to as CVC Bank, and Folsom Lake Bank have entered into a merger agreement, pursuant to which Folsom Lake Bank will merge with and into CVC Bank, a wholly owned subsidiary of Central Valley Community Bancorp, with CVC Bank continuing as the surviving corporation, in a transaction which we refer to as the merger. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus.

Folsom Lake Bank shareholders are being asked to vote on the following proposals:

•	to approve the merger and to approve and adopt the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus, which is referred to as the merger proposal; and

•
to approve one or more adjournments of the special shareholders’ meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which is referred to as the adjournment proposal.

Shareholder approval of the Folsom Lake Bank merger proposal is required for completion of the merger. Folsom Lake Bank will transact no other business at the special shareholders’ meeting.

Q:	What vote is required to approve each proposal at the special shareholders’ meeting?

A:	Merger proposal: The affirmative vote of a majority of the issued and outstanding shares of Folsom Lake Bank common stock entitled to vote is required to approve the merger proposal.
Adjournment proposal: Assuming a quorum is present, the affirmative vote of a majority of the shares of Folsom Lake Bank common stock represented (in person or by proxy) at the special shareholders’ meeting and entitled to vote on the proposal is required to approve the adjournment proposal.

Q:	What does the Folsom Lake Bank board of directors recommend?

A:
After careful consideration, the Folsom Lake Bank board of directors unanimously recommends that shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal (if necessary or appropriate).

You are urged to vote in favor of the merger by signing and returning the enclosed proxy as promptly as possible, or voting your proxy by phone or internet as promptly as possible, whether or not you plan to attend the special shareholders’ meeting in person. If you submit a proxy and then decide to attend the meeting in person, you need not vote at the meeting unless you wish to change your proxy voting instructions. The proxy may be revoked at any time prior to its exercise.

Q:	Why am I receiving this proxy statement/prospectus?

A.
Folsom Lake Bank is sending these materials to its shareholders to help them decide how to vote their shares of Folsom Lake Bank common stock with respect to the merger and other matters to be considered at the special shareholders’ meeting.

The merger cannot be completed unless Folsom Lake Bank shareholders approve the merger and approve and adopt the merger agreement. At the special shareholders’ meeting, Folsom Lake Bank shareholders will vote on the proposals necessary to complete the merger. Information about the special shareholders’ meeting, the merger and the other business to be considered by shareholders at the meeting is contained in this proxy statement/prospectus.
This proxy statement/prospectus constitutes both a proxy statement of Folsom Lake Bank and a prospectus of Central Valley Bancorp. It is a proxy statement because the board of directors of Folsom Lake Bank is soliciting proxies using this proxy statement/prospectus from its shareholders. It is a prospectus because Central Valley Community Bancorp, in connection with the merger, is offering shares of its common stock in exchange for outstanding shares of Folsom Lake Bank common stock in the merger.

Q:	Who is eligible to vote?

A:
Holders of Folsom Lake Bank common stock are eligible to vote their shares at the Folsom Lake Bank special shareholders’ meeting if they were holders of record of those shares at the close of business on June 28, 2017 (the “record date”).

Q:	What will happen if Folsom Lake Bank shareholders approve the merger?

A:
If the Folsom Lake Bank shareholders approve the merger, and other conditions set forth in the merger agreement are fulfilled, Folsom Lake Bank will merge with and into CVC Bank. Folsom Lake Bank will cease to exist as a separate entity. Branch offices of Folsom Lake Bank will become branch offices of CVC Bank.

The directors and executive officers of Folsom Lake Bank owning an aggregate of 23.1% of the common stock outstanding as of the record date have agreed to vote their shares in favor of the merger. Any unexercised options held by these individuals as of the record date will not be eligible to vote with respect to the merger, but shares of Folsom Lake Bank common stock purchased upon exercise of those options would be entitled to receive the merger consideration described herein.

Q:	What will I receive in exchange for my Folsom Lake Bank shares in the merger?

A:
In the merger, each share of Folsom Lake Bank common stock owned by a Folsom Lake Bank shareholder will be converted into the right to receive 0.80 shares of Central Valley Community Bancorp common stock. A Folsom Lake Bank shareholder will receive any whole shares of Central Valley Bancorp common stock such holder is entitled to receive and cash in lieu of any fractional shares of Central Valley Bancorp common stock such holder is entitled to receive, without interest.

Q:	Is the exchange ratio subject to adjustment based on changes in the price of Central Valley Community Bancorp and/or Folsom Lake Bank common stock?

A:
The exchange ratio of 0.80 shares of Central Valley Community Bancorp common stock for each share of Folsom Lake Bank common stock is fixed and no adjustments to the exchange ratio will be made based on changes in the price of either Central Valley Community Bancorp or Folsom Lake Bank common stock prior to the completion of the merger. As a result of any such changes in stock price, the aggregate market value of the shares of Central Valley Community Bancorp common stock that a Folsom Lake Bank shareholder is entitled to receive at the time that the merger is completed could vary significantly from the value of such shares on the date of this proxy statement/prospectus, the date of the Folsom Lake Bank special shareholders’ meeting or the date on which Folsom Lake Bank shareholders actually receive shares of Central Valley Community Bancorp common stock in the merger.

Q:	Will Folsom Lake Bank shareholders be able to trade the Central Valley Community Bancorp common stock that they receive in the merger?

A:
The Central Valley Community Bancorp common stock issued in the merger to Folsom Lake Bank shareholders will be listed on the NASDAQ Capital Market under the symbol “CVCY.” Unless you are deemed an “affiliate” of Central Valley Community Bancorp, you may sell the shares of Central Valley Community Bancorp common stock you receive in the merger without restriction.

Q:	What happens to Folsom Lake Bank stock options in the merger?

A:
Each outstanding and unexercised option to acquire shares of Folsom Lake Bank common stock will be assumed by Central Valley Community Bancorp and converted automatically into a fully vested option to purchase shares of Central Valley Community Bancorp common stock, which is referred to as an assumed Folsom option. The number of shares of Central Valley Community Bancorp common stock subject to such assumed Folsom option will be equal to the number of shares of Folsom Lake Bank common stock subject to such assumed Folsom option immediately prior to the closing of the merger multiplied by the exchange ratio of 0.80, provided that any fractional shares of Central Valley Community Bancorp common stock resulting from such multiplication shall be rounded down to the nearest share. The per share exercise price under each such assumed Folsom option will be adjusted by dividing the per share exercise price under each such assumed Folsom option by the exchange ratio, provided that such exercise price will be rounded up to the nearest cent.

Q:	What risks should I consider before I vote on the merger?

A:
Certain risks that you should consider in deciding how to vote on the merger are described in the section of this proxy statement/prospectus entitled “Risk Factors.” You are urged to read that section, as well as the rest of this proxy statement/prospectus, before deciding how to vote.

Q:	What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special shareholders’ meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible.

Q:	What happens if I do not return my proxy card?

A:	If you fail to execute and return your proxy card, it will have the same effect as voting against the merger, unless you vote in person at the meeting.

Q:	How do I vote?

A:
Holders of a valid proxy card should indicate on their proxy card how they want to vote. Sign and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the Folsom Lake Bank special shareholders’ meeting. Alternatively, you may attend the meeting and vote in person.

Giving a proxy means that a Folsom Lake Bank shareholder authorizes the persons named in the enclosed proxy card to vote its shares at the special shareholders’ meeting in the manner it directs.

•	If you sign and send in your proxy card and do not indicate how you want to vote, your shares will be voted in favor of the merger and in favor of the adjournment proposal.

•	If you do not sign and send in your proxy card or you abstain from voting, it will have the same effect as voting your shares against the merger proposal and the adjournment proposal.

•	You may vote by phone using the toll-free number on your proxy card.

•	You may vote on the Internet by visiting the website shown on your proxy card.

•	You may attend the meeting and vote your shares in person, rather than voting by proxy.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:
If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Folsom Lake Bank or by voting in person at the shareholders’ special shareholders’ meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.
Under the rules of the stock exchanges and other self-regulatory agencies, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the rules of the stock exchanges and other self-regulatory agencies determines to be “non-routine” without specific instructions from the beneficial owner. All proposals to be voted on at the special shareholders’ meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

Q:	What if I abstain from voting or fail to instruct my broker?

A:
If you are a holder of Folsom Lake Bank common stock and you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, referred to as a broker non-vote, then the abstention or broker non-votes will be counted towards a quorum at the special shareholders’ meeting, but it will have the same effect as a vote against approval of the merger proposal.

Abstentions and broker non-votes of shares of Folsom Lake Bank common stock will not have any effect on the adjournment proposal, if the number of affirmative votes cast for the proposal is a majority of the votes cast and such votes constitute a majority of the quorum required to transact business at the special shareholders’ meeting. However, if the number of affirmative votes cast for the adjournment proposal is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the special shareholders’ meeting, then abstentions and broker non-votes will have the same effect as a vote against the merger proposal.

Q:	What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, common stock represented by your proxy will be voted as recommended by the Folsom Lake Bank board of directors with respect to that proposal, including “FOR” the merger proposal, in which case you will be prohibited from asserting dissenters’ rights, and “FOR” the adjournment Proposal.

Q:	May I change my vote after I have delivered my proxy or voting instruction card?

A:	You may change your vote at any time before your proxy is voted at the Folsom Lake Bank special shareholders’ meeting. You may do this in one of the following ways:

•	by sending a notice of revocation to the corporate secretary of Folsom Lake Bank;

•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•	by sending a completed proxy card bearing a later date than your original proxy card.
If you choose any of these methods, you must take the described action such that the notice, Internet vote or proxy card, as applicable, is received no later than the beginning of the special shareholders’ meeting.
You may also change your vote by attending the special shareholders’ meeting and voting in person.
If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:	How do Folsom Lake Bank’s directors and executive officers plan to vote on the merger?

A:
The directors and executive officers of Folsom Lake Bank owning an aggregate of 23.1% of the common stock outstanding as of the record date have agreed to vote their shares in favor of the merger proposal.

Q:	What are the material United States federal income tax consequences of the merger to Folsom Lake Bank shareholders?

A:
The merger is intended to qualify, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code. Based on the qualification of the merger as a “reorganization”, Folsom Lake Bank shareholders generally will not recognize any gain or loss in connection with the merger, except with respect to the cash received instead of a fractional share of Central Valley Community Bancorp common stock. Folsom Lake Bank shareholders who exercise their dissenters’ rights with respect to the merger generally will recognize taxable gain or loss.

Tax matters are very complicated, and the tax consequences of the merger to a particular shareholder will depend in part on such shareholder’s circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax consequences.

Q:	What happens if the merger is not completed?

A:
If the merger is not completed, Folsom Lake Bank shareholders will not receive any consideration for their shares of Folsom Lake Bank common stock in connection with the merger. Instead, Folsom Lake Bank will remain an independent bank and its common stock will continue to be quoted on the OTC Market Group’s OTC Pink market. Under specified circumstances Folsom Lake Bank may be required to pay Central Valley Community Bancorp a fee with respect to the termination of the merger agreement, as described under the section entitled “The Merger Agreement—Termination; Termination Fee” beginning on page 58.

Q:	What do I do if I do not agree with the merger? Do I have dissenter’s rights?

A:
If you do not agree with the merger, and if you do not vote in favor of it, and if you take certain other actions required by California law, you will have dissenter’s rights under California law. Exercise of these rights will result in Folsom Lake Bank purchasing your shares at their “fair market value” as of the date of, and immediately prior to the first public announcement of the merger as determined in accordance with California law. Please read the section entitled “The Merger—Dissenters’ Rights of Folsom Lake Bank’s Shareholders” beginning on page 48 and Appendix C for additional information.

Q:	Should I send in my certificates to Folsom Lake Bank or Central Valley Community Bancorp now?

A:
Please do not send in your Folsom Lake Bank stock certificates with your proxy to Folsom Lake Bank or Central Valley Community Bancorp. After the merger, an exchange agent designated by Central Valley Community Bancorp will send you instructions for exchanging your Folsom Lake Bank stock certificates for the merger consideration.

Q:	Who can help answer my other questions?

A:
If you want to ask any additional questions about the merger, you should contact Shannon McLoughlin of Folsom Lake Bank, 905 Sutter Street, Suite 100, Folsom, California 95630, telephone (916) 985-8700.

SUMMARY
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to each of the proposals. In addition, we incorporate by reference important business and financial information about Central Valley Community Bancorp into this proxy statement/prospectus. For a description of this information and where you may obtain the information incorporated by reference into this proxy statement/prospectus without charge see “Where You Can Find More Information” beginning on page 65. Each item in this summary includes a page reference directing you to a more complete description of that item.
Unless the context otherwise requires, throughout this proxy statement/prospectus, we refer to the proposed merger of Folsom Lakes Bank with and into CVC Bank as the “merger,” and the agreement and plan of reorganization and merger, dated as of April 27, 2017, by and among Central Valley Community Bancorp, CVC Bank and Folsom Lake Bank as the “merger agreement.”
General
This proxy statement/prospectus relates to the proposed merger of Folsom Lake Bank with and into CVC Bank, a wholly owned subsidiary of Central Valley Community Bancorp. Unless the context otherwise requires, references to Central Valley Community Bancorp refer to Central Valley Community Bancorp and CVC Bank on a consolidated basis.
After the merger, the combination of Folsom Lake Bank and CVC Bank would result in a community banking operation that would extend through the California Central Valley from Tulare County in the south to Sacramento and the Sierra foothills in the north.
Parties to the Merger (page 59)
Central Valley Community Bancorp
7100 N. Financial Drive, Suite 101
Fresno, California 93720
(559) 298-1775

Central Valley Community Bancorp is a bank holding company headquartered in Fresno, California.
Central Valley Community Bancorp has one banking subsidiary, CVC Bank. Central Valley Community Bancorp’s principal business is to provide, through its banking subsidiary, financial services in its primary market area in California. Central Valley Community Bancorp serves Fresno County, Madera County, Sacramento County, San Joaquin County, Tulare County, Merced County, and Stanislaus County and their surrounding areas through CVC Bank. Central Valley Community Bancorp does not currently conduct any operations other than through CVC Bank. At March 31, 2017, Central Valley Community Bancorp had approximately $1.5 billion in assets, $755 million in net loans and $1.3 billion in deposits.
CVC Bank operates 22 full service branches in Cameron Park, Clovis, Exeter, Fair Oaks, Folsom, Fresno, Kerman, Lodi, Madera, Merced, Modesto, Oakhurst, Prather, Roseville, Stockton, Tracy, and Visalia.
Please read the section entitled “Information Regarding Central Valley Community Bancorp” for additional information about Central Valley Community Bancorp beginning on page 59.
Folsom Lake Bank
905 Sutter Street, Suite 100
Folsom, California 95630
(916) 985-8700

Folsom Lake Bank is a California state-chartered bank headquartered in Folsom, California, in the Sacramento Valley area. Folsom Lake Bank is authorized to engage in the general commercial banking business and its deposits are insured by the Federal Deposit Insurance Corporation up to the applicable limits of the law. At March 31, 2017, Folsom Lake Bank had approximately $202.7 million in assets, $119.0 million in net loans and $167.5 million in deposits.

Folsom Lake Bank currently operates three full service branches located in Folsom, Rancho Cordova (Sacramento County), and Roseville (Placer County).
Please read the section entitled “Information Regarding Folsom Lake Bank” for additional information beginning on page 59.
Special Shareholders’ Meeting (page 20)
The Folsom Lake Bank special shareholders’ meeting will be held at 5:30 p.m., pacific time, on Thursday, August 10, 2017, at the offices of Folsom Lake Bank located at 905 Sutter Street, Suite 100, Folsom, California. At the special shareholders’ meeting, shareholders will be asked to approve the merger proposal and the adjournment proposal.
The Folsom Lake board of directors has fixed the close of business on June 28, 2017 as the record date for determining the holders of common stock entitled to receive notice of and to vote at the special shareholders’ meeting. Only holders of record of common stock at the close of business on the record date will be entitled to notice of and to vote at the special shareholders’ meeting and any adjournment or postponement thereof. As of the record date, there were 1,593,111 shares of Folsom Lake Bank common stock outstanding and entitled to vote at the special shareholders’ meeting held by approximately 175 holders of record. Each share of common stock entitles the holder to one vote on each proposal to be considered at the special shareholders’ meeting. As of the record date, neither Central Valley Community Bancorp nor CVC Bank beneficially held any shares of Folsom Lake Bank’s common stock.
A majority of the outstanding shares of common stock entitled to vote at the special shareholders’ meeting must be present, in person or by proxy, in order to constitute a quorum.
Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Folsom Lake Bank common stock entitled to vote on the proposal. Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Folsom Lake Bank common stock represented (in person or by proxy) at the special shareholders’ meeting and entitled to vote on the proposal.
The directors and executive officers of Folsom Lake Banks owning an aggregate of 23.1% of the common stock outstanding as of the record date have agreed to vote their shares in favor of the merger proposal.
The Merger (page 24)
The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Appendix A, which is incorporated by reference into this proxy statement/prospectus. We encourage you to read the entire merger agreement. It is the legal document that governs the merger. Under the terms of the merger agreement, Folsom Lake Bank will merge with and into CVC Bank, with CVC Bank as the surviving corporation. The parties expect to complete the merger in the fourth quarter of 2017.
Merger Consideration (page 24)
In the merger, each share of Folsom Lake Bank common stock, no par value per share, owned by a Folsom Lake Bank shareholder will be converted into the right to receive 0.80 shares of Central Valley Community Bancorp common stock, no par value per share. A Folsom Lake Bank shareholder will receive cash in lieu of any fractional shares of Central Valley Community Bancorp common stock such holder is entitled to receive, without interest.
Based on the closing share price of Central Valley Community common stock of $23.43 on April 27, 2017, the last trading day before the announcement of the merger, the implied value of the merger consideration was $18.74 per share. Based on the closing share price of Central Valley Community Bancorp common stock of $21.78 on June 26, 2017, the most recent day for which information was available prior to the printing and mailing of this proxy statement/prospectus, the implied value of the merger consideration was $17.42 per share. The share price of Central Valley Community Bancorp common stock will fluctuate and, accordingly, the value of the merger consideration you receive may be different than either of these amounts.

Treatment of Folsom Lake Bank Stock Options (page 25)
Each outstanding and unexercised option to acquire shares of Folsom Lake Bank common stock will be assumed by Central Valley Community Bancorp and converted automatically into a fully vested option to purchase shares of Central Valley Community Bancorp common stock, which is referred to as an assumed Folsom option. The number of shares of Central Valley Community Bancorp common stock subject to such assumed Folsom option will be equal to the number of shares of Folsom Lake Bank common stock subject to such assumed Folsom option immediately prior to the closing of the merger multiplied by the exchange ratio of 0.80, provided that any fractional shares of Central Valley Community Bancorp common stock resulting from such multiplication shall be rounded down to the nearest share. The per share exercise price under each such assumed option will be adjusted by dividing the per share exercise price under each such assumed Folsom option by the exchange ratio, provided that such exercise price will be rounded up to the nearest cent.
Reasons for the Merger and Factors Considered by the Folsom Lake Bank Board of Directors (page 27)
After careful consideration, the Folsom Lake Bank board of directors unanimously recommends that Folsom Lake Bank shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal (if necessary or appropriate).
For a more complete description of Folsom Lake Bank’s reasons for the merger and the recommendation of the Folsom Lake Bank board of directors, see “The Merger – Reasons for the Merger and Recommendation of the Folsom Lake Bank Board of Directors” beginning on page 27.
Opinion of Financial Advisor (page 29)
On April 27, 2017, Sandler O’Neill & Partners, L.P., which we refer to as Sandler O’Neill, Folsom Lake Bank’s financial advisor in connection with the merger, rendered an oral opinion to the Folsom Lake Bank board of directors, which was subsequently confirmed in a written opinion dated the same date, to the effect that, as of such date and subject to and based on the qualifications, limitations and assumptions set forth in its written opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the common shareholders of Folsom Lake Bank.
The full text of Sandler O’Neill’s opinion, dated April 27, 2017, is attached as Appendix B to this proxy statement/prospectus. You should read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion.
Sandler O’Neill’s opinion is addressed to Folsom Lake Bank board of directors and the opinion is not a recommendation as to how any shareholder of Folsom Lake Bank should vote with respect to the merger or any other matter or as to any action that a shareholder should take with respect to the merger.
The opinion addresses only the fairness, from a financial point of view, of the exchange ratio in the proposed merger to the common shareholders of Folsom Lake Bank, and does not address the underlying business decision of Folsom Lake Bank to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Folsom Lake Bank.
Folsom Lake Bank’s Directors and Executive Officers Have Certain Interests in the Merger (page 44)
Certain of Folsom Lake Bank’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Folsom Lake Bank’s shareholders. The merger would constitute a “change of control” for purposes of the employment agreements between Folsom Lake Bank and each of its executive officers and severance payments would be due to Folsom Lake Bank executive officers under their respective employment agreements if the executive does not continue with employment with Central Valley Community Bancorp, or if the executive is terminated (except for cause) by Central Valley Community Bancorp as a result of the change in control. In addition, each of Folsom Lake Bank’s executive officers and directors holds stock options that will fully vest on the change of control and be assumed by Central Valley Community Bancorp. Further, each of the executive officers is a party to a SERP Agreement which provides that upon a change in control the executive becomes fully vested and entitled to the “full benefit” under his or her respective plan. The members of the Folsom Lake Bank board of directors were aware of and considered these interests, among other matters, when they approved the merger agreement and unanimously recommended that Folsom Lake Bank shareholders approve the merger proposal.

Regulatory Approvals Required for the Merger (page 43)
Completion of the merger is subject to various regulatory approvals, including approvals from the California Department of Business Oversight and the Federal Deposit Insurance Corporation. Notifications and/or applications requesting approval for the merger or for the merger agreement may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. We have filed, or are in the process of filing all notices and applications to obtain the necessary regulatory approvals. Although we currently believe we should be able to obtain all required regulatory approvals, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger.
Conditions to the Merger (page 57)
Folsom Lake Bank and Central Valley Community Bancorp must meet a number of conditions (unless waived) to complete the merger. For a discussion of the conditions that must be satisfied (or waived) to complete the merger see “The Merger Agreement - Conditions to the Parties’ Obligations” beginning on page 57.
No Solicitation (page 55)
Under the terms of the merger agreement, Folsom Lake Bank has agreed not to solicit, initiate or encourage, induce, or facilitate any inquiries, offers or proposals with respect to, or engage or participate in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data to, any person relating to, any acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, in response to an unsolicited bona fide written acquisition proposal received prior to the special shareholders’ meeting which, in the good faith judgment of the Folsom Lake Bank board of directors, constitutes or is reasonably likely to result in a proposal which is superior to the merger with Central Valley Community Bancorp, and the Folsom Lake Bank board of directors determines in good faith (and after consultation with its legal counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law, Folsom Lake Bank may furnish information regarding Folsom Lake Bank and participate in discussions and negotiations with such third party.
Termination; Termination Fee (page 58)
Central Valley Community Bancorp and Folsom Lake Bank may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Folsom Lake Bank shareholders have approved the merger proposal.
The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as provided in the merger agreement.
Folsom Lake Bank may be required to pay Central Valley Community Bancorp a termination fee of $1,115,828 if the merger agreement is terminated by Central Valley Community Bancorp or Folsom Lake Bank under the circumstances provided in the merger agreement. See the “The Merger Agreement - Termination; Termination Fee” beginning on page 58.
Material United States Federal Income Tax Consequences of the Merger (page 40)
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Based on the qualification of the merger as a “reorganization” under the Internal Revenue Code, a shareholder of Folsom Lake Bank generally will not recognize any gain or loss upon the receipt of Central Valley Community Bancorp common stock in exchange for Folsom Lake Bank common stock in the merger, except with respect to cash received in lieu of a fractional share of Central Valley Community Bancorp. Folsom Lake Bank shareholders who exercise their dissenters’ rights with respect to the merger generally will recognize taxable gain or loss.
Tax matters are very complicated and the tax consequences of the merger to each Folsom Lake Bank shareholder may depend on such shareholder’s particular facts and circumstances. Folsom Lake Bank shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. For a more detailed discussion of the material United States federal income tax consequences of the transaction, please see the section entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page 40.

Comparison of Shareholders’ Rights (page 62)
The rights of Folsom Lake Bank shareholders who continue as Central Valley Community Bancorp shareholders after the merger will be governed by the articles of incorporation and bylaws of Central Valley Community Bancorp rather than by the articles of incorporation and bylaws of Folsom Lake Bank. For a complete discussion of the comparison of shareholders’ rights, see the section entitled, “Comparison of Shareholders’ Rights” beginning on page 62.
Risk Factors (page 15)
Before voting at the Folsom Lake Bank special shareholders’ meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 15 in addition to those described in Central Valley Community Bancorp’s Annual Report on Form 10-K for the year ended on December 31, 2016 and other reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus.
Accounting Treatment of the Merger (Page42)
Central Valley Community Bancorp will account for the merger as a purchase under the acquisition method of accounting as required by accounting principles generally accepted in the United States of America. Under this method of accounting, the tangible and identifiable intangible assets and liabilities of the company acquired are recorded at their respective fair value as of completion of the merger, and are added to those of the acquiring company. In addition, any excess or deficiency of the difference between the total acquisition cost as compared to the net sum of these assets and liabilities will result in goodwill or a bargain purchase price being recorded. Financial statements of the acquiring company issued after the merger takes place will reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company that was acquired.
Dissenters’ Rights (Page 48)
In the event Folsom Lake Bank’s shareholders approve the merger and you have not voted in favor of the merger and you do not wish to accept the merger consideration offered for your shares, you have the right to dissent from the merger and receive the fair market value of your shares determined as of the date of, and immediately prior to, the first public announcement of the merger under the provisions of Chapter 13 of the California Corporations Code.

SELECTED CONSOLIDATED FINANCIAL DATA OF
CENTRAL VALLEY COMMUNITY BANCORP
The following table summarizes consolidated financial results of Central Valley Community Bancorp for the periods and at the dates indicated and should be read in conjunction with Central Valley Community Bancorp consolidated financial statements and the notes to the consolidated financial statements contained in reports that Central Valley Community Bancorp has previously filed with the SEC. Historical financial information for Central Valley Community Bancorp can be found in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and its Annual Report on Form 10-K for the year ended December 31, 2016. See “Where You Can Find More Information” beginning on page 65 for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the three months ended March 31, 2017 and 2016 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), and management of Central Valley Community Bancorp believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the three months ended March 31, 2017 and 2016 indicate results for any future period.

Statements of Income:	Three Months Ended March 31,		Years Ended December 31,
(In thousands except per share amounts)	2017	2016	2016	2015	2014	2013	2012
Total interest income	$13,590	$10,853	$46,676	$41,822	$41,039	$34,836	$31,820
Total interest expense	282	250	1,096	1,047	1,156	1,385	1,883
Net interest income before provision for credit losses	13,308	10,603	45,580	40,775	39,883	33,451	29,937
(Reversal of) Provision for credit losses	(100)	(250)	(5,850)	600	7,985	—	700
Net interest income after provision for credit losses	13,408	10,853	51,430	40,175	31,898	33,451	29,237
Non-interest income	2,246	2,704	9,591	9,387	8,164	7,831	7,242
Non-interest expenses	10,113	8,976	38,922	36,016	35,338	31,685	27,274
Income before provision for (benefit from) income taxes	5,541	4,581	22,099	13,546	4,724	9,597	9,205
Provision for (benefit from) income taxes	1,291	1,178	6,917	2,582	(570)	1,347	1,685
Net income	4,250	3,403	15,182	10,964	5,294	8,250	7,520
Preferred stock dividends and accretion of discount	—	—	—	—	—	350	350
Net income available to common shareholders	$4,250	$3,403	$15,182	$10,964	$5,294	$7,900	$7,170
Basic earnings per share	$0.35	$0.31	$1.34	$1.00	$0.48	$0.77	$0.75
Diluted earnings per share	$0.35	$0.31	$1.33	$1.00	$0.48	$0.77	$0.75
Cash dividends declared per common share	$0.06	$0.06	$0.24	$0.18	$0.20	$0.20	$0.05

	March 31,		December 31,
(In thousands)	2017	2016	2016	2015	2014	2013	2012
Balances at end of year:
Investment securities, Federal funds sold and deposits in other banks	$574,423	$558,109	$558,132	$580,544	$520,511	$529,398	$424,516
Net loans	755,176	598,864	747,302	588,501	564,280	503,149	385,185
Total deposits	1,267,316	1,103,479	1,255,979	1,116,267	1,039,152	1,004,143	751,432
Total assets	1,459,534	1,271,543	1,443,323	1,276,736	1,192,183	1,145,635	890,228
Shareholders’ equity	170,128	145,779	164,033	139,323	131,045	120,043	117,665
Earning assets	1,338,766	1,154,700	1,319,065	1,173,591	1,074,942	1,042,552	801,098
Average balances:
Investment securities, Federal funds sold and deposits in other banks	$582,656	$559,544	$560,860	$529,046	$513,866	$445,859	$368,818
Net loans	736,333	585,584	636,475	577,784	531,382	444,770	394,675
Total deposits	1,260,048	1,098,595	1,144,231	1,065,798	1,006,560	848,493	719,601
Total assets	1,450,530	1,263,562	1,321,007	1,222,526	1,157,483	986,924	853,078
Shareholders’ equity	166,737	143,749	154,325	135,062	130,414	119,746	114,561
Earning assets	1,331,686	1,156,526	1,210,082	1,112,758	1,052,097	895,330	766,937
_______________
Data from 2016 reflects the partial year impact of the acquisition of Sierra Vista Bank on October 1, 2016. Data from 2013 reflects the partial year impact of the acquisition of Visalia Community Bank on July 1, 2013.

SELECTED FINANCIAL RATIOS OF
CENTRAL VALLEY COMMUNITY BANCORP

	As of and For the Three Months Ended March 31,		As of and For the Years Ended December 31,
	2017	2016	2016	2015		2014
Tangible book value per share	$10.53	$10.42	$10.08	$9.86	$	$9.09
Net interest margin	4.36%	3.97%	4.09%	4.01%		4.11%
Non-performing loans to total loans	0.40%	0.60%	0.29%	0.40%		2.45%
Non-performing assets to total loans and OREO	0.40%	0.60%	0.29%	0.40%		2.45%
Non-performing assets to total assets	0.23%	0.29%	0.18%	0.19%		1.18%
Allowance for loan losses to total loans	1.21%	1.66%	1.23%	1.61%		1.46%
Allowance for loan losses to non-performing loans	299.25%	275.51%	427.80%	398.26%		59.12%
Other real estate owned (in thousands)	$—	$—	$—	$—		$—
Regulatory Tier 1 leverage capital ratio	9.01%	8.91%	8.75%	8.65%		8.36%
Regulatory Common equity tier 1 risk-based capital ratio	12.54%	13.45%	12.48%	13.44%		N/A
Regulatory Tier 1 risk-based capital ratio	12.93%	13.91%	12.74%	13.79%		13.67%
Regulatory Total risk-based capital ratio	13.89%	15.17%	13.72%	15.04%		14.88%

SELECTED FINANCIAL DATA OF FOLSOM LAKE BANK
The following table presents selected historical financial information, including per share information, for Folsom Lake Bank. The selected historical financial data is derived from Folsom Lake Bank’s unaudited financial statements as of and for the three months ended March 31, 2017 and March 31, 2016 and from Folsom Lake Bank’s audited financial statements as of and for the years ended December 31, 2016, 2015 and 2014.

	For the Three Months Ended March 31,		For the Years Ended December 31,
Operations Data (in thousands, except per share data)	2017	2016	2016	2015	2014
Interest income	$1,752	$1,629	$6,515	$6,358	$5,466
Interest expense	178	150	644	565	506
Net Interest Income before provision for credit losses	1,574	1,479	5,871	5,793	4,960
Provision (Reversal) for credit losses	—	—	-50	-75	—
Net Interest Income after provision for credit losses	1,574	1,479	5,921	5,868	4,960
Non interest income	77	74	432	356	281
Non interest expense	1,190	1,168	4,780	4,805	4,378
Income before income taxes	461	385	1,573	1,419	863
Income taxes (benefit)	190	158	564	568	-352
Net income	$271	$227	$1,009	$851	$1,215
Net income per common share	$0.17	$0.14	$0.63	$0.53	$0.76
Diluted earnings per common share	$0.16	$0.14	$0.63	$0.53	$0.76

	As of March 31,		As of December 31,
Financial Condition (in thousands)	2017	2016	2016	2015	2014
Assets
Cash and due from banks	$9,462	$19,480	$5,884	$11,142	$9,953
Investment securities, available-for-sale	66,369	56,533	67,671	57,500	45,618
Gross loans	120,513	100,209	119,687	103,431	93,192
Allowance for loan losses	1,467	1,517	1,467	1,517	1,579
Net loans	119,046	98,692	118,220	101,914	91,613
Premises and equipment, net	859	979	903	1,015	1,141
Accrued interest receivable	613	535	646	530	366
Other assets	6,393	6,169	6,629	6,351	5,552
Total Assets	$202,742	$182,388	$199,953	$178,452	$154,243
Liabilities And Stockholders’ Equity
Deposits	$167,506	$155,097	$163,983	$143,759	$125,109
FHLB borrowings	16,500	9,500	18,000	12,500	13,000
Accrued interest payable	16	16	22	15	16
Accounts payable and other liabilities	1,285	914	1,226	5,897	597
Total Liabilities	185,307	165,527	183,231	162,171	138,722
Total Stockholders’ Equity	17,435	16,861	16,722	16,281	15,521
Total Liabilities And Stockholders’ Equity	$202,742	$182,388	$199,953	$178,452	$154,243

SELECTED FINANCIAL RATIOS OF FOLSOM LAKE BANK

	As of and For the Three Months Ended March 31,		As of and For the Years Ended December 31,
	2017	2016	2016	2015	2014
Tangible book value per share (excluding AOCI)	$10.97	$10.27	$10.79	$10.12	$9.56
Net interest margin	3.40%	3.56%	3.55%	3.99%	3.65%
Non-performing loans to total loans	0.00%	0.00%	0.00%	0.00%	1.84%
Non-performing assets to total loans and OREO	0.00%	0.00%	0.00%	0.24%	2.19%
Non-performing assets to total assets	0.00%	0.00%	0.00%	0.14%	1.33%
Allowance for loan losses to total loans	1.22%	1.51%	1.23%	1.47%	1.69%
Allowance for loan losses to non-performing loans	0.00%	0.00%	0.00%	0.00%	108.36%
Other real estate owned	$—	$—	$—	$250	$334
Regulatory Tier 1 leverage capital ratio	8.71%	9.26%	8.87%	9.38%	10.17%
Regulatory Tier 1 risk-based capital ratio	12.52%	13.41%	12.18%	12.90%	14.21%
Regulatory Total risk-based capital ratio	13.57%	14.66%	13.23%	14.12%	15.47%

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements made by Central Valley Community Bancorp and Folsom Lake Bank contained in this proxy statement/prospectus including documents incorporated by reference herein and therein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” “continue” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Accordingly, you should not place undue reliance on any such forward-looking statements. Such risks and uncertainties include, among others, the following possibilities:

•	significant increases in competitive pressure in the banking industry;

•	the impact of changes in interest rates;

•	a decline in economic conditions in the Central Valley;

•	the inability to continue internal growth at historical rates;

•	a decline in interest margins;

•	a decline in the quality of earning assets;

•	decline in credit quality;

•	changes in the regulatory environment;

•	fluctuations in the real estate market;

•	changes in business conditions and inflation;

•	changes in securities markets;

•	risks associated with acquisitions, relating to difficulty in integrating combined operations and related negative impact on earnings, and incurrence of substantial expenses;

•	higher than expected merger related costs;

•	losses of deposit or loan customers resulting from the merger;

•	greater than expected operating costs and/or loan losses;

•	significant increases in competition;

•	unexpected difficulties or delays in complying with regulatory requirements associated with the merger;

•	the inability to achieve expected cost savings from the merger, or the inability to achieve those savings as soon as expected; and

•	the ability to manage the foregoing.
The foregoing factors should not be construed as exhaustive. Any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference herein or therein, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. Except as required by law, neither Central Valley Community Bancorp nor Folsom Lake Bank assumes any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. All subsequent written and oral forward-looking statements attributable to Central Valley Community Bancorp, Folsom Lake Bank or any person acting on either of their respective behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption entitled “Cautionary Note Regarding Forward-Looking Statements,” Folsom Lake Bank shareholders should carefully consider the following risk factors in deciding whether to vote for approval of the merger and approval and adoption of the merger agreement. See “Where You Can Find More Information” beginning on page 65.
Because the exchange ratio of 0.80 is fixed and will not adjust in the event of changes in the price of either Central Valley Community Bancorp’s or Folsom Lake Bank’s common stock, the value of the merger consideration is subject to change.
The merger agreement provides that each share of Folsom Lake Bank common stock will be converted into the right to receive 0.80 shares of Central Valley Community Bancorp common stock upon completion of the merger. The exchange ratio of 0.80 is fixed. No adjustments to this exchange ratio will be made based on changes in the price of either Folsom Lake Bank common stock or Central Valley Community Bancorp common stock prior to the completion of the merger. Changes in stock prices may result from a variety of factors, including, among others, general market and economic conditions, changes in Central Valley Community Bancorp and/or Folsom Lake Bank’s respective businesses, operations and prospects, market assessment of the likelihood that the merger will be completed as anticipated or at all, and regulatory considerations. Many of these factors are uncertain and beyond Central Valley Community Bancorp’s or Folsom Lake Bank’s control.
As a result of any such changes in stock prices, the market value of the shares of Central Valley Community Bancorp common stock that a Folsom Lake Bank shareholder will receive at the time that the merger is completed could vary significantly from the value of such shares on the date of this proxy statement/prospectus, the date of the Folsom Lake Bank special shareholders’ meeting, or the date on which such Folsom Lake Bank shareholders actually receives their shares of Central Valley Community Bancorp common stock. For example, based on the range of closing prices of Central Valley Community Bancorp common stock during the period from April 27, 2017 the last trading day before Central Valley Community Bancorp and Folsom Lake Bank announced that they had entered into the merger agreement, through June 26, 2017, the latest practicable date before the printing of this proxy statement/prospectus, the exchange ratio represented a market value ranging from a low of $16.28 to a high of $19.08 for each share of Folsom Lake Bank common stock. Accordingly, at the time of the Folsom Lake Bank special shareholders’ meeting, the Folsom Lake Bank shareholders, will not know or be able to calculate the exact market value of the consideration the Folsom Lake Bank shareholders will receive upon completion of the merger. Folsom Lake Bank shareholders should obtain current market quotations for shares of Central Valley Community Bancorp common stock before voting their shares at the Folsom Lake Bank special shareholders’ meeting.
Folsom Lake Bank shareholders will experience dilution as a result of the merger; Folsom Lake Bank shareholders will exercise less influence over the management of Central Valley Community Bancorp.
In connection with the merger, Folsom Lake Bank shareholders will receive 0.80 shares of Central Valley Community Bancorp common stock in exchange for each share of Folsom Lake Bank common stock (except with respect to fractional shares) pursuant to the terms of the merger agreement. As a consequence, following the merger, the shareholders of Folsom Lake Bank will experience dilution in their ownership percentage and voting power in Central Valley Community Bancorp, compared with their ownership percentage and voting power in Folsom Lake Bank prior to the merger. If the merger is consummated and based upon the exchange ratio of 0.80, current Folsom Lake Bank common stock shareholders will own approximately 12% of Central Valley Community Bancorp’s common stock, on a fully diluted basis.
Folsom Lake Bank shareholders currently have the right to vote in the election of directors of Folsom Lake Bank and other matters affecting Folsom Lake Bank. Because each Folsom Lake Bank shareholder who receives shares of Central Valley Community Bancorp common stock will become a shareholder of Central Valley Community Bancorp with a percentage ownership of Central Valley Community Bancorp that is smaller than such shareholder’s percentage ownership of Folsom Lake Bank, Folsom Lake Bank shareholders will have less influence on the management and policies of Central Valley Community Bancorp than they now have on the management and polices of Folsom Lake Bank.
The market price for Central Valley Community Bancorp common stock may be affected by factors different from those that historically have affected Folsom Lake Bank.
Upon completion of the merger, holders of Folsom Lake Bank common stock will become holders of Central Valley Community Bancorp common stock. Central Valley Community Bancorp’s business differs from that of Folsom Lake Bank, and accordingly the results of operations of Central Valley Community Bancorp will be affected by some factors that are different from those currently affecting the results of operations of Folsom Lake Bank. For a discussion of the business of Central Valley Community Bancorp and some important factors to consider in connection with its business, see the section entitled “Information Regarding Central Valley Community Bancorp” beginning on page 59 and the documents incorporated by reference in this proxy statement/prospectus and referred to under the section entitled “Where You Can Find More Information” beginning on page 65.
Central Valley Community Bancorp may fail to realize the anticipated benefits of the merger.
The success of the merger will depend on, among other things, Central Valley Community Bancorp’s ability to combine the businesses of Central Valley Community Bancorp and Folsom Lake Bank. If Central Valley Community Bancorp is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.
Central Valley Community Bancorp and Folsom Lake Bank have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of Central Valley Community Bancorp or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of Folsom Lake Bank could choose to discontinue their relationships with the combined company post-merger, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of Central Valley Community Bancorp and Folsom Lake Bank during the pre-merger period and for an undetermined time after the consummation of the merger.
Central Valley Community Bancorp, CVC Bank and Folsom Lake Bank will be subject to business uncertainties and contractual restrictions while the merger is pending that could adversely affect their respective businesses.
The parties’ efforts to complete the merger could cause substantial disruptions in Central Valley Community Bancorp’s, CVC Bank’s and/or Folsom Lake Bank’s respective businesses, which could have an adverse effect on their respective financial results. Among other things, uncertainty as to whether the merger will be completed may affect the ability of each of the parties to recruit prospective employees or to retain and motivate existing employees. Employee retention may be particularly challenging while the merger is pending because employees may experience uncertainty about their future roles with the combined company.
Uncertainty as to the future could adversely affect Central Valley Community Bancorp’s, CVC Bank’s and/or Folsom Lake Bank’s respective businesses, reputation and relationships with potential depositors, borrowers and vendors. For example, vendors, customers and others who deal with Central Valley Community Bancorp, CVC Bank, or Folsom Lake Bank could defer decisions concerning working with such company, or seek to change existing business relationships with such company. Further, a substantial amount of the attention of management and employees of each company is being directed toward the completion of the merger and thus is being diverted from such company’s day-to-day operations because matters related to the merger (including integration planning) require substantial commitments of time and resources.
In addition, the merger agreement restricts Folsom Lake Bank from taking certain actions without Central Valley Community Bancorp’s consent while the merger is pending. These restrictions may, among other matters, prevent Folsom Lake Bank from pursuing otherwise attractive business opportunities, selling assets, changing the capital structure, entering into other transactions or making other changes to its business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on Folsom Lake Bank’s business, financial condition and results of operations.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.
Before the transactions contemplated in the merger agreement may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Central Valley Community Bancorp following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. It is a condition to closing the merger that no regulatory approval shall contain or shall have resulted in, or reasonably be expected to result in the imposition of, any burdensome condition on the combined company following the merger.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the merger agreement by Folsom Lake Bank shareholders, receipt of requisite regulatory approvals subject to certain limitations set forth in the merger agreement, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of Central Valley Community Bancorp common stock to be issued to Folsom Lake Bank shareholders for listing on the NASDAQ Capital Market, the continued accuracy of the representations and warranties by both parties, the absence of a material adverse effect on either Central Valley Community Bancorp or Folsom Lake Bank, the satisfaction of certain financial tests by Folsom Lake Bank and the performance by both parties of their covenants and agreements. These conditions to the closing of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by December 31, 2017 (unless extended to February, 28, 2018 under circumstances provided in the merger agreement), either Central Valley Community Bancorp or Folsom Lake Bank may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval. In addition, Central Valley Community Bancorp and Folsom Lake Bank may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated under certain circumstances, Folsom Lake Bank may be required to pay a termination fee of $1,115,828 to Central Valley Community Bancorp. See “The Merger Agreement—Termination; Termination Fee” beginning on page 58 for a fuller description of these circumstances.
Failure to complete the merger could negatively impact Central Valley Community Bancorp’s, CVC Bank’s and/or Folsom Lake Bank’s respective businesses, financial condition, results of operations and/or stock prices.
If the merger agreement is terminated and the merger is not completed, the ongoing businesses of Central Valley Community Bancorp, CVC Bank and Folsom Lake Bank may be adversely affected. The market price of Central Valley Community Bancorp’s and Folsom Lake Bank’s common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, Central Valley Community Bancorp and Folsom Lake Bank may experience negative reactions to the termination of the merger from customers, depositors, investors, vendors and others with whom they deal, and neither Central Valley Community Bancorp nor Folsom Lake Bank would realize any of the anticipated benefits of having completed the merger. The expenses of each of Central Valley Community Bancorp and Folsom Lake Bank incurred in connection with the merger, such as legal and accounting fees, must be paid even if the merger is not completed and may not be recovered from the other party.
Further, if the merger agreement is terminated and Folsom Lake Bank’s board of directors seeks another merger or business combination, Folsom Lake Bank shareholders cannot be certain that Folsom Lake Bank will be able to find a party willing to pay the equivalent or greater consideration than that which Central Valley Community Bancorp has agreed to pay in the merger.
Folsom Lake Bank directors and officers may have interests in the merger different from the interests of other Folsom Lake Bank shareholders.
The interests of some of the directors and executive officers of Folsom Lake Bank may be different from those of other Folsom Lake Bank shareholders, and directors and officers of Folsom Lake Bank may be participants in arrangements that are different from, or are in addition to, those of other Folsom Lake Bank shareholders. The merger would constitute a “change of control” for purposes of the Folsom Lake Bank executive employment contracts and severance payments would be due Folsom Lake Bank executive officers at the effective time of the merger. In addition, each of Folsom Lake Bank’s executive officers and directors hold stock options that will fully vest on the change of control and be assumed by Central Valley Community Bancorp. Further, each of Folsom Lake Bank’s executive officers is a party to a SERP agreement which provides for a vesting of full benefits upon a change in control. These interests are described in more detail under the section entitled “The Merger—Interests of Folsom Lake Bank Directors and Executive Officers in the Merger” beginning on page 44.
Shares of Central Valley Community Bancorp common stock to be received by Folsom Lake Bank shareholders as a result of the merger will have rights different from the shares of Folsom Lake Bank common stock.
Upon completion of the merger, the rights of former Folsom Lake Bank shareholders will be governed by the articles of incorporation and bylaws of Central Valley Community Bancorp. The rights associated with Folsom Lake Bank common stock are different from the rights associated with Central Valley Community Bancorp common stock, although both companies are organized under California law. Please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 62 for a discussion of the different rights associated with Central Valley Community Bancorp common stock.
The merger agreement contains provisions that may discourage other companies from trying to acquire Folsom Lake Bank for greater merger consideration.
The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to Folsom Lake Bank that might result in greater value to Folsom Lake Bank’s shareholders than the merger. These provisions include a general prohibition on Folsom Lake Bank from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. The members of the board of directors and executive officers of Folsom Lake Bank have entered into cooperation agreements to vote their shares of Folsom Lake Bank common stock in favor of the merger proposal and against any alternative transaction. Folsom Lake Bank also has an unqualified obligation to submit the merger proposal to a vote by its shareholders, even if Folsom Lake Bank receives a proposal that its board of directors believes is superior to the merger unless the merger agreement is validly terminated. The shareholders that are party to the cooperation agreements described in this paragraph beneficially own and are entitled to vote in the aggregate approximately 23.1% of the outstanding shares of Folsom Lake Bank common stock as of the record date. In addition, Folsom Lake Bank may be required to pay Central Valley Community Bancorp a termination fee of $1,115,828 in certain circumstances involving acquisition proposals for competing transactions. For further information, see the sections entitled “The Merger Agreement—Cooperation Agreements” beginning on page 48 and “The Merger Agreement—Termination; Termination Fee” beginning on page 58.
The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with consummation of the merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although Central Valley Community Bancorp and Folsom Lake Bank have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the merger. As a result of these expenses, both Central Valley Community Bancorp and Folsom Lake Bank expect to take charges against their earnings before and after the completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.
The opinion of Folsom Lake Bank’s financial advisor to Folsom Lake Bank’s Board of Directors prior to the signing of the merger agreement will not reflect changes in circumstances since such opinion was rendered.
Folsom Lake Bank received a written opinion from its financial advisor, Sandler O’Neill, on April 27, 2017, to the effect that, as of such date and subject to the qualifications, limitations and assumptions set forth in its written opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the common shareholders of Folsom Lake Bank. Subsequent changes in the operations and prospects of Folsom Lake Bank or Central Valley Community Bancorp, general market and economic conditions and other factors that may be beyond the control of Folsom Lake Bank or Central Valley Community Bancorp may significantly alter the value of Folsom Lake Bank or the prices of the shares of Central Valley Community Bancorp common stock or Folsom Lake Bank common stock by the time the merger is completed. The opinion does not speak as of the date of this proxy statement/prospectus, as of the time the merger will be completed or as of any date other than the date of such opinion. The merger agreement does not require that the opinion be updated as a condition to the merger, and Folsom Lake Bank does not intend to request that the opinion be updated. For a description of the opinion that Folsom Lake Bank received from its financial advisor, please refer to the sections entitled “The Merger—Opinion of Folsom Lake Bank’s Financial Advisor” beginning on page 29.

COMPARATIVE MARKET PRICES AND DIVIDENDS
Central Valley Community Bancorp
Central Valley Community Bancorp common stock is listed for trading on the NASDAQ Capital Market under the symbol CVCY. As of June 26, 2017, there were 12,211,670 shares of Central Valley Community Bancorp common stock outstanding, which were held by approximately 955 holders of record.
The following table shows the high and low sales prices for the common stock for each quarter during calendar 2016 and 2015 as reported by NASDAQ.
Central Valley Community Bancorp Common Stock Prices

	Quarter 1 2017	Quarter 4 2016	Quarter 3 2016	Quarter 2 2016	Quarter 1 2016	Quarter 4 2015	Quarter 3 2015	Quarter 2 2015	Quarter 1 2015
High	$22.44	$20.00	$16.42	$14.64	$12.49	$12.50	$12.50	$12.35	$12.16
Low	$18.42	$13.75	$13.30	$10.78	$9.45	$10.51	$10.66	$10.25	$9.55
Dividends per share	$0.06	$0.06	$0.06	$0.06	$0.06	$0.06	$0.06	$0.06	$—

The Company’s primary source of income with which to pay cash dividends is dividends from CVC Bank. CVC Bank would not pay any dividend that would cause it to be deemed not “well capitalized” under applicable banking laws and regulations.
The decision whether to pay dividends will be made by the Central Valley Community Bancorp board of directors in light of conditions then existing, including factors such as its results of operations, financial condition, business conditions, regulatory capital requirements and covenants under any applicable contractual arrangements, including agreements with regulatory authorities.
It is Federal Reserve policy that bank holding companies generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also Federal Reserve policy that bank holding companies not maintain dividend levels that undermine the holding company’s ability to be a source of strength to its banking subsidiaries. Additionally, in consideration of the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong. Under the federal Prompt Corrective Action regulations, the Federal Reserve or the Federal Deposit Insurance Corporation may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as undercapitalized.
As a holding company, Central Valley Community Bancorp’s ability to pay cash dividends is affected by the ability of CVC Bank to pay cash dividends. The ability of CVC Bank to pay cash dividends in the future and the amount of any such cash dividends is and could be in the future further influenced by bank regulatory requirements and approvals and capital guidelines.
Central Valley Community Bancorp has outstanding trust preferred securities from special purpose trust and accompanying subordinated debt. The subordinated debt is senior to Central Valley Community Bancorp shares of common stock. As a result, Central Valley Community Bancorp must make payments on the subordinated debt before any dividends can be paid on its common stock. Under the terms of the subordinated debt, Central Valley Community Bancorp may defer interest payments for up to five years. If Central Valley Community Bancorp should ever defer such interest payments, it would be prohibited from declaring or paying any cash dividends on any shares of our common stock.
On June 26, 2017, the closing price of a CVCY share reported on NASDAQ was $21.78.
Folsom Lake Bank
Folsom Lake common stock is listed for trading on the OTC Market Group’s OTC Pink market under the symbol FOLB. Trading in shares of the common stock of Folsom Lake Bank has not been extensive and such trades cannot be characterized as constituting an active trading market.

As of June 28, 2017, there were 1,593,111 shares of Folsom Lake Bank common stock outstanding, which were held by approximately 175 holders of record.
The following table shows the high and low sales prices for the common stock for each quarter during calendar 2016 and 2015 as reported by the OTC Market Group.

	Quarter 1 2017	Quarter 4 2016	Quarter 3 2016	Quarter 2 2016	Quarter 1 2016	Quarter 4 2015	Quarter 3 2015	Quarter 2 2015	Quarter 1 2015
High	$13.00	$13.85	$9.25	$8.85	$9.00	$9.15	$8.54	$8.70	$8.70
Low	$11.00	$8.95	$8.40	$8.01	$8.00	$8.50	$7.63	$8.00	$6.95

On June 26, 2017, the closing price of a Folsom Lake Bank share of common stock reported on the OTC Market Group’s OTC Pink market was $17.00.
As a California state-chartered bank, the ability of Folsom Lake Bank to pay dividends is subject to restrictions set forth in the California Financial Code. Subject to compliance with such restrictions, shareholders are entitled to receive dividends when and if declared by the board of directors of Folsom Lake Bank. Folsom Lake Bank has not declared or issued any cash dividends on its common stock since its organization in 2007. The board of directors’ policy is to retain capital to support future growth, and therefore the Folsom Lake Bank does not anticipate paying dividends in the foreseeable future.
Pursuant to the terms of the merger agreement, Folsom Lake Bank has agreed, that prior to the effective date of the merger, without the prior written consent of Central Valley Community Bancorp, that it will not make, declare, pay or set aside for payment any dividend in respect of any shares of its capital stock.

FOLSOM LAKE BANK SPECIAL SHAREHOLDERS’ MEETING
Date, Time and Place
The special shareholders’ meeting of Folsom Lake Bank shareholders will be held at its offices located at 905 Sutter Street, Suite 100, Folsom, California at 5:30 p.m., pacific time, on August 10, 2017. On or about July 7, 2017, Folsom Lake Bank commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Folsom Lake Bank special shareholders’ meeting.
Purpose of Special Shareholders’ Meeting
At the Folsom Lake Bank special shareholders’ meeting, Folsom Lake Bank shareholders will be asked to:

•
approve the merger and approve and adopt the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus, which is referred to as the Folsom Lake Bank merger proposal; and

•
approve one or more adjournments of the Folsom Lake Bank special shareholders’ meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which is referred to as the adjournment proposal.

Recommendation of the Folsom Lake Bank Board of Directors
The Folsom Lake Bank board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal (if necessary or appropriate). See “The Merger—Reasons For the Merger and Recommendation of the Folsom Lake Bank Board of Directors” beginning on page 27.
As of the record date, directors and executive officers of Folsom Lake Bank owned and were entitled to vote 368,159 shares of Folsom Lake Bank common stock, representing approximately 23.1% of the shares of Folsom Lake Bank common stock outstanding on that date. The members of the board of directors of Folsom Lake Bank have each entered into a cooperation agreement with respect to the merger and have agreed to vote their shares of Folsom Lake Bank common stock in favor of the merger proposal. For further information, see “The Merger—Cooperation Agreements” beginning on page 48. As of the record date, Central Valley Community Bancorp beneficially held no shares of Folsom Lake Bank common stock.
Record Date and Quorum
The Folsom Lake Bank board of directors has fixed the close of business on June 28, 2017 as the record date for determining the holders of Folsom Lake Bank common stock entitled to receive notice of and to vote at the special shareholders’ meeting.
As of the Folsom Lake Bank record date, there were 1,593,111 shares of Folsom Lake Bank common stock outstanding and entitled to vote at the Folsom Lake Bank special shareholders’ meeting held by 175 holders of record. Each share of Folsom Lake Bank common stock entitles the holder to one vote at the Folsom Lake Bank special shareholders’ meeting on each proposal to be considered at the Folsom Lake Bank special shareholders’ meeting.
A majority of the shares entitled to vote, represented either in person or by a properly executed proxy, will constitute a quorum at the special shareholders’ meeting. Votes cast will be counted by the inspectors of election at the special shareholders’ meeting. The inspectors will treat abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but they are not treated as shares voted on any proposal. Broker non-votes are shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules of the stock exchange or other self-regulatory organization of which the broker or nominee is a member.
Required Vote
Required Vote to Approve the Merger Proposal
The affirmative vote of a majority of the issued and outstanding shares of Folsom Lake Bank common stock entitled to vote is required to approve the merger proposal.
Required Vote to approve the Adjournment Proposal
Assuming a quorum is present, the affirmative vote of a majority of the shares of Folsom Lake Bank common stock represented (in person or by proxy) at the Folsom Lake Bank special shareholders’ meeting and entitled to vote on the proposal is required to approve the adjournment proposal.
Treatment of Abstentions; Failure to Vote
For purposes of the Folsom Lake Bank special shareholders’ meeting, an abstention occurs when a Folsom Lake Bank shareholder attends the Folsom Lake Bank special shareholders’ meeting, either in person or by proxy, but abstains from voting.

•	For the merger proposal, an abstention or a failure to vote will have the same effect as a vote cast “AGAINST” this proposal.

•
For the adjournment proposal, abstentions will have no effect on such proposals, unless there are insufficient votes in favor of these proposals, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote “AGAINST” this proposal.

Voting on Proxies; Incomplete Proxies
Giving a proxy means that a Folsom Lake Bank shareholder authorizes the persons named in the enclosed proxy card to vote its shares at the special shareholders’ meeting in the manner it directs. A Folsom Lake Bank shareholder may vote by proxy or in person at the special shareholders’ meeting. If you hold your shares of common stock in your name as a shareholder of record, to submit a proxy, you, as a shareholder, may use one of the following methods:

•	By telephone: Use any touch-tone telephone to vote your proxy 24 hours a day, seven days a week. Follow the instructions on your proxy card in order to vote by telephone.

•	Through the Internet: Use the Internet to vote your proxy 24 hours a day, seven days a week. Follow the instructions on your proxy card in order to vote through the internet.

•	By mail: Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.
Folsom Lake Bank requests that Folsom Lake Bank shareholders vote by telephone, over the Internet or by completing, signing and dating the accompanying proxy and returning it to Folsom Lake Bank as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Folsom Lake Bank stock represented by it will be voted at the Folsom Lake Bank special shareholders’ meeting in accordance with the instructions contained on the proxy card.
If any proxy is returned without indication as to how to vote, the shares of Folsom Lake Bank common stock represented by the proxy will be voted as recommended by the Folsom Lake Bank board of directors, including “FOR” the merger proposal and “FOR” the adjournment proposal, in which case you will be prohibited from asserting dissenters’ rights. Unless a Folsom Lake Bank shareholder checks the box on its proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on any other matters voted upon at the special shareholders’ meeting.
If a Folsom Lake Bank shareholder’s shares are held in “street name” by a broker, bank or other nominee, the shareholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.
Every Folsom Lake Bank shareholder’s vote is important. Accordingly, each Folsom Lake Bank shareholder should complete, sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the Folsom Lake Bank shareholder plans to attend the special shareholders’ meeting in person.
Shares Held in Street Name
If you are a Folsom Lake Bank shareholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Folsom Lake Bank or by voting in person at the special shareholders’ meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Folsom Lake Bank common stock on behalf of their customers may not give a proxy to Folsom Lake Bank to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a Folsom Lake Bank shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” this proposal; and

•
your broker, bank or other nominee may not vote your shares on the adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal, unless there are insufficient votes in favor of this proposal, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote “AGAINST” this proposal.

Revocability of Proxies and Changes to a Folsom Lake Bank Shareholder’s Vote
A Folsom Lake Bank shareholder has the power to change its vote at any time before its shares of Folsom Lake Bank common stock are voted at the special shareholders’ meeting by:

•	sending a notice of revocation to Folsom Lake Bank, Attention: Corporate Secretary, 905 Sutter Street, Suite 100, Folsom, California 95630, stating that you would like to revoke your proxy;

•
logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•	sending a completed proxy card bearing a later date than your original proxy card; or

•	attending the Folsom Lake Bank special shareholders’ meeting and voting in person.
If you choose any of the first three methods, you must take the described action no later than the beginning of the Folsom Lake Bank special shareholders’ meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the Folsom Lake Bank special shareholders’ meeting. If you have instructed a bank, broker or other nominee to vote your shares of Folsom Lake Bank common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.
Solicitation of Proxies
The cost of solicitation of proxies from Folsom Lake Bank shareholders will be borne by Folsom Lake Bank. Folsom Lake Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, Folsom Lake Bank’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.
Attending the Folsom Lake Bank Special Shareholders’ Meeting
All Folsom Lake Bank shareholders as of the record date, or their duly appointed proxies, may attend the special shareholders’ meeting.
If you hold your shares of Folsom Lake Bank common stock in your name as a shareholder of record and you wish to attend the Folsom Lake Bank special shareholders’ meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the Folsom Lake Bank special shareholders’ meeting. You must also bring valid photo identification.
If your shares of Folsom Lake Bank common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the Folsom Lake Bank special shareholders’ meeting, you need to bring a copy of a bank or brokerage statement to the Folsom Lake Bank special shareholders’ meeting reflecting your stock ownership as of the record date. You must also bring valid photo identification.
Merger Proposal
As discussed throughout this proxy statement/prospectus, Folsom Lake Bank is asking its shareholders to approve the merger proposal. You should carefully read this proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, you are directed to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus.
The Folsom Lake Bank board of directors recommends a vote “FOR” the merger proposal.
Each of the directors and executive officers of Folsom Lake Bank has entered into a cooperation agreement with Central Valley Community Bancorp and CVC Bank, pursuant to which they have agreed to vote “FOR” the merger proposal. For more information regarding the cooperation agreements, please see the section entitled “The Merger—Cooperation Agreements” beginning on page 48.
Adjournment Proposal
The special shareholders’ meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special shareholders’ meeting to approve the merger proposal.
If, at the special shareholders’ meeting, the number of shares of Folsom Lake Bank common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, Folsom Lake Bank intends to move to adjourn the special shareholders’ meeting in order to enable the Folsom Lake Bank board of directors and executive officers to solicit additional proxies for approval of the proposal. In that event, Folsom Lake Bank will ask its shareholders to vote only upon the adjournment proposal, and not the merger proposal.

In the adjournment proposal, Folsom Lake Bank is asking its shareholders to authorize the holder of any proxy solicited by the Folsom Lake Bank board of directors to vote in favor of granting discretionary authority to the proxy holders, to adjourn the special shareholders’ meeting to another time and place for the purpose of soliciting additional proxies. If the Folsom Lake Bank shareholders approve the adjournment proposal, Folsom Lake Bank could adjourn the special shareholders’ meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Folsom Lake Bank shareholders who have previously voted.
The Folsom Lake Bank board of directors recommends a vote “FOR” the adjournment proposal.
Folsom Lake Bank 2017 Annual Meeting
As a result of the pending merger with Central Valley Community Bancorp, the Folsom Lake Bank board of directors has postponed the 2017 annual meeting of Folsom Lake Bank shareholders, including the election of directors. Folsom Lake Bank annual meetings are normally held in the month of May each year and the 2016 annual meeting was held on May 25, 2016. If the Central Valley Community Bancorp merger is consummated during 2017, as anticipated, Folsom Lake Bank shareholders will become Central Valley Community Bancorp shareholders and Folsom Lake Bank will cease to exist as a corporation, so no annual meeting of Folsom Lake Bank shareholders would be necessary. If, for any reason, completion of the merger is delayed, or the merger agreement is terminated, the Folsom Lake Bank board of directors would then determine whether to call for an annual meeting of Folsom Lake Bank shareholders for 2017, in order to remain in compliance with the bylaws of the corporation and applicable law.

THE MERGER
The following is a discussion of the merger and the material terms of the merger agreement between Central Valley Community Bancorp, CVC Bank, and Folsom Lake Bank. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about Central Valley Community Bancorp or Folsom Lake Bank. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Central Valley Community Bancorp makes with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 65.
Terms of the Merger
Transaction Structure
Central Valley Community Bancorp’s and Folsom Lake Bank’s boards of directors have approved the merger agreement. In addition, Folsom Lake Bank’s board of directors has unanimously recommend that the Folsom Lake Bank shareholders approve the merger proposal. The merger agreement provides for the acquisition of Folsom Lake Bank by Central Valley Community Bancorp through the merger of Folsom Lake Bank with and into CVC Bank, a bank chartered under the laws of California and the wholly-owned bank subsidiary of Central Valley Community Bancorp, with CVC Bank continuing as the surviving corporation.
Merger Consideration
In the merger each share of Folsom Lake Bank common stock, no par value per share, owned by a Folsom Lake Bank shareholder will be converted into the right to receive 0.80 shares of Central Valley Community Bancorp common stock, no par value per share. A Folsom Lake Bank shareholder will receive cash in lieu of any fractional shares of Central Valley Community Bancorp common stock such holder is entitled to receive, without interest.
Based on the closing share price of Central Valley Community Bancorp common stock of $23.43 on April 27, 2017, the last trading day before the announcement of the merger, the value of the merger consideration was $18.74 per share. Based on the closing share price of Central Valley Community Bancorp common stock of $21.78 on June 26, 2017, the most recent day for which information was available prior to the printing and mailing of this proxy statement/prospectus, the value of the merger consideration was $17.42 per share. The share price of Central Valley Community Bancorp common stock will fluctuate and accordingly, the value of the merger consideration you receive may be different than either of these amounts.

Treatment of Folsom Lake Bank Stock Options
Each outstanding and unexercised option to acquire shares of Folsom Lake Bank common stock will be assumed by Central Valley Community Bancorp and converted automatically into a fully vested option to purchase shares of Central Valley Community Bancorp common stock, which is referred to as an assumed Folsom option. The number of shares of Central Valley Community Bancorp common stock subject to such assumed Folsom option will be equal to the number of shares of Folsom Lake Bank common stock subject to such assumed Folsom option immediately prior to the closing of the merger multiplied by the exchange ratio of 0.80, provided that any fractional shares of Central Valley Community Bancorp common stock resulting from such multiplication shall be rounded down to the nearest share. The per share exercise price under each such assumed Folsom option will be adjusted by dividing the per share exercise price under each such assumed Folsom option by the exchange ratio, provided that such exercise price will be rounded up to the nearest cent.
Background of the Merger
The board of directors of Folsom Lake Bank has from time to time engaged with senior management in reviews and discussion of potential strategic alternatives, and has considered ways to enhance performance and prospects in light of competitive and other relevant developments. These reviews have included periodic discussions with respect to potential transactions that would further its strategic objectives, and the potential benefits and risks of those transactions.
On September 17, 2015, the board of directors of Folsom Lake Bank held its annual strategic planning session and discussed several possible future strategic options for the bank, including continuing as a stand alone community bank, and raising capital to augment future growth or seeking a strategic combination. As in prior year planning sessions, the board once again chose to continue as an independent operation but remained open to an attractive combination if an opportunity presented itself.
On October 20, 2015, Robert Flautt, president and chief executive officer of Folsom Lake Bank, briefed the board on several informal conversations with potential interested parties, including Central Valley Community Bancorp. The level of interest of Central Valley Community Bancorp would be explored further after the release of full year 2015 results. On January 28, 2016, Robert Flautt contacted Jim Ford, president and chief executive officer of Central Valley Community Bancorp and provided a copy of the earnings release for 2015. They agreed to meet and explore the possibilities of a potential business combination in greater depth.
A second meeting between Mr. Flautt and Mr. Ford occurred on February 10, 2016. On February 24, 2016, the parties executed a confidentiality agreement to facilitate further discussions and the evaluation of a potential transaction. Following preliminary diligence, on March 1, 2016 Central Valley Community Bancorp presented a written expression of interest to the Folsom Lake Bank board of directors proposing a purchase price of $12.25 per share and total consideration of $20.6 million. The consideration was to be payable 60% in Central Valley Community Bancorp common stock and 40% in cash. After reviewing the terms, the board of directors decided on March 14, 2016 that the offer was not acceptable to Folsom Lake Bank and that the total price would need to be at least $28.8 million to continue with further discussions. Robert Flautt communicated the board’s position to Jim Ford at Central Valley Community Bancorp and both agreed that the two banks were too far apart on price to reach terms on a transaction at the time.
On April 21, 2016, an institution we will refer to as Bank A, contacted Folsom Lake Bank and indicated an interest in acquiring Folsom Lake Bank. On May 11, 2016, Bank A executed a confidentiality agreement. Ultimately, on June 14, 2016, Bank A presented a verbal expression of interest to acquire Folsom Lake Bank for total consideration of $22.3 million or approximately $13.06 per share in an all-stock transaction. After reviewing the proposed terms, the board of directors of Folsom Lake Bank decided the price was not acceptable.
On September 12, 2016, Bank A again contacted Folsom Lake Bank and indicated they would be willing to continue discussions based on a price of $24.9 million, again in an all-stock transaction. After reviewing the terms, the board of directors again decided the price was not acceptable.
On September 15, 2016, the board of directors of Folsom Lake Bank held their annual strategic planning session and again discussed strategic alternatives. The board of directors again chose to continue as an independent institution while remaining open to an attractive combination if an opportunity presented itself. In addition, because of the prior acquisition discussions with Central Valley Community Bancorp and Bank A, the board of directors believed it appropriate to consider engaging an investment banking firm to more fully explore strategic alternatives.

On October 24, 2016, Robert Flautt and Jack Olson, executive vice president and chief financial officer of Folsom Lake Bank, met in San Francisco with representatives of Sandler O’Neill & Partners, LP, who we will refer to as Sandler O’Neill. The purpose of the meeting was to discuss strategic alternatives for Folsom Lake Bank and the potential engagement of Sandler O’Neill for financial advisory and investment banking services. Representatives of Sandler O’Neill met with management of Folsom Lake Bank in Folsom, California on December 7, 2016 to review projections and discuss potential acquirers. Subsequently, on December 15, 2016, representatives of Sandler O’Neill made a presentation to the board of directors of Folsom Lake Bank discussing a possible sale process and potential acquirers. On December 19, 2016, Folsom Lake Bank formally engaged Sandler O’Neill as its financial advisor.
On February 1, 2017, representatives of Sandler O’Neill began Folsom Lake Bank’s marketing process, ultimately resulting in contacts with 12 financial institutions identified by Sandler O’Neill and Folsom Lake Bank as potential acquirers, the execution of eight non-disclosure agreements and the delivering of marketing materials to such institutions. Six of the institutions received access to an online dataroom so they could conduct preliminary due diligence.
On March 9, 2017, an initial indication of interest was received from Central Valley Community Bancorp. Using the volume weighted average trading price for the common stock of Central Valley Community Bancorp over a 20-day trading period to value its shares, Central Valley Community Bancorp proposed an all stock merger representing aggregate consideration valued at $28.8 million or $16.15 per share to the Folsom Lake Bank shareholders. The proposal had a fixed exchange ratio of 0.76 Central Valley Community Bancorp shares for each of the shares of Folsom Lake Bank. All outstanding stock options of Folsom Lake Bank would be cashed out at their intrinsic value. As a closing condition, Folsom Lake Bank would be required to have a minimum stockholders’ equity of $17.6 million at closing, without giving effect to purchase accounting adjustments to the value of the acquired assets and liabilities and without counting certain transaction costs. Also as a condition, Folsom Lake Bank’s reserve for loan losses would have to be the greater of $1.5 million or 1.2% of gross loans at closing. A standard fiduciary out for the board of directors of Folsom Lake Bank should an unsolicited superior offer materialize was also proposed, subject to the payment of a $1.4 million break-up fee to Central Valley Community Bancorp. A 45-day exclusivity period in which to complete due diligence and negotiate a definitive agreement was also requested.
On March 13, 2017, an indication of interest was received from Bank A. The proposal was for an all-stock transaction to the shareholders of Folsom Lake Bank, with stock options to be cashed out at their intrinsic value. Bank A valued its transaction at $15.60 per share. An exclusivity period until June 15, 2017 was requested in order to complete due diligence and negotiate a definitive agreement.
On March 14, 2017, representatives of Sandler O’Neill met with the Folsom Lake Bank board of directors to update them on the progress of the marketing process and indications of interest received. The bank’s legal counsel, from King Holmes, Paterno & Soriano, LLP, which we will refer to as King Holmes, also participated by phone. The board of directors requested that management and representatives of Sandler O’Neill request improved terms from Central Valley Community Bancorp.
On March 16, 2017, Central Valley Community Bancorp presented a revised indication of interest which increased the exchange ratio from 0.76 shares of Central Valley Community Bancorp common stock to 0.80 shares of Central Valley Community Bancorp common stock for each Folsom Lake Bank share, yielding a value of $17.00 per share. The break-up fee payable to Central Valley Community Bancorp should Folsom Lake Bancorp accept an unsolicited superior proposal was also reduced to $1.2 million.
On March 17, 2017, the board of directors of Folsom Lake Bank met to discuss the revised Central Valley Community Bancorp proposal and the Bank A proposal. Sandler O’Neill participated in the discussion by phone. After thorough discussions the board unanimously approved proceeding with the Central Valley Community Bancorp expression of interest and counter-signed the revised Central Valley Community Bancorp expression of interest.
During March and April, Central Valley Community Bancorp, Folsom Lake Bank and their respective management, financial advisors and counsel conducted due diligence through dataroom access, and onsite visits, as well as the review of public records.
On April 10, 2017, Jim Ford delivered an initial draft of the definitive merger agreement to Robert Flautt. A representative of Buchalter, counsel to Central Valley Community Bancorp, also delivered a copy of the draft merger agreement to King Holmes. King Holmes subsequently delivered comments on behalf of Folsom Lake Bank to Buchalter, and a revised draft of the definitive merger agreement was circulated on April 22, 2017. On April 25 and 26 the definitive merger agreement terms were finalized, including, among other terms, representations and warranties, covenants, closing conditions, termination provisions and fees, and cooperation agreements. The financial terms did not differ from the indication of interest of March 16, 2017 signed by the parties, although the break-up fee was reduced slightly to 4.0 % of the transaction value, or $1,115,828, and instead of cashing out the options, the parties agreed that Central Valley Community Bancorp would assume each of the Folsom Lake Bank options, including the options whose vesting would be accelerated as a result of the transaction.
On the afternoon of April 27, 2017, the Folsom Lake Bank board of directors met to consider the definitive agreement and proposed transaction with Central Valley Community Bancorp. King Holmes reviewed the terms of the merger agreement, the fiduciary duties of the Folsom Lake Bank board of directors and the process undertaken by the board. Representatives of Sandler O’Neill presented its financial analysis of the transaction, including its opinion to the effect that, as of April 27, 2017, the exchange ratio provided for in the merger agreement was fair to the holders of Folsom Lake Bank common stock from a financial point of view. Following the presentations from King Holmes and Sandler O’Neill, and discussion of the terms of the merger agreement, the Folsom Lake Bank board of directors unanimously approved the merger agreement and the merger. The Central Valley Community Bancorp board also met on the afternoon of April 27 and unanimously approved the transaction.
On April 27, 2017, the Central Valley Community Bancorp board of directors met with its management, financial advisors and legal counsel, who reviewed with the board the terms of the merger agreement, the strategic rationale for the transaction, financial considerations that were material to the transaction, and the board’s fiduciary duties. The board of directors then unanimously adopted a joint resolution of the boards of directors of Central Valley Community Bancorp and CVC Bank approving the merger and directing Mr. Ford to execute the merger agreement.
At the conclusion of the respective board meetings on April 27, 2017, and pursuant to the resolutions adopted by each of Central Valley Community Bancorp’s and Folsom Lake Bank’s board of directors, Central Valley Community Bancorp and Folsom Lake Bank executed the merger agreement and all related documents, dated as of April 27, 2017.
After closing of the stock markets on April 27, 2017, both companies issued a joint press release announcing the execution of the merger agreement and the terms of the proposed merger. At the time of announcement, the transaction had a value of approximately $33.6 million or $18.74 per common share of Folsom Lake Bank based on the closing price of Central Valley Community Bancorp shares on April 27.
Reasons for the Merger and Recommendation of the Folsom Lake Bank Board of Directors
In unanimously approving the merger agreement, the merger and other transactions contemplated in the merger agreement as being in the best interests of Folsom Lake Bank and its shareholders and recommending that Folsom Lake Bank shareholders vote “FOR” the merger agreement, the Folsom Lake Bank board of directors consulted with Folsom Lake Bank management, as well as its independent financial and legal advisors, and considered a number of factors, including the following material factors:

•
Its knowledge of Folsom Lake Bank’s business, operations, financial condition, asset quality, earnings, capital and prospects both as an independent organization, as a possible acquirer executing its strategic plan and as a part of a combined company with Central Valley Community Bancorp, as well as under various other alternative scenarios;

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Its understanding of Central Valley Community Bancorp’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects taking into account presentations by senior management of the results of due diligence review and information from Sandler O’Neill and King Holmes;

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Its belief that the merger will provide Folsom Lake Bank’s shareholders with an investment in a commercial banking franchise with a sufficiently diversified revenue stream, strong capital ratios, a strong funding base and good future prospects that has the potential to deliver a higher value to Folsom Lake Bank’s shareholders than alternatives to the merger;

•	The complementary nature of the cultures and product mix of Folsom Lake Bank and Central Valley Community Bancorp;

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The expanded possibilities, including organic growth and future acquisitions and other strategic transactions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and trading liquidity and footprint;

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The fact that the value of the merger consideration for holders of Folsom Lake Bank common stock at the time of execution of the merger agreement at $18.74 per share, represents a premium of approximately 53.6% over the $12.20 last reported trading price of Folsom Lake Bank common stock on the OTC Market Group’s OTC Pink market on April 27, 2017, and the board’s review of similar transactions and belief that the transaction is likely to provide substantial future value to Folsom Lake Bank’s shareholders;

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The financial analyses of Sandler O’Neill and the written opinion of Sandler O’Neill, Folsom Lake Bank’s financial advisor, dated as of April 27, 2017, delivered to the Folsom Lake Bank board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Folsom Lake Bank common stock;

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The effects of the merger on other Folsom Lake Bank employees, including the retention of a significant number of Folsom Lake Bank employees which would increase the retention of Folsom Lake Bank customers and the likelihood of success of the combined companies;

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The board’s understanding of the current and prospective environment in which Folsom Lake Bank and Central Valley Community Bancorp operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Folsom Lake Bank both with and without the proposed transaction;

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The payment by Central Valley Community Bancorp of a quarterly dividend of $0.06 per share on its common stock, and the expectation such dividend will be continued and possibly increased in the future;

•	The merger is consistent with Folsom Lake Bank’s strategic plan, including improving customer attraction, retention and service;

•	The ability of Central Valley Community Bancorp and CVC Bank to complete the merger from a financial and regulatory perspective;

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The equity interest in the combined company that Folsom Lake Bank’s existing shareholders will receive in the merger, which allows such shareholders to continue to participate in the future success of the combined company;

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The board’s understanding that the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and, as such, the merger generally is intended to result in favorable U.S. federal income tax consequences to all of the parties, including Folsom Lake Bank’s shareholders; and

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The board’s review with its independent legal advisor, King Holmes, of the material terms of the merger agreement, including the board’s ability, under certain circumstances, to withdraw its recommendation to Folsom Lake Bank’s shareholders and to accept an alternative acquisition proposal in certain circumstances, subject to the potential payment by Folsom Lake Bank of a termination fee of $1,115,828 to Central Valley Community Bancorp, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement.

The Folsom Lake Bank board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	The potential risk of diverting management attention and resources from the operation of Folsom Lake Bank’s business and towards the completion of the merger;

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The restrictions on the conduct of Folsom Lake Bank’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Folsom Lake Bank from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Folsom Lake Bank absent the pending merger;

•	The merger-related costs;

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The fact that the interests of certain of Folsom Lake Bank’s directors and executive officers may be different from, or in addition to, the interests of Folsom Lake Bank’s other shareholders as described under the heading “The Merger—Interests of Folsom Lake Bank’s Directors and Executive Officers in the Merger” beginning on page 44;

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The fact that, because 100% of the merger consideration consists of a fixed exchange ratio of shares of Central Valley Community Bancorp common stock, Folsom Lake Bank shareholders could be adversely affected by a decrease in the trading price of Central Valley Community Bancorp common stock during the pendency of the merger;

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The fact that, while Folsom Lake Bank expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory or Folsom Lake Bank shareholder approval might not be obtained and, as a result, the merger may not be consummated;

•	The risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger; and

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The fact that Folsom Lake Bank would be obligated to pay to Central Valley Community Bancorp a termination fee of $1,115,828 if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with Folsom Lake Bank from pursuing such a transaction.

The foregoing discussion of the information and factors considered by the Folsom Lake Bank board of directors is not intended to be exhaustive, but includes the material factors considered by the Folsom Lake Bank board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Folsom Lake Bank board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Folsom Lake Bank board of directors considered all these factors as a whole, including discussions with, and questioning of Folsom Lake Bank’s management and Folsom Lake Bank’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
Folsom Lake Bank’s board of directors unanimously approved the merger agreement and unanimously recommends that Folsom Lake Bank’s shareholders vote “FOR” the approval of the Folsom Lake Bank merger proposal.
This summary of the reasoning of Folsom Lake Bank’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 13.
Each of the directors and executive officers of Folsom Lake Bank has entered into a cooperation agreement with Central Valley Community Bancorp, pursuant to which they have agreed to vote “FOR” the merger proposal. For more information regarding the cooperation agreements, see the section entitled “The Merger—Cooperation Agreements” beginning on page 48.
Opinion of Folsom Lake Bank’s Financial Advisor
Folsom Lake Bank retained Sandler O’Neill to act as an independent financial advisor to Folsom Lake Bank’s board of directors in connection with Folsom Lake Bank’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Sandler O’Neill acted as an independent financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the April 27, 2017 meeting at which Folsom Lake Bank’s board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to Folsom Lake Bank’s board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of April 27, 2017, the exchange ratio provided for in the merger agreement was fair to the holders of Folsom Lake Bank common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Folsom Lake Bank common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Folsom Lake Bank’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Folsom Lake Bank as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Folsom Lake Bank common stock and does not address the underlying business decision of Folsom Lake Bank to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Folsom Lake Bank or the effect of any other transaction in which Folsom Lake Bank might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Folsom Lake Bank or Central Valley Community Bancorp. (or, for the purposes of this section, “CVCY”), or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the exchange ratio to be received by the holders of Folsom Lake Bank common stock. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.
In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the Agreement, dated April 27, 2017;

•	certain publicly available financial statements and other historical financial information of Folsom Lake Bank that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of CVCY that Sandler O’Neill deemed relevant;

•	internal financial projections for Folsom Lake Bank for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Folsom Lake Bank;

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publicly available mean analyst earnings per share estimates for CVCY for the years ending December 31, 2017 and December 31, 2018, as well as estimated long-term earnings per share and asset growth rates for the years thereafter, as provided by the senior management of CVCY;

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the pro forma financial impact of the merger on CVCY based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of CVCY, as well as financial projections for Folsom Lake Bank for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Folsom Lake Bank and adjusted by the senior management of CVCY;

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the publicly reported historical price and trading activity for Folsom Lake Bank and CVCY common stock, including a comparison of certain stock market information for Folsom Lake Bank and CVCY common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Folsom Lake Bank and CVCY with similar institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the banking industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.
Sandler O’Neill also discussed with certain members of the senior management of Folsom Lake Bank the business, financial condition, results of operations and prospects of Folsom Lake Bank and held similar discussions with certain members of the senior management of CVCY and its representatives regarding the business, financial condition, results of operations and prospects of CVCY.
In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Folsom Lake Bank or CVCY or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of Folsom Lake Bank and CVCY that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Folsom Lake Bank, CVCY or CVCY’s subsidiary, CVC Bank, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Folsom Lake Bank, CVCY or CVC Bank. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Folsom Lake Bank or CVCY, or the combined entity after the merger and Sandler O’Neill did not review any individual credit files relating to Folsom Lake Bank, CVCY or CVC Bank. Sandler O’Neill assumed, with Folsom Lake Bank’s consent, that the respective allowances for loan losses for both Folsom Lake Bank and CVCY were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used internal financial projections for Folsom Lake Bank for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Folsom Lake Bank. In addition, in preparing its analyses Sandler O’Neill used publicly available mean analyst earnings per share estimates for CVCY for the years ending December 31, 2017 and December 31, 2018, as well as estimated long-term earnings per share and asset growth rates for the years thereafter, as provided by the senior management of CVCY. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of CVCY, as well as financial projections for Folsom Lake Bank for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Folsom Lake Bank and adjusted by the senior management of CVCY. With respect to the foregoing information, the respective managements of Folsom Lake Bank and CVCY confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements of the future financial performance of Folsom Lake Bank and CVCY, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such projections, estimates or judgments, or the assumptions on which they were based. Sandler O’Neill also assumed that there had been no material change in Folsom Lake Bank’s or CVCY’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to their analysis that Folsom Lake Bank and CVCY would remain as going concerns for all periods relevant to their analyses.
Sandler O’Neill also assumed, with Folsom Lake Bank’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Folsom Lake Bank, CVCY or the merger or any related transaction, (iii) the merger and any related transaction would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Folsom Lake Bank’s consent, Sandler O’Neill relied upon the advice that Folsom Lake Bank received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.
Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading values of Folsom Lake Bank common stock or CVCY common stock at any time or what the value of CVCY common stock would be once it is actually received by the holders of Folsom Lake Bank common stock.
In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to Folsom Lake Bank’s board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Folsom Lake Bank or CVCY and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Folsom Lake Bank and CVCY and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Folsom Lake Bank, CVCY and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Folsom Lake Bank’s board of directors at its April 27, 2017 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Folsom Lake Bank common stock or the prices at which Folsom Lake Bank common stock or CVCY common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Folsom Lake Bank’s board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the exchange ratio or the decision of Folsom Lake Bank’s board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between Folsom Lake Bank and CVCY.
Summary of Implied Exchange Ratio and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed merger. Subject to certain adjustment and termination provisions, as more fully described in the merger agreement, at closing, holders of Folsom Lake Bank common stock will receive a fraction of a share of the common stock of CVCY stock equal to the exchange ratio. Based on the closing price of CVCY common stock on April 26, 2017 of $23.64 and a per share exchange ratio of 0.8000, Sandler O’Neill calculated an implied transaction price per share of Folsom Lake Bank common stock of $18.91 and an aggregate implied transaction value of approximately $33.9 million in exchange for all Folsom Lake Bank common stock and options issued and outstanding as of March 31, 2017. Based upon historical financial information for Folsom Lake Bank as of or for the last twelve months (“LTM”) ended March 31, 2017 and estimated earnings per share for the year ending December 31, 2017, as provided by Folsom Lake Bank senior management, Sandler O’Neill calculated the following implied transaction metrics.

Transaction Price / Last Twelve Months Earnings Per Share of Folsom Lake Bank:	28.6x
Transaction Price / 2017 Management Estimated Earnings Per Share¹:	26.3x
Transaction Price / Book Value Per Share of Folsom Lake Bank:	173%
Transaction Price / Tangible Book Value Per Share of Folsom Lake Bank:	173%
Core Deposit Premium²:	8.7%
One Day Market Premium to April 26, 2017 Folsom Lake Bank Closing Stock Price:	57.6%
_______________
Note: 1. Provided by Folsom Lake Bank’s senior management 2. Core deposits calculated as total deposits less CD’s greater than $100,000

Folsom Lake Bank Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for Folsom Lake Bank with a group of financial institutions selected by Sandler O’Neill (the “Folsom Lake Bank California Peer Group”). The Folsom Lake Bank California Peer Group consisted of publicly traded banks headquartered in California with assets between $150 million and $250 million and with LTM ROAA greater than 0.0%, excluding announced merger targets. The Folsom Lake Bank California Peer Group consisted of the following companies:

Community Bank of the Bay¹	Cornerstone Community Bancorp
Bank of Napa, N.A.	US Metro Bank¹
Pacific Valley Bank¹	Partners Bank of California¹
Summit Bancshares, Inc.¹	Chino Commercial Bancorp
Lighthouse Bank	CMUV Bancorp
Americas United Bank¹	Golden State Bancorp¹
Northern California National Bank	CalWest Bankcorp¹
Golden Valley Bank
_______________
Note:    1: Financial data as of or for the period ended December 31, 2016
The analysis compared publicly available financial information for Folsom Lake Bank as of or for the last twelve months (“LTM”) period ended March 31, 2017 with the corresponding publicly available data for the Folsom Lake Bank California Peer Group as of or for the LTM period ended March 31, 2017 (unless otherwise noted), with pricing data as of April 26, 2017. The table below sets forth the data for Folsom Lake Bank (referred to in the following tables as, “FOLB”) and the high, low, median and mean data for the Folsom Lake Bank California Peer Group.

			Folsom Lake Bank California Peer Group
	FOLB		Mean		Median		High		Low

Total Assets (in millions)		$203		$211		$216		$249		$158
Market Value (in millions)		$19		$27		$26		$44		$12
Price/Tangible Book Value		110%		119%		109%		211%		93%
Price/LTM Earnings Per Share	19.2	x	18.4	x	16.1	x	38.3	x	8.1	x
Current Dividend Yield		0.00%		0.48%		0.00%		1.78%		0.00%
One-Year Stock Price Change		37.1%		33.1%		31.4%		109.0%		(40.6)%
LTM Efficiency Ratio		75%		70%		70%		96%		52%
LTM Net Interest Margin		3.31%		3.69%		3.73%		5.00%		2.36%
LTM Return on Average Assets		0.52%		0.71%		0.74%		1.30%		0.02%
LTM Return on Average Tangible Common Equity		5.8%		6.7%		7.2%		11.2%		0.3%
Tangible Common Equity/Tangible Assets		8.6%		10.7%		10.7%		20.6%		7.0%
CRE Concentration Ratio²		418%		275%		289%		458%		115%
Loans/Deposits		72%		79%		87%		96%		43%
Non-performing Assets/Total Assets		0.00%		0.68%		0.28%		3.99%		0.00%
_______________ Note: 2: CRE Concentration ratio as of December 31, 2016.

Folsom Lake Bank Stock Trading History. Sandler O’Neill reviewed the historical stock price performance of Folsom Lake Bank common stock for the one-year and three-year periods ended April 26, 2017. Sandler O’Neill then compared the relationship between the stock price performance of Folsom Lake Bank’s common stock to movements in its peer group (as described above) as well as certain stock indices.
Folsom Lake Bank One-Year Stock Price Performance

	Beginning April 26, 2016	Ending April 26, 2017
Folsom Lake Bank	100.0%	137.1%
Folsom Lake Bank California Peer Group	100.0%	131.4%
NASDAQ Index	100.0%	123.3%
S&P 500 Index	100.0%	114.1%

Folsom Lake Bank Three-Year Stock Price Performance

	Beginning April 26, 2014	Ending April 26, 2017
Folsom Lake Bank	100.0%	149.8%
Folsom Lake Bank California Peer Group	100.0%	152.4%
NASDAQ Index	100.0%	147.9%
S&P 500 Index	100.0%	127.7%

Folsom Lake Bank Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of Folsom Lake Bank common stock assuming Folsom Lake Bank performed in accordance with internal financial projections for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Folsom Lake Bank. To approximate the terminal value of a share of Folsom Lake Bank common stock at December 31, 2021, Sandler O’Neill applied price to 2021 earnings per share multiples ranging from 13.0x to 23.0x and price to December 31, 2021 tangible book value per share multiples ranging from 95% to 145%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Folsom Lake Bank common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Folsom Lake Bank common stock of $9.01 to $18.85 when applying multiples of earnings per share and $8.04 to $14.52 when applying multiples of tangible book value per share.
Earnings Per Share Multiples

Discount Rate	13.0x	15.0x	17.0x	19.0x	21.0x	23.0x
11.0%	$10.66	$12.30	$13.93	$15.57	$17.21	$18.85
12.0%	$10.21	$11.78	$13.35	$14.92	$16.50	$18.07
13.0%	$9.79	$11.30	$12.80	$14.31	$15.81	$17.32
14.0%	$9.39	$10.83	$12.28	$13.72	$15.17	$16.61
15.0%	$9.01	$10.39	$11.78	$13.16	$14.55	$15.93

Tangible Book Value Per Share Multiples

Discount Rate	95%	105%	115%	125%	135%	145%
11.0%	$9.51	$10.51	$11.51	$12.51	$13.51	$14.52
12.0%	$9.11	$10.07	$11.03	$11.99	$12.95	$13.91
13.0%	$8.74	$9.66	$10.58	$11.50	$12.42	$13.33
14.0%	$8.38	$9.26	$10.14	$11.02	$11.91	$12.79
15.0%	$8.04	$8.88	$9.73	$10.58	$11.42	$12.27

Sandler O’Neill also considered and discussed with the Folsom Lake Bank board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Folsom Lake Bank’s net income varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Folsom Lake Bank common stock, applying the price to 2021 earnings per share multiples range of 13.0x to 23.0x referred to above and a discount rate of 12.61%.
Earnings Per Share Multiples

Variance to Net Income Forecast	13.0x	15.0x	17.0x	19.0x	21.0x	23.0x
(20.00)%	$7.96	$9.19	$10.41	$11.64	$12.86	$14.08
(10.00)%	$8.96	$10.33	$11.71	$13.09	$14.47	$15.85
0.0%	$9.95	$11.48	$13.01	$14.54	$16.08	$17.61
10.0%	$10.95	$12.63	$14.31	$16.00	$17.68	$19.37
20.0%	$11.94	$13.78	$15.62	$17.45	$19.29	$21.13

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Analysis of Selected Merger Transactions. Sandler O’Neill reviewed two groups of selected merger and acquisition transactions involving U.S. banks (the “Nationwide Precedent Transactions” and the “Western Region Precedent Transactions”). The Nationwide Precedent Transactions group consisted of bank transactions announced between January 1, 2016 and April 26, 2017 with disclosed deal values, target assets between $150 million and $250 million, and target Non-Performing Assets/Assets ratio less than 3.0%. The Western Region Precedent Transactions group consisted of bank transactions announced between January 1, 2015 and April 26, 2017 with disclosed deal values, target assets between $100 million and $250 million, and target Non-Performing Assets/Assets ratio less than 3.0%.

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
National Commerce Corporation	Patriot Bank
First Bank	Bucks County Bank
Investar Holding Corporation	Citizens Bancshares, Inc.
West Town Bancorp, Inc.	Sound Banking Company
First Guaranty Bancshares, Inc.	Premier Bancshares, Inc.
Investor Group	Bank Management, Inc.
Southern Missouri Bancorp, Inc.	Tammcorp, Inc.
Texas State Bankshares, Inc.	Blanco National Holdings, Inc.
Trustmark Corporation	RB Bancorporation
T Acquisition, Inc.	T Bancshares, Inc.
Heartland Financial USA, Inc.	Founders Bancorp
Independent Bank Corp.	Island Bancorp, Inc.
Stonegate Bank	Insignia Bank
Middlefield Banc Corp.	Liberty Bank, National Association
OakStar Bancshares, Inc.	Bancshares of Urbana, Inc.
Pinnacle Financial Corporation	Independence Bank of Georgia
Central Valley Community Bancorp	Sierra Vista Bank
First Interstate BancSystem, Inc.	Flathead Bank of Bigfork, Montana
County Bank Corp	Capac Bancorp, Inc.
Citizens Community Bancorp, Inc.	Community Bank of Northern Wisconsin
State Bank Corp.	Country Bank

The Western Region Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Northwest Bancorporation, Inc.	CenterPointe Community Bank
Heartland Financial USA, Inc.	Founders Bancorp
Commencement Bank	Thurston First Bank
Central Valley Community Bancorp	Sierra Vista Bank
Cascade Bancorp	Prime Pacific Financial Services
First Interstate BancSystem, Inc.	Flathead Bank of Bigfork, Montana
Private Investor - Mr. Sai Yung Chung	Eastern International Bank
State Bank Corp.	Country Bank
Sierra Bancorp	Coast Bancorp
Pacific Commerce Bancorp	ProAmérica Bank
HomeStreet, Inc.	Orange County Business Bank
California Bank of Commerce	Pan Pacific Bank
American Riviera Bank	Bank of Santa Barbara
Northwest Bancorporation, Inc.	Fairfield Financial Holdings Corp.
Heartland Financial USA, Inc.	First Scottsdale Bank, National Association
FNB Bancorp	America California Bank

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to tangible book value per share, tangible book value premium to core deposits and one-day market premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Western Region Precedent Transactions group as well the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	FOLB/CVCY	Mean		Median		High		Low

Transaction Price / LTM Earnings Per Share:	28.6x	22.9	x	20.3	x	49.2	x	10.0	x
Transaction Price/ Tangible Book Value Per Share:	173%	128%		131%		157%		86%
Tangible Book Value Premium to Core Deposits:	8.7%	6.3%		6.2%		17.2%		(1.1)%
1-Day Market Premium	57.6%	44.9%		44.2%		108.1%		0.8%

		Western Region Precedent Transactions
	FOLB/CVCY	Mean		Median		High		Low

Transaction Price / LTM Earnings Per Share:	28.6x	24.8	x	23.3	x	50.0	x	12.5	x
Transaction Price/ Tangible Book Value Per Share:	173%	127%		123%		177%		89%
Tangible Book Value Premium to Core Deposits:	8.7%	5.7%		4.7%		19.8%		(1.6)%
1-Day Market Premium	57.6%	43.2%		40.0%		78.0%		13.8%

CVCY Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for CVCY with a group of financial institutions selected by Sandler O’Neill (the “CVCY Peer Group”). The CVCY Peer Group consisted of major exchange traded banks headquartered in California with assets between $1 billion and $4 billion, excluding announced merger targets. The CVCY Peer Group consisted of the following companies:

First Foundation Inc.	Bank of Marin Bancorp
Preferred Bank	FNB Bancorp ¹
Heritage Commerce Corp ¹	Pacific Mercantile Bancorp
Sierra Bancorp ¹	Bank of Commerce Holdings
_______________
Note:    1: Financial data as of or for the period ended December 31, 2016

The analysis compared publicly available financial information for CVCY as of or for the LTM period ended March 31, 2017 with the corresponding publicly available data for the CVCY Peer Group as of or for the LTM period ended March 31, 2017 (unless otherwise noted), with pricing data as of April 26, 2017. The table below sets forth the data for CVCY and the high, low, median and mean data for the CVCY Peer Group.
CVCY Comparable Company Analysis

			CVCY Peer Group
	CVCY		Mean		Median		High		Low

Total Assets (in millions)	$1,460		$2,156		$2,017		$3,688		$1,143
Market Value (in millions)	$288		$402		$392		$801		$154
Price/Tangible Book Value	225%		204%		184%		273%		164%
Price/LTM Earnings Per Share	22.5	x	20.0	x	20.4	x	21.1	x	18.1	x
Price/Mean Analyst 2017E Earnings Per Share¹	18.4	x	18.2	x	18.3	x	20.5	x	14.1	x
Price/Mean Analyst 2018E Earnings Per Share¹	16.9	x	15.7	x	15.6	x	18.8	x	12.4	x
Current Dividend Yield	1.0%		1.3%		1.4%		2.7%		0.0%
One-Year Stock Price Change	91.1%		46.9%		45.5%		77.0%		8.0%
LTM Net Interest Margin	4.10%		3.71%		3.83%		4.12%		3.08%
LTM Efficiency Ratio	65%		64%		64%		93%		38%
LTM Return on Average Assets	0.90%		0.72%		0.95%		1.30%		(1.05)%
LTM Return on Average Tangible Common Equity	10.2%		8.0%		9.8%		12.8%		(10.0)%
Tangible Common Equity/Tangible Assets	9.1%		8.9%		8.6%		11.2%		7.9%
CRE Concentration Ratio²	211%		306%		288%		592%		157%
Loans/Deposits	60%		84%		82%		111%		67%
NPAs/Assets	0.39%		0.98%		1.01%		2.18%		0.13%
_______________
Note:
1)    Based on publicly available mean analyst earnings per share estimates.
2)    CRE Concentration as of December 31, 2016.

CVCY Stock Trading History. Sandler O’Neill reviewed the historical stock price performance of CVCY common stock for the one and three-year periods ended April 26, 2017. Sandler O’Neill then compared the relationship between the stock price performance of CVCY’s common stock to movements in its peer group (as described above) as well as certain stock indices.
CVCY One-Year Stock Price Performance

	Beginning April 26, 2016	Ending April 26, 2017
CVCY	100.0%	191.1%
CVCY Peer Group	100.0%	148.4%
NASDAQ Index	100.0%	123.3%
S&P 500 Index	100.0%	114.1%

CVCY Three-Year Stock Price Performance

	Beginning April 26, 2014	Ending April 26, 2017
CVCY	100.0%	200.2%
CVCY Peer Group	100.0%	174.0%
NASDAQ Bank Index	100.0%	147.9%
S&P 500 Index	100.0%	127.7%

CVCY Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of CVCY common stock assuming that CVCY performed in accordance with publicly available consensus mean analyst earnings per share estimates for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate for CVCY for the years thereafter, as provided by the senior management of CVCY. To approximate the terminal value of CVCY common stock at December 31, 2021, Sandler O’Neill applied price to 2021 earnings per share multiples ranging from 17.50x to 20.50x and price to December 31, 2021 tangible book value per share multiples ranging from 160% to 240%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CVCY common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of CVCY common stock of $16.28 to $23.93 when applying multiples of earnings per share and $14.70 to $26.62 when applying multiples of tangible book value per share.
Earnings Per Share Multiples

Discount Rate	17.50x	18.25x	19.00x	19.75x	20.50x
10.0%	$20.56	$21.41	$22.25	$23.09	$23.93
11.0%	$19.72	$20.52	$21.33	$22.14	$22.94
12.0%	$18.40	$19.68	$20.46	$21.23	$22.00
13.0%	$17.66	$18.89	$19.63	$20.37	$21.11
14.0%	$16.95	$18.13	$18.84	$19.55	$20.26
15.0%	$16.28	$17.41	$18.09	$18.77	$19.45

Tangible Book Value Per Share Multiples

Discount Rate	160%	180%	200%	220%	240%
10.0%	$18.06	$20.20	$22.34	$24.48	$26.62
11.0%	$17.31	$19.37	$21.42	$23.47	$25.52
12.0%	$16.61	$18.58	$20.54	$22.51	$24.47
13.0%	$15.94	$17.82	$19.71	$21.59	$23.48
14.0%	$15.30	$17.11	$18.92	$20.72	$22.53
15.0%	$14.70	$16.43	$18.16	$19.90	$21.63

Sandler O’Neill also considered and discussed with the Folsom Lake Bank board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming CVCY’s net income varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for CVCY common stock, applying the price to 2021 earnings per share multiples range of 17.50x to 20.50x referred to above and a discount rate of 12.61%.
Earnings Per Share Multiples

Variance to Net Income Forecast	17.50x	18.25	19.00x	19.75x	20.50x
(20.00)%	$14.93	$15.53	$16.13	$16.73	$17.34
(10.00)%	$16.68	$17.36	$18.04	$18.72	$19.39
0.0%	$18.44	$19.19	$19.95	$20.70	$21.45
10.0%	$20.20	$21.03	$21.85	$22.68	$23.51
20.0%	$21.96	$22.86	$23.76	$24.67	$25.57

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger. In performing this analysis, Sandler O’Neill utilized the following information and assumptions: (i) the merger closes on September 30, 2017; (ii) certain internal financial projections for Folsom Lake Bank for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Folsom Lake Bank and adjusted by the senior management of CVCY; (iii) publicly available consensus mean analyst earnings per share estimates for CVCY for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate for CVCY for the years thereafter, as provided by the senior management of CVCY and its representatives; and (iv) certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of CVCY and its representatives. The analysis indicated that the merger could be accretive to CVCY’s earnings per share (excluding one-time transaction costs and expenses) in the years ended December 31, 2018 through December 31, 2021, and dilutive to CVCY’s estimated tangible book at close and at the year end of 2018.
In connection with this analysis, Sandler O’Neill considered and discussed with the Folsom Lake Bank board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Sandler O’Neill’s Relationship. Sandler O’Neill acted as Folsom Lake Bank’s financial advisor in connection with the merger and will receive a fee for its services in an amount equal to 1.60% of the aggregate purchase price, which fee at the time of announcement was approximately $542,000. Sandler O’Neill’s transaction fee is contingent upon consummation of the merger. Sandler O’Neill also received a fee for rendering its opinion, which fairness opinion fee will be credited in full towards the fee becoming due and payable to Sandler O’Neill on the day of closing of the merger. Folsom Lake Bank has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement. In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill did not provide any other investment banking services to Folsom Lake Bank, nor did Sandler O’Neill provide any investment banking services to CVCY in the two years preceding the date thereof. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to CVCY and its affiliates. Sandler O’Neill may also actively trade the equity and debt securities of CVCY or its affiliates for Sandler O’Neill’s own account and for the accounts of Sandler O’Neill’s customers.
Material United States Federal Income Tax Consequences
The following is a general description of the anticipated material U.S. federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code, the United States federal income tax regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial authorities and published positions of the Internal Revenue Service, all as currently in effect and all of which are subject to change. Accordingly, the U.S. federal income tax consequences of the merger to the holders of Folsom Lake Bank common stock could differ from those described below.
Except as specifically stated herein, this discussion is limited to U.S. holders (as defined below) that hold shares of Folsom Lake Bank common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code for U.S. federal income tax purposes. This discussion does not address the tax consequences applicable to Folsom Lake Bank shareholders that are not U.S. holders, nor does it address all of the tax consequences that may be relevant to particular U.S. holders that are subject to special treatment under U.S. federal income tax laws, including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations, regulated investment companies, real estate investment trusts, dealers in securities or currencies, U.S. persons whose functional currency is not the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting, persons that hold Folsom Lake Bank common stock as part of a straddle, hedge, constructive sale or conversion transaction, certain former citizens and long-term residents of the United States, U.S. persons owning 5% or more of Folsom Lake Bank common stock or who are affiliates of Folsom Lake Bank and U.S. holders that acquired their shares of Folsom Lake Bank common stock through the exercise of an employee stock option or otherwise as compensation.
If a partnership or other entity taxed as a partnership holds Folsom Lake Bank common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships holding

Folsom Lake Bank common stock and partners in such partnerships should consult with their tax advisors about the tax consequences of the merger to them.
This discussion neither addresses the tax consequences of the merger under state, local or foreign tax laws nor any U.S. federal tax consequences other than income tax, including, but not limited to, U.S. federal gift tax and estate tax consequences. This discussion also does not address the tax consequences of any transaction other than the merger.
For purposes of this section, the term “U.S. holder” means a beneficial owner of Folsom Lake Bank common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or a political subdivision thereof, (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source, or (iv) a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or that has validly elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.
Tax Consequences of the Merger
The merger has been structured to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes. Buchalter, a professional corporation, and Katten Muchin Rosenman, LLP, special tax counsel to Folsom Lake Bank, have each agreed to deliver an opinion, dated the closing date of the merger, to the effect that the merger will be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The opinions will assume that the merger will be completed according to the terms of the merger agreement without waiver or modification of any provision thereof. The opinions will rely on the facts as stated in the merger agreement, the Registration Statement on Form S-4 filed by Central Valley Community Bancorp in connection with the merger (of which this proxy statement/prospectus is a part) and certain other documents. In rendering the opinions, counsel will rely on the representations of Folsom Lake Bank, Central Valley Community Bancorp, and CVC Bank, to be delivered at the time of closing (and counsel will assume that any representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). If any assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinions will be based on statutory, regulatory and judicial authority existing as of the date of the opinion.
An opinion of counsel represents such counsel’s best legal judgment, but is not binding on the Internal Revenue Service or on any court. Neither Folsom Lake Bank, Central Valley Community Bancorp nor CVC Bank intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the opinions.
Based on representations to be contained in representation letters of officers of Folsom Lake Bank, Central Valley Community Bancorp, and CVC Bank all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the other matters set forth above, it is the respective opinions of Buchalter a professional corporation, and Katten Muchin Rosenman, LLP that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Based upon the foregoing, the material U.S. federal income tax consequences of the merger will be as described below.
Tax Consequences of the Merger for Folsom Lake Bank
Except as described below under “—Cash in Lieu of Fractional Shares of Central Valley Community Bancorp,” a U.S. holder that exchanges all of its shares of Folsom Lake Bank common stock for shares of Central Valley Community Bancorp common stock pursuant to the merger will not recognize gain or loss in connection with such exchange.
A U.S. holder’s aggregate tax basis in the Central Valley Community Bancorp common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under “—Cash in Lieu of Fractional Shares of Central Valley Community Bancorp,” will equal such U.S. holder’s aggregate tax basis in the Folsom Lake Bank common stock surrendered by such U.S. holder in the merger. The holding period for the shares of Central Valley Community Bancorp common stock received by such U.S. holder in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under “—Cash in Lieu of Fractional Shares of Central Valley Community Bancorp,” will include the holding period for the shares of Folsom Lake Bank common stock exchanged therefor. If a U.S.

holder acquired different blocks of Folsom Lake Bank common stock at different times or different prices, such holder’s tax basis and holding periods may be determined with reference to each block of Folsom Lake Bank common stock.
Cash in Lieu of Fractional Shares of Central Valley Community Bancorp
A U.S. holder that receives cash instead of a fractional share of Central Valley Community Bancorp common stock will be treated as having received the fractional share of Central Valley Community Bancorp common stock pursuant to the merger and then having exchanged the fractional share of Central Valley Community Bancorp common stock for cash in a redemption by Central Valley Community Bancorp. This deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of Folsom Lake Bank common stock allocable to such fractional interest. Such gain or loss will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Folsom Lake Bank common stock exchanged by such U.S. holder is greater than one year as of the effective time of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax on “net investment income” as provided in Section 1411 of the Internal Revenue Code.
Notwithstanding the previous paragraph, if the receipt of the cash is deemed to be essentially equivalent to the distribution of a dividend to the U.S. holder, the gain would be treated as dividend income. A dividend from Central Valley Community Bancorp would generally be treated as a “qualified dividend” and, as such, taxed at the same rates applicable to long-term capital gains.
Dissenting Shareholders
A dissenting U.S. holder who exchanges all of the holder’s shares of Folsom Lake Bank common stock for cash generally will recognize capital gain or loss equal to the difference between (i) the amount of cash received by the holder and (ii) the holder’s adjusted tax basis in the Folsom Lake Bank common stock exchanged therefor. Such gain or loss generally will constitute capital gain or loss and, if the holder held the shares for more than one year at the effective time of the exchange, will be long-term capital gain or loss. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax on “net investment income” as provided in Section 1411 of the Internal Revenue Code.
Information Reporting and Backup Withholding
Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a current rate of 28% of the cash payable to the U.S. holder, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.
THE FOREGOING IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO FOLSOM LAKE BANK SHAREHOLDERS. FOLSOM LAKE BANK SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER TO THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.
Accounting Treatment of the Merger
The merger will be accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles accepted in the United States of America. Under this method, Folsom Lake Bank’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Central Valley Community Bancorp. Any excess between the purchase price for Folsom Lake Bank and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with FASB Accounting Standards Codification

(ASC) Topic 350, “Intangibles—Goodwill and Other,” the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other identified intangibles with definite useful lives recorded by Central Valley Community Bancorp in connection with the merger will be amortized to expense. The financial statements of Central Valley Community Bancorp after the merger will reflect the results attributable to the acquired operations of Folsom Lake Bank beginning on the date of completion of the merger.
Resale of Central Valley Community Bancorp Common Stock
The shares of Central Valley Community Bancorp common stock that you receive as a result of the merger will be registered under the Securities Act of 1933 as amended, or the Securities Act. You may freely trade these shares of Central Valley Community Bancorp common stock if you are not considered an “affiliate” of Central Valley Community Bancorp, as that term is defined in the federal securities laws. Generally, an “affiliate” of Central Valley Community Bancorp is any person or entity directly or indirectly controlling or who is controlled by Central Valley Community Bancorp. Central Valley Community Bancorp’s affiliates generally include directors, certain executive officers and holders of 10% or more of Central Valley Community Bancorp’s common stock.
Regulatory Approvals Required for the Merger
Completion of the merger is subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement from the Federal Deposit Insurance Corporation, which we refer to as the FDIC, and the California Department of Business Oversight and the expiration of any applicable statutory waiting periods in each case subject to the condition that none of the approvals shall contain any “burdensome condition”. The merger agreement defines a “burdensome condition” to mean any condition that would, or would be reasonably likely to, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that a party would not have entered into the merger agreement had such conditions, restrictions or requirements been known at the date of execution of the merger agreement. Each of Central Valley Community Bancorp and Folsom Lake Bank have agreed to take all actions that are necessary, proper and advisable in connection with obtaining all regulatory approvals, and have agreed to fully cooperate with the other in the preparation and filing of the applications and other documents necessary to complete the transactions contemplated by the merger. Central Valley Community Bancorp, CVC Bank and Folsom Lake Bank have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.
Although the parties currently believe they should be able to obtain all required regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after the completion of the merger or will contain a burdensome condition.
Federal Deposit Insurance Corporation Application Under the Bank Merger Act
Because CVC Bank is a state bank regulated by the FDIC, prior approval to the merger of Folsom Lake Bank with and into CVC Bank is required from the FDIC, pursuant to Section 18(c) of the Federal Deposit Insurance Act, which we refer to as the Bank Merger Act (12 U.S.C. Section 1828(c)). In evaluating an application filed under the Bank Merger Act, the FDIC is required to take into consideration (i) the competitive impact of the proposed transactions, (ii) financial and managerial resources and future prospects of the banks party to the merger, (iii) the convenience and needs of the communities served by the banks and their compliance with the Community Reinvestment Act, (iv) the banks’ effectiveness in combating money-laundering activities, and (v) the extent to which the proposed transactions would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review under the Bank Merger Act, the FDIC provides an opportunity for public comment on the application for the merger and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.
Transactions approved by the FDIC under the Bank Merger Act generally may not be completed until thirty days after the approval of the FDIC is received, during which time the Department of Justice may challenge the transaction on antitrust grounds. With the approval of the FDIC and the concurrence of the Department of Justice, the waiting period may be reduced to no less than fifteen days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve, and thus it is possible that the Department of Justice could reach a different conclusion than the FDIC does regarding the merger’s effects on competition. A determination by the Department of Justice not to object to the merger may not prevent the filing of antitrust actions by private persons or the state attorney general.
California Department of Business Oversight Applications
The prior approval of the California Department of Business Oversight will be required under Section 4880 et seq. of the California Financial Code to merge Folsom Lake Bank with and into CVC Bank.
In reviewing the merger of Folsom Lake Bank with and into CVC Bank, the Department of Business Oversight will consider (i) the competitive impact of the merger, (ii) the adequacy of the surviving depository corporation’s shareholders’ equity and financial condition, (iii) whether the directors and executive officers of the surviving depository institution will be satisfactory, (iv) whether the surviving depository corporation will afford reasonable promise of successful operation and whether it is reasonable to believe that the surviving depository corporation will be operated in a safe and sound manner and in compliance with all applicable laws, and (v) whether the merger is fair, just and equitable to the disappearing depository corporations and the surviving depository corporations.
Additional Regulatory Approvals, Notices and Filings
Additional notifications, filings and/or applications will be submitted to various other federal and state regulatory authorities and self-regulatory organizations in connection with the merger.
Although Central Valley Community Bancorp and Folsom Lake Bank expect to obtain the required regulatory approvals, there can be no assurances as to if, or when, these regulatory approvals will be obtained, the terms and conditions on which the approvals may be granted, or whether there will be litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of any such challenge.
Management and Board of Directors of Central Valley Community Bancorp After the Merger
Upon completion of the merger, the composition of the board of directors of the combined company will be the same as the current board of Central Valley Community Bancorp. The Central Valley Community Bancorp board of directors currently consists of nine directors and, upon the completion of the merger, they will continue as the members of the board of directors.
The current executives and senior officers of Central Valley Community Bancorp and CVC Bank will continue in their current positions. Information about the current Central Valley Community Bancorp directors and executive officers can be found in the documents listed under the section entitled “Where You Can Find More Information” beginning on page 65.
Interests of Folsom Lake Bank Directors and Executive Officers in the Merger
In considering the recommendation of the Folsom Lake Bank board of directors with respect to the merger, Folsom Lake Bank shareholders should be aware that the executive officers and directors of Folsom Lake Bank have certain interests in the merger that may be different from, or in addition to, the interests of Folsom Lake Bank shareholders generally. The Folsom Lake Bank board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and making its recommendation that Folsom Lake Bank shareholders vote to approve the merger proposal. These interests are described in further detail below.
Stock Ownership
The directors and executive officers of Folsom Lake Bank beneficially owned (excluding options) as of the record date, a total of 368,159 shares of Folsom Lake Bank common stock, representing approximately 23.1% of the total outstanding shares of Folsom Lake Bank common stock. Each of the directors of Folsom Lake Bank has entered into a cooperation agreement with Central Valley Community Bancorp pursuant to which, among other things, the directors have agreed to vote any shares they beneficially own in favor of the merger proposal. The directors and executive officers of Folsom Lake Bank will receive the same per share merger consideration as the other shareholders of Folsom Lake Bank.

Stock Options
Each outstanding and unexercised option to acquire shares of Folsom Lake Bank common stock will be assumed by Central Valley Community Bancorp and converted automatically into a fully-vested option to purchase shares of Central Valley Community Bancorp common stock, which is referred to as an assumed Folsom option. The number of shares of Central Valley Community Bancorp common stock subject to such assumed Folsom option will be equal to the number of shares of Folsom Lake Bank common stock subject to such assumed Folsom option immediately prior to the closing of the merger multiplied by the exchange ratio of 0.80, provided that any fractional shares of Central Valley Community Bancorp common stock resulting from such multiplication shall be rounded down to the nearest share. The per share exercise price under each such assumed Folsom option will be adjusted by dividing the per share exercise price under each such assumed Folsom option by the exchange ratio, provided that such exercise price will be rounded up to the nearest cent.
The directors and executive officers of Folsom Lake Bank hold options to purchase an aggregate of 287,000 shares of common stock of Folsom Lake Bank which are exercisable or will become exercisable at the effective time of the merger.
The following table sets certain information with respect to the current options held by the executive officers of Folsom Lake Bank and the dollar value of the assumed Folsom options to be received by the executive officers upon the consummation of the merger. Since all of the options held by the executive officers are currently fully vested, the value of the assumed Folsom options (i.e., value received by the executive officer as a result of the merger) is $0.00.

Executive Officer	Options Vested At April 27, 2017	Options that Will Vest as a Result of Merger	Total Options	Dollar Value of Assumed Options
Robert J. Flautt	78,750	—	78,750	$—
Blaine C. Lauhon	42,500	—	42,500	$—
John R. Olson	43,000	—	43,000	$—
Carrie Reginato	22,500	—	22,500	$—

The following table sets forth certain information with respect to the current options held by the non-employee directors of Folsom Lake Bank and the dollar value of the assumed Folsom options to be received by the non-employee directors upon consummation of the merger. The value of the assumed Folsom options (i.e., value received by the directors as a result of the merger) held by directors who hold fully vested options is $0.00. The value of the assumed Folsom options to be received by directors who hold options that will accelerate and vest as a result of the merger is calculated assuming the closing share price of Central Valley Community Bancorp common stock of $23.43 on April 27, 2017, the last trading day before the announcement of the merger, and is calculated based on the difference between the per share merger consideration and the exercise price of the options that will be accelerated as a result of the merger.

Director	Options Vested At April 27, 2017	Options that Will Vest as a Result of Merger	Total Options	Dollar Value of Assumed Options
Howard J. Dangerfield	1,000	1,500	2,500	$15,930
David J. Doherty	11,000	—	11,000	$—
John H. Freeman, III	2,000	3,000	5,000	$31,860
Lynn S. Judd	11,000	—	11,000	$—
John F. Messner	11,500	—	11,500	$—
Renee C. Nash	—	5,000	5,000	$50,950
Donald W. Reid	11,500	—	11,500	$—
Paul D. Reiken	11,000	—	11,000	$—
David J. West	26,750	—	26,750	$—
Randall R. Wilson	2,000	3,000	5,000	$31,860

Change in Control Payments under Employment Agreements
Folsom Lake Bank entered into an employment agreement with Robert J. Flautt dated August 1, 2010, amended July 22, 2016. As amended, the employment agreement provides that upon severance due to a change of control, Mr. Flautt will receive the following: (i) all outstanding stock options granted shall immediately vest in full; and (ii) a lump sum payment equal to eighteen (18) months of his then existing salary plus a pro rata bonus payment as of the date of such termination based upon the higher of (A) the highest bonus amount paid by Folsom Lake Bank to Mr. Flautt during the preceding three (3) years, or (B) the bonus amount that Mr. Flautt would have earned for the then current year of his employment had it not been terminated. The total payments must not exceed the lesser of two times Mr. Flautt’s base salary for the preceding calendar year or two times the maximum amount that may be taken into account under a qualified retirement plan. Payment of severance benefits is conditioned upon the receipt of a severance agreement within sixty (60) days of termination, but in any event no later than March 15th of the year immediately following the year of the change in control.
Folsom Lake Bank entered into an employment agreement with John R. Olson as of August 2, 2007, amended July 22, 2016. As amended, the employment agreement provides that upon severance due to a change of control, Mr. Olson will receive the following: (i) all outstanding stock options granted shall immediately vest in full; and (ii) a lump sum payment equal to twelve (12) months of his then existing salary plus a pro rata bonus payment as of the date of such termination based upon the higher of (A) the highest bonus amount paid by Folsom Lake Bank to Mr. Olson during the preceding three (3) years, or (B) the bonus amount that Mr. Olson would have earned for the then current year of his employment had it not been terminated. The total payments must not exceed the lesser of two times Mr. Olson’s base salary for the preceding calendar year or two times the maximum amount that may be taken into account under a qualified retirement plan. Payment of severance benefits is conditioned upon the receipt of a severance agreement within sixty (60) days of termination, but in any event no later than March 15th of the year immediately following the year of the change of control.
Folsom Lake Bank entered into an employment agreement with Blaine C. Lauhon dated August 1, 2010, amended July 22, 2016. As amended, the employment agreement provides that upon severance due to a change of control, Mr. Lauhon will receive the following: (i) all outstanding stock options granted shall immediately vest and remain exercisable; and (ii) a lump sum payment equal to twelve (12) months of his then existing salary plus a pro rata bonus payment as of the date of such termination based upon the higher of (A) the highest bonus amount paid by Folsom Lake Bank to Mr. Lauhon during the preceding three (3) years, or (B) the bonus amount that Mr. Lauhon would have earned for the then current year of his employment had it not been terminated. The total payments must not exceed the lesser of two times Mr. Lauhon’s base salary for the preceding calendar year or two times the maximum amount that may be taken into account under a qualified retirement plan. Payment of severance benefits is conditioned upon the receipt of a severance agreement within sixty (60) days of termination, but in any event no later than March 15th of the year immediately following the year of the change of control.
Folsom Lake Bank entered into an employment agreement with Carrie Reginato as of August 1, 2010, amended July 22, 2016. As amended, the employment agreement provides that upon severance due to a change of control, Ms. Reginato will receive the following: (i) all outstanding stock options granted shall immediate vest and remain exercisable; and (ii) a lump sum payment equal to twelve (12) months of her then existing salary plus a pro rata bonus payment as of the date of such termination based upon the higher of (A) the highest bonus amount paid by Folsom Lake Bank to Ms. Reginato during the preceding three (3) years, or (B) the bonus amount that Ms. Reginato would have earned for the then current year of his employment had it not been terminated. The total payments must not exceed the lesser of two times Ms. Reginato’s base salary for the preceding calendar year or two times the maximum amount that may be taken into account under a qualified retirement plan. Payment of severance benefits is conditioned upon the receipt of a severance agreement within sixty (60) days of termination, but in any event no later than March 15th of the year immediately following the year of the change of control.
Supplemental Executive Retirement Plan (SERP)
Each of Robert J. Flautt, Blaine C. Lauhon, John R. Olson, and Carrie Reginato, are the beneficiaries of a SERP agreement with Folsom Lake Bank. The SERP agreements were entered into in October 2014 and include approximately six-year vesting periods. Upon a change of control, the executive becomes fully vested and entitled to the “full benefit” payable under the plan (each year for a ten-year period) upon any subsequent separation from service. “Full benefit” defined under the plan is a monetary sum assigned to each executive. The following table sets forth for each executive officer (i) the vested benefit of each of the executive officers prior to the merger, (ii) the full benefit payable to each executive officer, and (iii) the present value of the full benefit payable to each executive officer which has been accelerated as a result of the merger over a period of 10 years following the merger.

	Vested Benefit Prior to Merger	Full Benefit	Accelerated Benefit Present Value Over 10 Year Period
Robert J. Flautt	$32,142	$75,000	$355,331
John R. Olson	$21,666	$65,000	$335,781
Blaine C. Lauhon	$12,000	$60,000	$296,891
Carrie Reginato	$12,692	$55,000	$276,622

Summary of Payments to Executive Officers
The following table summarizes certain payments to be received by the executive officers of Folsom Lake Bank as a result of the consummation of the transactions under the merger agreement. These estimated amounts are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by an executive officer may differ from the amounts set forth below.

Name	Cash (1)	Dollar Value of Assumed Options	Accelerated Benefit Present Value of SERP Over 10 Years (2)	Total Dollar Value (3)
Robert J. Flautt	$407,721	$—	$355,331	$763,052
Blaine C. Lauhon	$187,252	$—	$296,891	$484,143
John R. Olson	$203,872	$—	$335,781	$539,653
Carrie Reginato	$170,632	$—	$276,622	$447,254
________________________

(1)
Represents estimated amount payable under employment agreements with respect to termination of employee following a change in control. It is anticipated that these amount will be reduced by approximately $57,782, $68,510, $47,900 and $31,303 in the case of each of Messrs. Flautt, Laughon, Olson and Ms. Reginato, respectively, as required by Section 280G of the Internal Revenue Code as excess parachute payments.

(2)	Represents the present value of the full accelerated benefit under the SERP payable over 10 years as a result of a change of control.

(3)	It is anticipated that these amounts will be reduced by approximately the amounts set forth in footnote (1) above.
The cash amounts to be paid to the executive officers described in the table and footnotes above will be paid in lump sum by Folsom Lake Bank immediately prior to the effective time of the merger.
The SERP benefits will be paid out over a period of ten years and in the manner provided under the respective plans.
Insurance
Pursuant to the merger agreement, Central Valley Community Bancorp is required to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Folsom Lake Bank (or comparable coverage) for a period of six years from the effective date of the merger with respect to possible claims against directors and/or executive officers of Folsom Lake Bank arising from facts or events which occurred prior the effective time of the merger.
Indemnification
Central Valley Community Bancorp agreed to indemnify the directors and officers of Folsom Lake Bank, against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Folsom Lake Bank or a subsidiary thereof to the fullest extent that the indemnified party would be entitled under the articles of incorporation and bylaws of Folsom Lake Bank as in effect on the date of the merger agreement and to the extent permitted by applicable law.
Cooperation Agreements
Central Valley Community Bancorp has entered into cooperation agreements with each of Folsom Lake Bank’s directors and executive officers who hold shares of Folsom Lake Bank’s common stock. The cooperation agreements require each of those shareholders to vote in favor of the merger at Folsom Lake Bank’s shareholders’ meeting or consent to the merger with CVC Bank in any applicable action by written consent of the shareholders. The cooperation agreements signed by executives and directors of Folsom Lake Bank contain non-material variations with respect to non-competition and non-solicitation terms.
The directors and executive officers of Folsom Lake Bank owning an aggregate of 23.1% of the common stock outstanding as of the record date have agreed to vote their shares in favor of the merger.
The cooperation agreements also require each of those shareholders to vote against any merger agreement, share exchange, or merger (other than the proposed merger with CVC Bank), consolidation, combination, sale of substantial assets, merger, recapitalization, dissolution, liquidation, or winding-up of or by Folsom Lake Bank or any amendment of Folsom Lake Bank’s articles of incorporation or bylaws or other proposal or transaction involving Folsom Lake Bank, which would impede or prevent the merger with CVC Bank.
Each cooperation agreement also provides that the shareholder will not take any action that will alter or affect in any way the shareholder’s right to vote his or her shares of Folsom Lake Bank common stock.
The cooperation agreements bind the actions of the directors only in their capacities as Folsom Lake Bank shareholders. The directors are not and could not be contractually bound to abrogate their fiduciary duties as directors of Folsom Lake Bank. Accordingly, while the directors are contractually bound to vote as a Folsom Lake Bank shareholder in favor of the merger, their fiduciary duties as directors nevertheless require them to act in their capacities as directors in the best interests of Folsom Lake Bank when they consider the merger. In addition, the directors will continue to be bound by their fiduciary duties as Folsom Lake Bank’s directors with respect to any further decisions they make in connection with the merger.
Dissenters’ Rights of Folsom Lake Bank’s Shareholders
Dissenters’ rights will be available to the Folsom Lake Bank shareholders in accordance with Chapter 13 of the California Corporations Code. The required procedure set forth in Chapter 13 of the California Corporations Code must be followed exactly or any dissenters’ rights may be lost.
The information set forth below is a general summary of dissenters’ rights as they apply to Folsom Lake Bank shareholders and is qualified in its entirety by reference to Chapter 13 of the California Corporations Code which is attached to this proxy statement/prospectus as Appendix C.
Fair Market Value of Shares
If the merger is approved, Folsom Lake Bank shareholders who dissent from the merger by complying with the procedures set forth in Chapter 13 of the California Corporations Code will be entitled to receive an amount equal to the fair market value of their shares as of April 27, 2017, the day of, and immediately prior to, the first public announcement of the merger, excluding any change in such value as a consequence of the proposed merger.
Voting Procedure
In order to be entitled to exercise dissenters’ rights, the shares of Folsom Lake Bank capital stock which are outstanding on the record date and entitled to vote at the special shareholders’ meeting must not have been voted “FOR” the merger by the holder of such shares. Thus, any Folsom Lake Bank shareholder who wishes to dissent and executes and returns a proxy in the accompanying form or votes at the special shareholders’ meeting must not vote “FOR” the merger. If the shareholder returns a proxy without voting instructions or with instructions to vote “FOR” the merger, or votes in person at the special shareholders’ meeting “FOR” the merger, his or her shares will be counted as votes in favor of the merger and the shareholder will lose any dissenters’ rights.

Written Demand
Furthermore, in order to preserve his or her dissenters’ rights, a Folsom Lake Bank shareholder must make a written demand upon Folsom Lake Bank for the purchase of dissenting shares and payment to the shareholder of their fair market value, specifying the number of shares held of record by the shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of April 27, 2017. The demand must be addressed to Folsom Lake Bank, 905 Sutter Street, Suite 100, Folsom, California 95630; Attention: Shannon McLoughlin, Corporate Secretary, and the demand must be received by Folsom Lake Bank not later than 30 days after the date on which the written notice of approval, described below, is sent to shareholders who have not voted “FOR” approval of the merger. A vote “AGAINST” the merger does not constitute the written demand.
Notice of Approval
If the merger is approved by the Folsom Lake Bank shareholders, Folsom Lake Bank will have 10 days after the approval to send to those shareholders who have not voted “FOR” approval of the merger a written notice of the approval accompanied by a copy of sections 1300 through 1304 of the California Corporations Code, a statement of the price determined by Folsom Lake Bank to represent the fair market value of the dissenting shares as of April 27, 2017, and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters’ rights. The statement of price determined by Folsom Lake Bank to represent the fair market value of dissenting shares, as set forth in the notice of approval, will constitute an offer by Folsom Lake Bank to purchase the dissenting shares at the stated price if the merger becomes effective and the dissenting shares do not otherwise lose their status as such.
Surrender of Certificates
Within 30 days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder must surrender to Folsom Lake Bank, at the office designated in the notice of approval, both the written demand and the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Folsom Lake Bank capital stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.
Agreement on Price and Payment
If Folsom Lake Bank and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement between Folsom Lake Bank and the dissenting shareholder. Payment of the fair market value of the dissenting shares will be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.
Disagreement on Price and Court Determination
If Folsom Lake Bank denies that the shares surrendered are dissenting shares, or Folsom Lake Bank and the dissenting shareholder fail to agree upon a fair market value of the shares of Folsom Lake Bank capital stock, then the dissenting shareholder of Folsom Lake Bank must, within six months after the notice of approval is mailed, file a complaint at the Superior Court of the proper county requesting the court to make the determination or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters’ rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, the fair market value.
Withdrawal of Demand
A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Folsom Lake Bank consents to the withdrawal.

THE MERGER AGREEMENT
The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to, and incorporated by reference into, this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger.
Effects of the Merger
The merger agreement provides for the merger of Folsom Lake Bank with and into CVC Bank, a wholly-owned subsidiary of Central Valley Community Bancorp, with CVC Bank surviving the merger. The merger agreement provides that the articles of incorporation and the bylaws of CVC Bank as in effect immediately prior to the merger will be the articles of incorporation and bylaws of the surviving corporation. Each share of Folsom Lake Bank common stock issued and outstanding (other than shares with respect to which dissenters’ rights have been perfected) will be converted into the right to receive 0.80 shares of Central Valley Community Bancorp common stock. Each share of Central Valley Community Bancorp common stock outstanding immediately before the merger closes will remain outstanding after the effectiveness of the merger.
As a result of the merger, there will no longer be any publicly held shares of Folsom Lake Bank common stock. Folsom Lake Bank shareholders will only participate in the surviving corporation’s future earnings and potential growth through their ownership of Central Valley Community Bancorp common stock. All of the other incidents of direct ownership of Folsom Lake Bank common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Folsom Lake Bank, will be extinguished upon completion of the merger. All of the property, rights, privileges and powers of CVC Bank and Folsom Lake Bank will vest in the surviving corporation, and all claims, obligations, liabilities, debts and duties of CVC Bank and Folsom Lake Bank will become the claims, obligations, liabilities, debts and duties of the surviving corporation.
Effective Time of the Merger
The merger agreement provides that the merger will be consummated no later than ten business days after the satisfaction or waiver of all the closing conditions, including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods. The merger will be consummated legally at the time the agreement of merger has been duly filed with Department of Business Oversight and the Secretary of State of the State of California. As of the date of this proxy statement/prospectus, the parties expect that the merger will be effective in the fourth quarter of 2017. However, there can be no assurance as to when or if the merger will occur.
If the merger is not completed by the close of business on December 31, 2017 (subject to extension to February 28, 2018 under certain circumstances), the merger agreement may be terminated by either Folsom Lake Bank or Central Valley Community Bancorp, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement.
Letter of Transmittal; Exchange Agent; and Exchange Procedure
Following the effectiveness of the merger, a letter of transmittal form will be sent by an exchange agent containing instructions for endorsing and surrendering the Folsom Lake Bank stock certificates or book entry shares. Under the merger agreement, Central Valley Community Bancorp has agreed to appoint Computershare Shareholder Services, Inc. as exchange agent for the purpose of exchanging the merger consideration for Folsom Lake Bank stock certificates or book-entry shares. Folsom Lake Bank shareholders must follow the instructions on the letter of transmittal to send in their Folsom Lake Bank stock certificates in exchange for new Central Valley Community Bancorp stock certificates or book-entry shares.
Folsom Lake Bank Shareholders will not receive any dividends or other distributions of any kind which are declared payable to shareholders of record of Central Valley Community Bancorp common stock after the effective time of the merger until such shareholder properly surrenders his, her or its Folsom Lake Bank stock certificates. Upon proper surrender, such shareholder will be paid, without interest, any dividends or other distributions with respect to the shares of Central Valley

Community Bancorp common stock as to which the record date and payment date occurred on or after the effective time of the merger and on or before the date on which the shareholder surrendered his, her or its Folsom Lake Bank stock certificates.
Neither Folsom Lake Bank nor Central Valley Community Bancorp will be liable to Folsom Lake Bank shareholders for such shares (or dividends or distributions thereon) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
In order for Folsom Lake Bank shareholder stock certificate surrender or book-entry shares to be accepted by the exchange agent, the letter of transmittal must be properly completed and signed and accompanied by the applicable Folsom Lake Bank stock certificates or instruments of transfer as described in the letter of transmittal. If a shareholder is unable to locate his, her or its stock certificate, the shareholder must follow instructions in the letter of transmittal regarding lost stock certificates.
Following the completion of the merger and upon surrender of all of the certificates or book-entry shares representing former shares of Folsom Lake Bank common stock registered in the shareholder’s name, or a satisfactory indemnity if any of such certificates are lost, stolen or destroyed, together with a properly completed letter of transmittal form, the exchange agent will mail to the shareholder the Central Valley Community Bancorp shares of common stock and any cash in lieu of fractional shares to which such shareholder is entitled, less the amount of any required withholding taxes. Folsom Lake Bank shareholders will not receive interest on any cash.
Representations and Warranties
The merger agreement contains various customary representations and warranties that Central Valley Community Bancorp, CVC Bank, and Folsom Lake Bank make for each other’s benefit. The representations and warranties relate to, among other things:

•	corporate organization, standing and authority;

•	corporate power;

•	authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	capital structure;

•	regulatory approvals, consents and compliance;

•	financial statements and condition;

•	absence of certain material adverse events, defaults on material agreements, changes, effects or undisclosed liabilities;

•	litigation and claims;

•	conflicts under charter documents, required consents or approvals;

•	material contracts and obligations, including compliance and enforceability;

•	retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

•	labor matters;

•	compliance with laws, including environmental laws;

•	tax payments, tax liabilities, tax returns and audits;

•	derivative instruments, loans and non-performing assets;

•	ownership of real, personal and intellectual property;

•	transactions with affiliates; and

•	the accuracy of documents supplied under the merger agreement or filed with the Securities and Exchange Commission and bank regulatory agencies, including financial statements.
Certain of the representations and warranties by Folsom Lake Bank and Central Valley Community Bancorp are qualified as to “materiality” or “material adverse effect.”
“Material adverse effect” means for Folsom Lake Bank, CVC Bank and Central Valley Community Bancorp, any effect, change, development or occurrence that (i) is material and adverse to the financial condition, assets, deposits, results of operations, prospects or business of such party, taken as a whole; provided that a material adverse effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States and the State of California, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party expressly required by the terms of this Agreement or taken with the prior written consent of the other party or parties in contemplation of the transactions contemplated hereby; (F) the public announcement or consummation of the transactions contemplated hereby; (G) any failure, in and of itself, to meet internal projections or forecasts of revenue, net income or any other measure of financial performance to be achieved in the future (but not including any underlying causes thereof); (H) changes in the market price of such party’s common stock; or (I) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other similarly situated companies in the industry in which such party operates; or (ii) would materially impede the ability of such party to perform its obligations under the merger agreement or otherwise materially impede the consummation of the transactions contemplated by the merger agreement.
Covenants and Agreements
Conduct Of Business Prior To The Completion Of The Merger
Folsom Lake Bank has agreed that, prior to the effective time of the merger it will not conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all laws and prudent business and banking practices, or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Central Valley Community Bancorp the goodwill of the customers of Folsom Lake Bank and others with whom business relations exist.
In addition to the general covenants above, Folsom Lake Bank has agreed that prior to the effective time of merger, subject to specified exceptions, it will not, without the written consent of Central Valley Community Bancorp (which consent may not be unreasonably withheld or delayed):

•	issue any capital stock, options or convertible securities (except for the issuance of common stock upon exercise of Folsom Lake Bank stock options outstanding as of the date of the merger agreement);

•	declare or pay any dividend, or issue, repurchase or split its stock;

•
enter into or amend any employment, consulting, severance, change in control, bonus, salary continuation or similar compensation agreement, or raise employee salaries, except as required by law or an existing contract;

•	hire any new employees, except to fulfill existing obligations or to hire at-will employees to fill vacancies arising after the date of the merger agreement;

•	enter into, amend or terminate any employee benefit plan, except as required by law or agreed in the merger agreement;

•
sell or transfer any assets, rights, deposits, business or properties (a) to any affiliate of Folsom Lake Bank, or (b) other than in the ordinary course of business in a transaction that individually has a value greater than $25,000, or in transactions that cumulative have a value greater than $50,000;

•
acquire, other than in the ordinary course of business consistent with past practice, any assets, business, deposits, or property of another party, or any securities except in accordance with the merger agreement;

•	make capital expenditures in excess of $25,000 individually, or $50,000 in the aggregate;

•	amend its articles of incorporation or bylaws;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law or generally accepted accounting principles;

•	enter into, fail to renew, amend or terminate, any material contract;

•	settle claims or actions which would exceed $50,000 more than applicable insurance coverage or would impose any material restriction on the business;

•
change its banking operations (including raising interest rates paid on deposits), by introducing new products or services or change its lending, investment, underwriting, pricing, servicing, risk and assessment liability management and other material banking and operating policies, except as required by law, or introduce new marketing campaigns or sales or incentive programs except in the ordinary course of business consistent with past practice;

•	enter into contracts for derivative instruments or incur or guarantee any debt other than in the ordinary course of business consistent with prior practice;

•
incur any indebtedness for borrowed money (other than deposits, escrow balances, federal funds purchased, cash management accounts, FHLB advances, in each case in the ordinary course of business consistent with past practice);

•
assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

•
acquire or otherwise invest in or dispose of (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security, mortgage-backed or mortgage-related security or Equity Investment other than federal funds or United States Government securities, United States Government agency securities and U.S. Government sponsored agencies;

•
make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit, in a manner inconsistent with past practices, and, in the case of any new credit in excess of $500,000 (or a modification of existing credit in excess of $150,000) consult with Central Valley Community Bancorp prior to committing to the new or modified credit;

•	invest, or commit to invest, in real estate or a real estate development;

•	take any action that would cause a representation or warranty to become untrue in any material respect;

•	make or change any applicable tax election, settlement or compromise;

•	take any action that would cause the merger to be subject to the provisions of any state anti-takeover law;

•	enter into a related party transaction;

•
increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices and otherwise consistent with general economic and competitive conditions in Folsom Lake Bank’s market area; or

•	enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.
Central Valley Community Bancorp and CVC Bank have agreed that prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or as required by applicable law, they shall not:

•	take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated by the merger agreement;

•
take or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect prior to the effective time of the merger;

•
take any action that would prevent or impede or could reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•
take any action that is intended to, would or would be reasonably likely to result in any of the conditions to closing not being satisfied or unduly delayed, except as may be required by applicable law;

•	enter into an agreement to acquire any other financial institution before all regulatory approvals required to consummate the merger are received; or

•	authorize, commit, resolve, or agree to take any of the foregoing actions.
Regulatory Matters
Central Valley Community Bancorp and Folsom Lake Bank have agreed to promptly prepare this proxy statement/prospectus and Central Valley Community Bancorp agreed to promptly file with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part. Central Valley Community Bancorp and Folsom Lake Bank have each agreed to use their commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Central Valley Community Bancorp and Folsom Lake Bank have each agreed to furnish all information concerning themselves, their affiliates and the holders of their capital stock to the other and provide such other assistance and cooperation as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and this proxy statement/prospectus.
Central Valley Community Bancorp and Folsom Lake Bank have each agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and any governmental entity that are necessary or advisable to consummate the transactions contemplated by the merger agreement.
Shareholder Approval
The Folsom Lake Bank board of directors has unanimously resolved to recommend to the Folsom Lake Bank shareholders that they adopt and approve the merger agreement (subject to certain exceptions if, following the receipt of a superior proposal (as defined below), such recommendation would result in a violation of the board’s fiduciary duties under applicable law), and to submit to the Folsom Lake Bank shareholders the merger agreement, to include the recommendation that Folsom Lake Bank shareholders adopt and approve the merger agreement attached to this proxy statement/prospectus, and use reasonable best efforts to obtain from its shareholders a vote adopting the merger agreement. Folsom Lake Bank has an unqualified obligation to submit the merger agreement to its shareholders at its shareholder meeting unless the merger agreement is validly terminated.

NASDAQ Listing
Central Valley Community Bancorp has agreed to use its reasonable commercial efforts to cause the shares of Central Valley Community Bancorp common stock to be issued in the merger to be approved for listing on the NASDAQ Capital Market, subject to official notice of issuance, prior to or at the effective time of the merger.
Registration of Assumed Options
Central Valley Community Bancorp has agreed to file with the Securities and Exchange Commission on the closing date of the merger (or by no later than thirty (30) days after the closing date if permitted by applicable law), a registration statement on Form S-8 relating to the Central Valley Community Bancorp common stock issuable with respect to the assumed options.
Access to Information; Cooperation
The parties have agreed to exchange information relating to each of their respective financial statements and the preparation thereof, including advising one another as to the existence and content of any management letters provided by their respective auditors.
In addition, prior to the effectiveness of the merger Folsom Lake Bank has agreed to:

•
provide Central Valley Community Bancorp with notice of all meetings of the board of directors of Folsom Lake Bank as well as copies of board reports and agendas (and, subject to certain exceptions, to allow a representative from Central Valley Community Bancorp to attend such meetings);

•	make its books and records available to Central Valley Community Bancorp for ongoing review;

•
cooperate, and cause its independent auditor to cooperate, with Central Valley Community Bancorp regarding the inclusion of financial information and other correspondence that may be required in connection with applicable regulatory filings; and

•	use its commercially reasonable efforts, and cooperate with others, to expeditiously bring about the satisfaction of the closing conditions.
Each party agreed to give prompt notice to the other parties of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any material adverse effect with respect to such party, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement, or (iii) lead to litigation or regulatory action that would delay or prevent the consummation of the transactions contemplated by the merger agreement.
No Solicitation and Change in Recommendation
Folsom Lake Bank has agreed to (and to cause its representatives to agree to), cease and terminate any existing activities, discussions or negotiations with any person (other than Central Valley Community Bancorp) with respect to an acquisition proposal (as defined below). Folsom Lake Bank has also agreed not to, and cause its representatives from the date of the merger agreement through the effective time of the merger not to, directly or indirectly through another person:

•
solicit, initiate or knowingly encourage (including by way of knowingly furnishing information or assistance), or take any other action designed to facilitate or that could reasonably be expected to result in, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

•	provide any confidential information or data to any Person relating to any Acquisition Proposal;

•	participate in any discussions or negotiations regarding any Acquisition Proposal;

•	waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any person other than Central Valley Community Bancorp or CVC Bank;

•
approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal or propose to do any of the foregoing; or

•	make or authorize any statement, recommendation or solicitation in support of any acquisition proposal.
Folsom Lake Bank further agreed it will promptly (and, in any event, within 48 hours) notify Central Valley Community Bancorp and CVC Bank if any inquiries, proposals or offers with respect to an acquisition proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Folsom Lake Bank or any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Central Valley Community Bancorp and CVC Bank informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in Folsom Lake Bank’s intentions.
If at any time prior to the obtaining the approval of the shareholders of Folsom Lake Bank to adopt the merger agreement, Folsom Lake Bank receives a bona fide, unsolicited written acquisition proposal, Folsom Lake Bank may furnish nonpublic information regarding Folsom Lake Bank or enter into negotiations or discussions if and only if:

•	The Folsom Lake Bank board of directors concludes in good faith that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined below);

•
the Folsom Lake Bank concludes in good faith (after receipt of advice from its legal counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law;

•
prior to providing any nonpublic information Folsom Lake Bank shall have entered into a confidentiality agreement with such third party on terms no less favorable to Folsom Lake Bank than the confidentiality agreement with Central Valley Community Bancorp; and

•
Folsom Lake Bank promptly advises Central Valley Community Bancorp following receipt of any superior proposal of the substance thereof (including the identity of the person making such superior proposal), and keeps Central Valley Community Bancorp and CVC Bank apprised of any related developments, discussions and negotiations (including the terms and conditions of the superior proposal) on a current basis.

The term “acquisition proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of any material assets or deposits (as applicable) of Folsom Lake Bank, (ii) direct or indirect acquisition or purchase of more than 25% of any class of equity securities of Folsom Lake Bank, or (iii) merger, consolidation, business combination, recapitalization, tender offer, stock purchase, liquidation, dissolution or similar transaction involving Folsom Lake Bank, other than the transactions contemplated by the merger agreement.
The term “superior proposal” means any bona fide written acquisition proposal which the Folsom Lake Bank board of directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the merger and the other transactions contemplated by the merger agreement, (i) after receiving the advice of its financial advisor (who must be a regionally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth in the proposal (as compared to, and with due regard for, the terms in the merger agreement), and (iii) after taking into account all legal (after receipt of advice from its legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable laws.

Employee Benefits
Folsom Lake Bank has agreed to terminate the 401(k) Profit Sharing Plan in which Folsom Lake Bank employees participate immediately prior to the closing of the merger, including a resolution by the board of directors of Folsom Lake Bank providing that the plan be terminated effective immediately prior to the closing, that no person will be permitted to become a participant in the plan after the closing, and that no contributions are to be made with respect to service or compensation after the plan termination date.
Conditions to the Parties’ Obligations
The obligations of Central Valley Community Bancorp, CVC Bank and Folsom Lake Bank to complete the merger are subject to certain mutual conditions, including, but not limited to the following:

•	receipt of the regulatory approvals (without the imposition of burdensome conditions), required in connection with the merger;

•	absence of any statute, rule, regulation or order, being in effect and prohibiting completion of the merger;

•	approval of the merger agreement and the merger by a majority of the issued and outstanding shares of Folsom Lake Bank common stock entitled to vote; and

•	the registration statement having become effective regarding the shares of Central Valley Community Bancorp common stock to be issued upon completion of the merger.
The obligations of Central Valley Community Bancorp and CVC Bank to complete the merger are also subject to the fulfillment by Folsom Lake Bank or waiver by Central Valley Community Bancorp and CVC Bank of certain conditions, including but not limited to the following:

•
Folsom Lake Bank’s representations and warranties being and remaining true and correct, other than, in most cases, those failing to be true and correct that would not reasonably be expected to result in a material adverse effect on Folsom Lake Bank;

•	Folsom Lake Bank performing, in all material respects, all of its required obligations contained in the merger agreement which are required to be performed before the closing;

•	delivery of all required third party estoppel letters and consents;

•	delivery of employee benefits summary acknowledgments for certain key employees of Folsom Lake Bank;

•	delivery of cooperation agreements from certain key employees and directors of Folsom Lake Bank;

•	delivery of a tax certificate by an executive officer of Folsom Lake Bank;

•
delivery of an executed statement that Folsom Lake Bank meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.1897-2(h)(1), relating to the Foreign Investment in Real Property Tax Act of 1980;

•
approval of the merger agreement and the merger by a majority of the issued and outstanding shares of Folsom Lake Bank common stock entitled to vote, and shareholders holding not more than ten percent of the outstanding shares of Folsom Lake Bank common stock shall have exercised or shall have continuing right to exercise dissenters’ rights under the California General Corporation Law;

•	receipt of CLTA/ALTA title insurance policies insuring Central Valley Community Bancorp and CVC Bank with respect to each real property interest owned or leased by Folsom Lake Bank;

•	receipt of non-disturbance agreements for all properties leased by Folsom Lake Bank;

•	receipt of director resignations from all of the directors of Folsom Lake Bank;

•	the absence of any regulatory order or action affecting Folsom Lake Bank, or to which Central Valley Community Bancorp would be subject as a result of the merger;

•	non-occurrence of an event or circumstance that would have a material adverse effect on Folsom Lake Bank;

•	Folsom Lake Bank’s closing shareholders’ equity (as defined and adjusted) shall be not less than $16,700,000;

•	Central Valley Community Bancorp shall have received amendments to the SERP agreements for each of the executive officers deleting certain agreed upon provisions; and

•
Central Valley Community Bancorp shall have received documentation evidencing that that Folsom Lake Bank’s current information technology services agreement will terminate at the end of its initial term.

In addition, Folsom Lake Bank’s obligation to complete the merger is also subject to the fulfillment by Central Valley Community Bancorp or waiver by Folsom Lake Bank of certain conditions, including but not limited to the following:

•
Central Valley Community Bancorp’s and CVC Bank’s representations and warranties being and remaining true and correct, other than in most cases, those failing to be true and correct that would not reasonably be expected to result in a material adverse effect on Central Valley Community Bancorp or CVC Bank;

•
Central Valley Community Bancorp and CVC Bank performing, in all material respects, all of their respective required obligations contained in the merger agreement which are required to be performed before the closing;

•	non-occurrence of an event or circumstance that would have a material adverse effect on Central Valley Community Bancorp;

•	the shares of Central Valley Community Bancorp common stock to be issued to Folsom Lake Bank shareholders in the merger shall have been authorized for listing on the NASDAQ; and

•	delivery of a tax certificate by an executive officer of Central Valley Community Bancorp.
Termination; Termination Fee
Central Valley Community Bancorp and Folsom Lake Bank may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Folsom Lake Bank shareholders have approved the merger proposal.
The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

•
by Central Valley Community Bancorp or Folsom Lake Bank, if a required governmental approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order enjoining or otherwise prohibiting the closing of the merger, unless such denial or order is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party;

•	by Central Valley Community Bancorp if any requisite regulatory approval includes, or will not be issued without, the imposition of a burdensome condition;

•
by either Central Valley Community Bancorp or Folsom Lake Bank, if the merger has not closed on or before December 31, 2017, (which may be extended to February 28, 2018 if regulatory approvals have not been obtained provided applications are pending), except that a party that is then in material breach of any of its covenants or obligations under the merger agreement is not entitled to terminate the merger agreement for this reason;

•
by either Central Valley Community Bancorp or Folsom Lake Bank, if there is a breach by the other party that would, individually or in the aggregate with other breaches by such party, result in the failure of a closing condition, unless the breach is cured before the earlier of December 31, 2017 or thirty business days following written notice of the breach;

•
by Central Valley Community Bancorp, if the Folsom Lake Bank board of directors (i) alters or modifies its favorable recommendation of the merger agreement to Folsom Lake Bank shareholders in a manner adverse to Central Valley Community Bancorp or CVC Bank and the Folsom Lake Bank shareholders do not approve the merger proposal, or (ii) recommended, endorsed, accepted or agreed to a competing acquisition proposal;

•
by Central Valley Community Bancorp if Folsom Lake Bank fails to comply with its obligations and covenants relating to the non-solicitation of competing acquisition proposals and in responding to unsolicited acquisition proposals; or

•
by Folsom Lake Bank in the event that it enters into a written agreement (including a letter of intent, agreement-in-principal or definitive agreement) to effect a superior proposal, or failed to oppose a tender offer or exchange offer that effects a superior proposal; provided, however, that (i) Folsom Lake Bank provides Central Valley Community Bancorp prior written notice at least five (5) business days prior to taking such action, which notice includes the material terms and conditions of such superior proposal (including copies of the proposed documents and agreements to effect the superior proposal) and the identity of the person making such superior proposal, (ii) during such five (5) business day period, Folsom Lake Bank negotiates in good faith with Central Valley Community Bancorp to enable Central Valley Community Bancorp to make an offer that is at least as favorable to the shareholders of Folsom Lake Bank so that such proposal would cease to constitute a superior proposal, and (iii) at the end of such five (5) business day period a majority of the entire Folsom Lake Bank Board, after taking into account the Central Valley Community Bancorp’s revised proposal, continues to believe (after consultation with its independent financial advisors and outside legal counsel) that such competing proposal constitutes a superior proposal and, after consultation with its outside legal counsel, that failure to accept the competing proposal would or would be reasonably likely to result in a violation of its fiduciary duties to the shareholders of Folsom Lake Bank under applicable law.

Folsom Lake Bank must pay Central Valley Bancorp $1,115,828, which we refer to as the termination fee, if:

•
Central Valley Community Bancorp terminates the merger agreement because Folsom Lake Bank fails to comply with its obligations and covenants relating to the non-solicitation of competing acquisition proposals and in responding to unsolicited acquisition proposals;

•
Central Valley Community Bancorp, terminates the merger agreement because the Folsom Lake Bank board of directors (i) alters or modifies its favorable recommendation of the merger agreement to Folsom Lake Bank shareholders in a manner adverse to Central Valley Community Bancorp or CVC Bank and the Folsom Lake Bank shareholders do not approve the merger proposal or (ii) recommended, endorsed, accepted or agreed to a competing acquisition proposal; or

•	Folsom Lake Bank terminates the merger agreement to enter into a superior proposal under the circumstances discussed above.
Expenses
The merger agreement provides that Central Valley Community Bancorp, CVC Bank, and Folsom Lake Bank shall bear their own costs and expenses incurred in connection with the merger agreement and the merger.

INFORMATION REGARDING CENTRAL VALLEY COMMUNITY BANCORP
General
Central Valley Community Bancorp was incorporated on February 7, 2000 as a California corporation, for the purpose of becoming the holding company for CVC Bank, formerly known as Clovis Community Bank, a California state chartered bank, through a corporate reorganization. In the reorganization, CVC Bank became the wholly-owned subsidiary of Central Valley Community Bancorp, and the shareholders of CVC Bank became the shareholders of Central Valley Community Bancorp.

Central Valley Community Bancorp is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Board of Governors”).
Central Valley Community Bancorp has one banking subsidiary, CVC Bank. Central Valley Community Bancorp’s principal business is to provide, through its banking subsidiary, financial services in its primary market area in California. Central Valley Community Bancorp serves seven contiguous counties in California’s central valley including Fresno County, Madera County, Merced County, Sacramento County, San Joaquin County, Stanislaus County, and Tulare County, and their surrounding areas through CVC Bank. Central Valley Community Bancorp does not currently conduct any operations other than through CVC Bank.
As of March 31, 2017, Central Valley Community Bancorp had a total of 305 full time equivalent employees, including the employees of CVC Bank.
CVC Bank was organized in 1979 and commenced business as a California state chartered bank in 1980. The deposits of CVC Bank are insured by the Federal Deposit Insurance Corporation up to applicable limits. CVC Bank is not a member of the Federal Reserve System.
CVC Bank operates 22 full service branches in Cameron Park, Clovis, Exeter, Fair Oaks, Folsom, Fresno, Kerman, Lodi, Madera, Merced, Modesto, Oakhurst, Prather, Roseville, Stockton, Tracy, and Visalia.
Central Valley Community Bancorp Management and Additional Information
Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Central Valley Community Bancorp is set forth in Central Valley Community Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. Each of these reports is incorporated in this proxy statement/prospectus by reference. See also “Where You Can Find More Information” on page 65.

INFORMATION REGARDING FOLSOM LAKE BANK
Folsom Lake Bank
Folsom Lake Bank is a California state-chartered bank headquartered in Folsom, California in the greater Sacramento area of California. It is authorized to engage in the general commercial banking business and its deposits are insured by the Federal Deposit Insurance Corporation up to the applicable limits of the law. Folsom Lake Bank opened for business on April 3, 2007.
It currently operates from three full service locations in the greater Sacramento area, with its main office in Folsom, and a branch office in each of Roseville and Rancho Cordova, California. The main office of Folsom Lake Bank is located at 905 Sutter Street, Folsom, California 95630. Its telephone number is (916) 985-8700.
Folsom Lake Bank is a full service commercial bank offering a complete range of products and services to consumers and businesses. The bank focuses on small business clients, professional and individuals in the communities surrounding its offices in the greater Sacramento area.
As of March 31, 2017, Folsom Lake Bank had approximately $202.7 million in assets, $120.5 million in gross loans, and $167.5 million in total deposits.
The website of Folsom Lake Bank is www.folsomlakebank.com. Information on its website should not be considered a part of this proxy statement/prospectus.
BENEFICIAL OWNERSHIP OF FOLSOM LAKE BANK MANAGEMENT
The following table sets forth information as of April 27, 2017, pertaining to beneficial ownership of Folsom Lake Bank’s common stock by members of the board of directors, executive officers, and all directors and executive officers of Folsom

Lake Bank as a group. This information has been obtained from Folsom Lake Bank, or from information furnished directly by the individual or entity to Folsom Lake Bank. Other than as set forth in the table below, management of Folsom Lake Bank knows of no person who beneficially owned more than 5% of its issued and outstanding common stock.
For purposes of the following table, shares issuable pursuant to stock options which may be exercised within 60 days of the record date are deemed to be issued and outstanding and have been treated as outstanding in determining the amount and nature of beneficial ownership and in calculating the percentage of ownership of those individuals possessing such interest, but not for any other individuals.

Name and Address of Beneficial Owner[1]	Relationship with Bank	Amount and Nature of Beneficial Ownership[2]	Exercisable Options[3]	Percent of Class
Howard J. Dangerfield	Director	1,600	1,000	0.16%
David J. Doherty	Director	22,750	11,000	2.10%
Robert J. Flautt	Director, President & Chief Executive Officer	51,846	78,750	7.81%
John H. Freeman, III	Director	7,000	2,000	0.56%
Lynn S. Judd[4]	Director	21,512	11,000	1.96%
Blaine C. Lauhon	Executive Vice President & Chief Credit Officer	10,000	42,500	3.21%
John F. Messner	Vice Chairman of the Board	26,000	11,500	2.34%
Renee C. Nash	Director	15,017	—	0.94%
John R. Olson, CPA	Executive Vice President & Chief Financial Officer	21,400	43,000	3.94%
Carrie Reginato	Director, Executive Vice President & Chief Marketing Officer	21,250	22,500	2.71%
Donald W. Reid	Director	76,984	11,500	5.51%
Paul D. Reiken	Director	24,200	11,000	2.19%
David J. West[5]	Chairman of the Board	61,600	26.750	5.45%
Randall R. Wilson	Director	7,000	2,000	0.56%

All directors and executive officers as a group (14 in number)		368,159	274,500	34.4%
__________________________

1)	The address for all persons is c/o Folsom Lake Bank, 905 Sutter Street Suite 100, Folsom, California, 95630.

2)
Except as otherwise noted, may include shares held by or with such person’s spouse and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shared power with a spouse); shares held in street name for the benefit of such person; or shares held in an Individual Retirement Account or pension plan as to which such person has pass-through voting rights and investment power.

3)	Includes shares subject to options currently exercisable or exercisable within 60 days of April 27, 2017.

4)	Includes 16,512 shares held in a corporate profit sharing plan.

5)	Includes 11,000 shares held in a limited partnership, and 27,600 shares beneficially owned by Mr. West in his capacity as trustee of a trust, the beneficiary of which is an immediate family member.

COMPARISON OF SHAREHOLDERS’ RIGHTS
General
Folsom Lake Bank is incorporated under the laws of the State of California and the rights of Folsom Lake Bank shareholders are governed by the laws of the State of California, Folsom Lake Bank’s articles of incorporation, and Folsom Lake Bank’s bylaws. As a result of the merger, Folsom Lake Bank shareholders will receive shares of Central Valley Community Bancorp common stock and will become Central Valley Community Bancorp shareholders. Central Valley Community Bancorp is incorporated under the laws of the State of California and the rights of Central Valley Community Bancorp shareholders are governed by the laws of the State of California, Central Valley Community Bancorp’s articles of incorporation, and Central Valley Community Bancorp’s bylaws. Thus, following the merger, the rights of Folsom Lake Bank shareholders who become Central Valley Community Bancorp shareholders in the merger will continue to be governed by the laws of the State of California, but will no longer be governed by Folsom Lake Bank’s articles of incorporation and bylaws and instead will be governed by the Central Valley Community Bancorp articles of incorporation and bylaws.
Further, as a California state banking corporation, in addition to being subject to the General Corporation Law of the State of California, Folsom Lake Bank is also subject to the California Financial Code
Comparison of Shareholders’ Rights
Set forth below is a summary comparison of material differences between the rights of Central Valley Community Bancorp shareholders under the Central Valley Community Bancorp articles of incorporation and the Central Valley Community Bancorp bylaws (right column), and the rights of Folsom Lake Bank shareholders under the Folsom Lake Bank articles of incorporation and Folsom Lake Bank bylaws (left column). The summary set forth below is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Central Valley Community Bancorp articles of incorporation, and Central Valley Community Bancorp bylaws currently in effect, and the Folsom Lake Bank articles of incorporation, and Folsom Lake Bank bylaws currently in effect, copies of which are available, without charge, by following the instructions in the section entitled “Where You Can Find More Information” on page 65.

Folsom Lake Bank	Central Valley Community Bancorp
Authorized Capital Stock
The authorized capital stock of Folsom Lake Bank consists of 10,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock. Shares of Folsom Lake Bank preferred stock may be divided into series from time to time by the board of directors of Folsom Lake Bank, and the board of directors may determine or alter the number, rights, preferences, privileges and restrictions granted to and imposed upon any unissued shares of preferred stock.

The authorized capital stock of Central Valley Community Bancorp consists of 80,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock. The board of directors is entitled to designate series of preferred stock and to establish the rights, preferences and privileges of such series. Central Valley Community Bancorp has previously designated and issued 7,000 shares are designated Series A Fixed Rate Cumulative Perpetual Preferred Stock, 1,359 shares of Series B Adjustable Rate Non-Cumulative Perpetual Preferred Stock, and 7,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C. All of those previously issued shares of preferred stock have been redeemed and no shares of preferred stock are currently outstanding.

Number of Directors
Folsom Lake Bank’s amended articles of incorporation state that number of directors comprising the board of directors will be from seven to fifteen, with the exact number to be determined from time to time by the board of directors. There are currently eleven members of the Folsom Lake Bank board of directors.

Central Valley Community Bancorp’s bylaws state that the number of directors comprising the board of directors will be from seven to thirteen, with the exact number to be determined from time to time by resolution of the Central Valley Community Bancorp board of directors. There are currently nine members of the Central Valley Community Bancorp board of directors.

Folsom Lake Bank	Central Valley Community Bancorp
Election of Directors -- Cumulative Voting
Folsom Lake Bank’s shareholders are permitted to cumulate their votes in the election of directors. No shareholder is entitled to cumulate votes for a candidate unless such candidate was nominated prior to voting, and unless that shareholder has provided prior notice to the company of the shareholder’s intention to cumulate votes.
Central Valley Community Bancorp’s bylaws eliminate cumulative voting rights.
Classification of Board of Directors
Folsom Lake Bank’s charter documents do not provide for a classified board of directors; each director serves until his or her respective successor is elected.	Central Valley Community Bancorp’s charter documents do not provide for a classified board of directors; each director serves until his or her respective successor is elected.
Removal of Directors
Under Folsom Lake Bank’s bylaws, any director may be removed if the director is declared of unsound mind by order of court or convicted of a felony, otherwise with or without cause, by a vote of the holders of a majority of shares entitled to vote for the election of directors. However, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors.

Under Central Valley Community Bancorp’s bylaws, any director may be removed, with or without cause, at any meeting of shareholders called expressly for such purpose by a vote of the holders of a majority of shares entitled to vote for the election of directors. However, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then voted at an election of the entire board of directors.

Nomination of Director Candidates by Shareholders
Folsom Lake Bank’s bylaws permit shareholders to nominate a director for election if written notice is delivered to the president of the corporation not less than 21 nor more than 60 days prior to any meeting of shareholders called for the election of directors, with the notice period varying for certain instances as set forth in the bylaws.

Central Valley Community Bancorp’s bylaws permit shareholders who are entitled to vote in the meeting of shareholders to nominate a director for election if notice is delivered to the president of the corporation not less than 21 nor more than 60 days prior to any meeting of shareholders called for the election of directors, with the notice period varying for certain instances as set forth in the bylaws.

Shareholder Action Without a Meeting
Under California corporate law, any action required or permitted to be taken at any annual or special shareholders’ meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by the number of shareholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted, except that unanimous written consent is required for election of directors to non-vacant positions.

Under Central Valley Community Bancorp’s bylaws, any action required or permitted to be taken at any annual or special shareholders’ meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by the number of shareholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted, except that unanimous written consent is required for election of directors to non-vacant positions.

Special Shareholders’ Meetings
A special shareholders’ meeting of Folsom Lake Bank shareholders may be called by the board of directors, the chairman of the board of directors, the president, or Folsom Lake Bank shareholders who together hold not less than ten percent of the outstanding shares of Folsom Lake Bank stock that would be entitled to vote at such a meeting.

Central Valley Community Bancorp may call a special shareholders’ meeting upon the request of a majority of the board of directors, the chairman of the board of directors, the president, or of the Central Valley Community Bancorp shareholders who together hold not less than ten percent of the outstanding shares of Central Valley Community Bancorp stock that would be entitled to vote at such a meeting.

Folsom Lake Bank	Central Valley Community Bancorp
Indemnification of Directors and Officers
Folsom Lake Bank’s amended articles of incorporation provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law and that Folsom Lake Bank is authorized to provide indemnification to agents in excess of that authorized by California Corporations Code Section 317. Folsom Lake Bank maintains directors’ and officers’ liability insurance.

The amended articles of incorporation of Central Valley Community Bancorp authorize indemnification of directors, officers and agents to the fullest extent permissible under California law, and authorize the purchase of liability insurance. In addition, Central Valley Community Bancorp’s amended articles of incorporation eliminate directors’ liability for monetary damages to the fullest extent permissible under California law. Central Valley Community Bancorp has directors’ and officers’ liability insurance, and Central Valley Community Bancorp has also entered into indemnification agreements with its directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Central Valley Community Bancorp, Central Valley Community Bancorp has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Amendments to Articles of Incorporation and Bylaws
Folsom Lake Bank’s articles of incorporation may be amended in any manner allowed under California law.

Folsom Lake Bank’s bylaws may be amended by the board of directors or by the shareholders, except that only shareholders may amend or repeal any bylaw that specifies or changes the number of directors.

Central Valley Community Bancorp’s articles of incorporation may be amended in any manner allowed under California law.

Central Valley Community Bancorp’s bylaws may be amended by the board of directors or by the shareholders, except that only shareholders may amend or repeal any bylaw that specifies or changes the number of directors.

Tax Treatment
Folsom Lake Bank is a Subchapter C corporation, which means that Folsom Lake Bank is taxed as a separate entity from its shareholders, and its earnings are not taxed on an individual shareholder basis until distributed.

Central Valley Community Bancorp is a Subchapter C corporation, which means that Central Valley Community Bancorp is taxed as a separate entity from its shareholders, and its earnings are not taxed on an individual shareholder basis until distributed.

Dividends
Folsom Lake Bank’s amended articles of incorporation do not provide for any cumulative or other dividend on shares of common stock, but do not restrict the right of the board of directors, in establishing the rights, preferences and privileges of a series of preferred shares, to establish a divided rate and whether dividends on such shares will be cumulative.

Under the California Financial Code, Folsom Lake Bank is permitted to pay a dividend in the following circumstances: (i) without the consent of either the Department of Business Oversight or Folsom Lake Bank shareholders, in an amount not exceeding the lesser of (a) the retained earnings of Folsom Lake Bank or (b) the net income of Folsom Lake Bank for its last three fiscal years; (ii) with the prior approval of the Department of Business Oversight, in an amount not exceeding the greatest of (a) the retained earnings of Folsom Lake Bank, (b) the net income of Folsom Lake Bank for its last fiscal year or (c) the net income for Folsom Lake Bank for its current fiscal year; and (iii) with the prior approval of the Department of Business Oversight and Folsom Lake Bank shareholders in connection with a reduction of its contributed capital.

Central Valley Community Bancorp’s amended articles of incorporation and applicable certificates of determination do not provide for any cumulative or other dividend on shares of common stock, but do state that the board of directors may, in regards to undesignated preferred shares, determine the divided rate and whether dividends on the shares will be cumulative.

The California General Corporation Law prohibits CVC Bank from making distributions, including dividends, to holders of its common stock or preferred stock unless either of the following tests are satisfied: (i) the amount of retained earnings immediately prior to the distribution equals or exceeds the sum of (A) the amount of the proposed distribution plus (B) any cumulative dividends in arrears on all shares having a preference with respect to the payment of dividends over the class or series to which the applicable distribution is being made; or (ii) immediately after the distribution, the value of Central Valley Community Bancorp’s consolidated assets would equal or exceed the sum of its total liabilities, plus the amounts that would be payable to satisfy the preferential rights of other shareholders upon a dissolution that are superior to the rights of the shareholders receiving the distribution.

Folsom Lake Bank	Central Valley Community Bancorp
Dividends (Continued)
Under federal law, Folsom Lake Bank is prohibited from paying any dividends if after making such payment it would fail to meet any of its minimum regulatory capital requirements. Furthermore, federal and state bank regulators also have the authority to prohibit the payment of dividends by a bank when it determines such payments to be an unsafe or unsound banking practice.

Liquidation Preferences
Folsom Lake Bank’s amended articles of incorporation and applicable certificates of determination do not provide for any liquidation preferences on shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, including liquidation preferences, for such preferred shares.

Central Valley Community Bancorp’s amended articles of incorporation and applicable certificates of determination do not provide for any liquidation preferences on shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, including liquidation preferences, for such preferred shares. Previously issued series of preferred stock included liquidation preferences, but all such shares have been redeemed and no shares of preferred stock are outstanding.

Redemption
Folsom Lake Bank’s amended articles of incorporation and applicable certificates of determination do not provide for any redemption on shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, including redemption preferences, for such preferred shares.

Central Valley Community Bancorp’s amended articles of incorporation and applicable certificates of determination do not provide for any redemption on shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, including redemption preferences, for such preferred shares.

LEGAL MATTERS
The validity of the shares of Central Valley Community Bancorp common stock to be issued in the merger has been reviewed by the firm of Buchalter, a professional corporation. Such review should not be construed as constituting an opinion as to the merits of the offering made hereby, the accuracy or adequacy of the disclosures contained herein, or the suitability of Central Valley Community Bancorp common stock for any of Folsom Lake Bank’s shareholders.

EXPERTS
The consolidated financial statements of Central Valley Community Bancorp as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 and the effectiveness of Central Valley Community Bancorp internal control over financial reporting as of December 31, 2016 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated in this prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
Central Valley Community Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended which we refer to as the Exchange Act. In accordance with the Exchange Act, Central Valley Community Bancorp files reports, proxy statements and other information with the Securities and Exchange Commission which we refer to as the SEC. You may read and copy these documents and other information at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also retrieve these materials at the SEC’s Internet website at http://www.sec.gov. In addition, Central Valley Community Bancorp has a website containing additional information about Central Valley Community Bancorp at http://www.cvcb.com. The information on Central Valley Community Bancorp’s website is not a part of this proxy statement/prospectus.
Central Valley Community Bancorp has filed a registration statement on Form S-4, including exhibits, with the SEC pursuant to the Securities Act covering the shares of Central Valley Community Bancorp common stock issuable in the merger. This proxy statement/prospectus does not contain all the information contained in the registration statement. Any additional information may be obtained from the SEC’s principal office in Washington, D.C. or through the SEC’s Internet website. Statements contained in this proxy statement/prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.
The SEC allows Central Valley Community Bancorp to “incorporate by reference” into this document (other than, in each case, documents or information) deemed to have been furnished and not filed in accordance with the rules of the SEC. This permits us to disclose important information to you by referring to these documents. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. Central Valley Community Bancorp incorporates by reference the respective documents filed by it with the SEC listed below and any future filings made by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the Folsom Lake Bank’s special shareholders’ meeting.

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed March 29, 2017;

•
Portions of the Definitive Proxy Statement on Schedule 14A for the 2017 annual meeting of shareholders incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed April 12, 2017;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 8, 2017;

•	Current Reports on Form 8-K filed January 24, 2017, February 10, 2017, February 17, 2017, April 28, 2017 and May 19, 2017; and

•
The description of Central Valley Community Bancorp common stock contained in the registration statement on Form S-8 filed with the SEC on November 20, 2000, together with any amendments or report filed with the SEC for the purpose of updating the description.

You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Central Valley Community Bancorp at the following address and telephone number:
Central Valley Community Bancorp
7100 N. Financial Drive, Suite 101
Fresno, California 93720
(559) 298-1775
Attention: LeAnn Ruiz

You should rely only on the information contained or incorporated by reference in this document. Central Valley Community Bancorp has not authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, Central Valley Community Bancorp is not making an offer to sell or soliciting an offer to buy any securities other than the Central Valley Community Bancorp common stock to be issued by Central Valley Community Bancorp in the merger, and neither Central Valley Community Bancorp nor Folsom Lake Bank is making an offer of such securities in any state where the offer is not permitted. Information contained herein regarding Folsom Lake Bank was provided by Folsom Lake Bank for inclusion in this document. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

Appendix A
AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
DATED AS OF APRIL 27, 2017
AMONG
CENTRAL VALLEY COMMUNITY BANCORP,
CENTRAL VALLEY COMMUNITY BANK,
AND
FOLSOM LAKE BANK

Appendix A Table of Contents

Appendix A Table of Contents

Appendix A Table of Contents

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
This AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of April 27, 2017, is hereby entered into by and among Central Valley Community Bancorp, a California corporation (“CVCY”), Central Valley Community Bank, a California-state chartered bank and wholly-owned subsidiary of CVCY (“Central Valley Community Bank”), and Folsom Lake Bank, a California-state chartered bank (“Folsom Lake Bank”).

RECITALS
WHEREAS, the Board of Directors of Folsom Lake Bank (the “Folsom Lake Bank Board”) has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the strategic business combination transaction provided for in this Agreement, in which Folsom Lake Bank will, on the terms and subject to the conditions set forth herein, merge with and into Central Valley Community Bank (the “Merger”), with Central Valley Community Bank being the surviving entity in the Merger, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Folsom Lake Bank and its shareholders, and (iii) resolved to recommend that Folsom Lake Bank’s shareholders approve and adopt this Agreement.
WHEREAS, each of the Boards of Directors of CVCY and Central Valley Community Bank has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, CVCY and Central Valley Community Bank, respectively, and the shareholders of CVCY and Central Valley Community Bank, respectively.
WHEREAS, the parties intend that the Merger be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).
WHEREAS, as a material inducement to CVCY and Central Valley Community Bank to enter into this Agreement, and simultaneously with the execution of this Agreement or promptly thereafter, each of the directors of Folsom Lake Bank (other than Carrie Reginato, who will enter into an Executive Cooperation Agreement) are entering into and delivering to CVCY an agreement in the form of Annex A hereto, with such changes as agreed between CVCY and the parties thereto on or before the date hereof (the “Director Cooperation Agreements”), and each of the Key Employees (other than Robert J. Flautt, who will be entering into a Director Cooperation Agreement) is entering into and delivering to CVCY an agreement in the form of Annex B hereto, with such changes as agreed between CVCY and the parties thereto on or before the date hereof (the “Executive Cooperation Agreements” and collectively with the Director Cooperation Agreements, the “Cooperation Agreements”), pursuant to which they shall agree, among other things, to vote their shares of capital stock of Folsom Lake Bank in favor of the approval and adoption of this Agreement.
WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1Certain Definitions The following terms are used in this Agreement with the meanings set forth below:
“401(k) Plan” has the meaning set forth in Section 5.17.
“Acquisition Event” has the meaning set forth in Section 7.2.
“Acquisition Proposal” has the meaning set forth in Section 5.7.
“Acquisition Transaction” has the meaning set forth in Section 7.2.

Appendix A Table of Contents

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (i) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such Person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such Person or (iii) the power to exercise a controlling influence over the management or policies of such Person; provided, however, neither Folsom Lake Bank nor any of its Affiliates shall be deemed an Affiliate of CVCY, Central Valley Community Bank or any of their respective Subsidiaries for purposes of this Agreement prior to the Effective Time and neither CVCY, Central Valley Community Bank nor any of their respective Affiliates shall be deemed an Affiliate of Folsom Lake Bank or any of its Subsidiaries for purposes of this Agreement prior to the Effective Time.
“Aggregate Merger Consideration” means the number of CVCY Common Stock calculated by multiplying the number of Folsom Lake Bank Diluted Shares by the Exchange Ratio.
“Agreement” means this Agreement and Plan of Reorganization and Merger, as amended or modified from time to time in accordance with Section 8.2.
“Assumed Options” has the meaning set forth in Section 2.4(h).
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“Benefit Plan” or “Benefit Plans” has the meaning set forth in Section 4.2(n)(i).
“Burdensome Condition” has the meaning set forth in Section 6.1(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States government or any day on which banking institutions in the State of California are authorized or obligated to close.
“Central Valley Community Bank” has the meaning set forth in the preamble to this Agreement.
“Certificates” has the meaning set forth in Section 2.5(b).
“CGCL” means the California General Corporation Law.
“Closing” has the meaning set forth in Section 6.1.
“Closing Allowance” means the Folsom Lake Bank allowance for loan losses as of the final day of the month immediately preceding the month in which the Closing Date occurs (unless the Closing Date occurs during the first week of the month, in which event it shall be determined as of the final day of the month that is two months immediately preceding the Closing Date) predetermined in accordance with GAAP.
“Closing Date” means the date on which the Effective Time occurs.
“Closing Shareholders’ Equity” means Folsom Lake Bank shareholders’ equity as of the final day of the month immediately preceding the month in which the Closing Date occurs (unless the Closing Date occurs during the first week of the month, in which event it shall be determined as of the final day of the month that is two months immediately preceding the Closing Date) determined in accordance with GAAP, but excluding (a) unrealized gains or losses in Folsom Lake Bank’s securities portfolio due to mark-to-market adjustments and any other accumulated other comprehensive income or loss accrued after December 31, 2016, (b) Transaction Expenses, in an amount not to exceed $4,000,000, (c) any increases in shareholder’s equity arising from, relating to or in connection with the exercise of any Stock Options after the date of this Agreement, (d) any purchase accounting marks arising from the Merger, and (e) any adjustments or changes made at the request of CVCY pursuant to Section 5.9 and the effects of any such adjustments or changes.
“Code” means the Internal Revenue Code of 1986, as amended.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Confidentiality Agreement” has the meaning set forth in Section 5.6(e).
“Consents” has the meaning set forth in Section 5.11.
“Cooperation Agreement” has the meaning set forth in the recitals.
“CVCB Board” has the meaning set forth in Section 5.18.
“CVCY” has the meaning set forth in the preamble to this Agreement.
“CVCY Board” has the meaning set forth in Section 5.18.

Appendix A Table of Contents

“CVCY Common Stock” means shares of CVCY common stock, no par value.
“CVCY Common Stock Determination Date” means the fifth (5th) Business Day immediately preceding the Closing Date.
“CVCY Common Stock Determination Price” means the volume weighted average of the CVCY Daily Sales Price on the twenty (20) consecutive Trading Days ending on and including the CVCY Determination Date.
“CVCY Daily Sales Price” for any Trading Day means the daily volume weighted average sales price per share of CVCY Common Stock on the NASDAQ Capital Market.
“DBO” means the Department of Business Oversight of the State of California.
“Derivatives Contracts” has the meaning set forth in Section 4.2(r).
“Disclosure Schedule” has the meaning set forth in Section 4.1.
“Dissenting Shares” has the meaning set forth in Section 2.5(g).
“DOL” has the meaning set forth in Section 4.2(n)(i).
“Effective Time” has the meaning set forth in Section 2.2.
“Employees” has the meaning set forth in Section 4.2(n)(i).
“Environmental Laws” has the meaning set forth in Section 4.2(p).
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“Equity Incentive Plan” has the meaning set forth in Section 2.4(h).
“Equity Investment” means (a) an Equity Security, and (b) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.
“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 4.2(n)(i).
“Exchange Agent” has the meaning set forth in Section 2.4(a).
“Exchange Ratio” has the meaning set forth in Section 2.3(a).
“Exchangeable Shares” means the shares of Folsom Lake Bank Common Stock issued and outstanding immediately prior to the Effective Time (including, without limitation, Dissenting Shares).
“Fair Housing Act” means the Fair Housing Act, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“FHLB” means the Federal Home Loan Bank of San Francisco.
“Folsom Lake Bank” has the meaning set forth in the preamble to this Agreement.
“Folsom Lake Bank Articles” means the Articles of Incorporation of Folsom Lake Bank, as amended and restated.
“Folsom Lake Bank Board” has the meaning set forth in the recitals to this Agreement.
“Folsom Lake Bank Bylaws” means the Bylaws of Folsom Lake Bank, as amended and restated.
“Folsom Lake Bank Common Stock” means the common stock of Folsom Lake Bank.
“Folsom Lake Bank Diluted Shares” means the aggregate number of shares of Folsom Lake Bank Common Stock issued and outstanding immediately prior to the Effective Time.

Appendix A Table of Contents

“Folsom Lake Bank Financial Statements” shall mean (i) the audited balance sheets (including related notes and schedules, if any) of Folsom Lake Bank as of December 31, 2016, 2015 and 2014, and the statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Folsom Lake Bank for the years then ended; (ii) the unaudited statements of financial condition (including related notes and schedules, if any) of Folsom Lake Bank as of March 31, 2017, and the unaudited income statements (including related notes and schedules, if any) of Folsom Lake Bank for the three months ended March 31, 2017; and (iii) the unaudited statements of financial condition of Folsom Lake Bank (including related notes and schedules, if any) and the unaudited income statements (including related notes and schedules, if any) of Folsom Lake Bank with respect to the quarterly periods ending subsequent to March 31, 2017.
“Folsom Lake Bank Loan Property” has the meaning set forth in Section 4.2(p).
“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.
“Governmental Authority” means any federal, territorial, state, local or foreign court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.
“Hazardous Substance” has the meaning set forth in Section 4.2(p).
“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act, as amended.
“Indemnified Parties” has the meaning set forth in Section 5.16(a).
“Insurance Policies” has the meaning set forth in Section 4.2(x).
“IRS” has the meaning set forth in Section 4.2(n)(i).
“Key Employees” means the following employees of Folsom Lake Bank: (i) the President and Chief Executive Officer of Folsom Lake Bank, Robert J. Flautt; (ii) the Executive Vice President and Chief Financial Officer of Folsom Lake Bank, John R. Olson; (iii) the Executive Vice President and Chief Credit Officer, Blain Lauhon; and (iv) the Executive Vice President and Chief Marketing Officer, Carrie Reginato.
“Knowledge” means (i) with respect to CVCY and Central Valley Community Bank, the knowledge of any member of the CVCY Board or CVCY or Central Valley Community Bank senior management team, and (ii) with respect to Folsom Lake Bank, the knowledge of any member of the Folsom Lake Bank Board or any of the Key Employees.
“Letter of Transmittal” has the meaning set forth in Section 2.5(b).
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.
“Loans” has the meaning set forth in Section 3.1(s).
“Material Adverse Effect” means with respect to any party, any effect, change, development or occurrence that (i) is material and adverse to the financial condition, assets, deposits, results of operations, prospects or business of such party, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States and the State of California, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party expressly required by the terms of this Agreement or taken with the prior written consent of the other party or parties in contemplation of the transactions contemplated hereby; (F) the public announcement or consummation of the transactions contemplated hereby; (G) any failure, in and of itself, to meet internal projections or forecasts of revenue, net income or any other measure of financial performance to be achieved in the future (but not including any underlying causes thereof); (H) changes in the market price of such party’s common stock; or (I) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other similarly situated companies in the industry in which such party operates; or (ii) would materially impede the ability of such party to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby.
“Material Contract” or “Material Contracts” has the meaning set forth in Section 4.2(l)(i).
“Merger” has the meaning set forth in the recitals to this Agreement.

Appendix A Table of Contents

“Merger Consideration” has the meaning set forth in Section 2.3(a).
“NASDAQ” has the meaning set forth in Section 5.4.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“OREO” means other real estate owned.
“Pension Plan” has the meaning set forth in Section 4.2(n)(ii).
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.
“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.
“Professional Expenses” means the fees and expenses of Folsom Lake Bank’s legal counsel, financial advisors and independent accounting firm incurred in connection with or in contemplation of this Agreement and the transactions contemplated herein.
“Proxy Statement” has the meaning set forth in Section 5.8.
“Record Date” has the meaning set forth in Section 2.4(a).
“Registration Statement” has the meaning set forth in Section 5.3.
“Representatives” has the meaning set forth in Section 5.7(a).
“Requisite Shareholder Approval” has the meaning set forth in Section 6.1(c).
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to sell, purchase, issue, or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.
“SEC” means the U.S. Securities and Exchange Commission.
“SEC Reports” has the meaning set forth in Section 4.3(f).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Stock Option” has the meaning set forth in Section 2.4(h).
“Subsidiary” has the meaning ascribed to such term in Rule l-02 of Regulation S-X of the SEC.
“Superior Proposal” has the meaning set forth in Section 5.7(d).
“Tax” and “Taxes” mean (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, net worth, margin, capital production, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign), (ii) in the case of Folsom Lake Bank, liability for the payment of any amount of the type described in clause (i) as a result of being or having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of Folsom Lake Bank to a Governmental Authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability of Folsom Lake Bank for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including an indemnification obligation).
“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).
“Trading Day” means a day that CVCY Common Stock is traded on the NASDAQ Capital Market as reported on the website of www.nasdaq.com.

Appendix A Table of Contents

“Transaction Expenses” means amounts paid or to be paid, or accrued or to be accrued by Folsom Lake Bank in connection with this Agreement and the transactions contemplated herein, including, but not limited to, Professional Expenses, severance, retention and retirement costs and expenses under any severance, employment, retirement, benefit and change in control agreements, directors’ and officers’ tail insurance coverage, data processing termination costs, other termination costs and fees under Folsom Lake Bank’s contracts and agreements.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

ARTICLE II
THE MERGER AND RELATED MATTERS

2.1The Merger; Surviving Entity.
(a)The Merger. Subject to the terms and conditions of this Agreement, and pursuant to the provisions of the CGCL and, to the extent applicable, the California Financial Code and the rules and regulations promulgated by the DBO, at the Effective Time, Folsom Lake Bank shall be merged with and into Central Valley Community Bank, with Central Valley Community Bank continuing as the surviving corporation.
(b)Surviving Entity. Upon the consummation of the Merger, the separate corporate existence of Folsom Lake Bank shall cease and Central Valley Community Bank shall continue as the surviving entity under the laws of the State of California. The name of Central Valley Community Bank as the surviving entity of the Merger shall remain “Central Valley Community Bank.” From and after the Effective Time, Central Valley Community Bank, as the surviving entity of the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Folsom Lake Bank.
(c)Articles of Incorporation and Bylaws of the Surviving Entity. The Articles of Incorporation and Bylaws of Central Valley Community Bank, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of Central Valley Community Bank, as the surviving corporation of the Merger, until either is thereafter amended in accordance with applicable law.
(d)Directors and Officers of the Surviving Entity. The directors and officers of Central Valley Community Bank immediately prior to the Effective Time shall be the directors and officers of Central Valley Community Bank, as the surviving corporation of the Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

2.2Filing of Agreement of Merger. As soon as practicable, but in no event later than the tenth calendar day after which each of the conditions set forth in Article VI hereof has been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing) or such other time as the parties may agree, Folsom Lake Bank and Central Valley Community Bank will file, or cause to be filed, with the DBO and the California Secretary of State an agreement of merger in substantially the form of Annex C to this Agreement effecting the Merger. The Merger shall become effective at the time that such agreement of merger has been filed with the DBO as provided in Section 4887(c) of the California Financial Code (the “Effective Time”).

2.3Conversion of Common Stock.
(a)Folsom Lake Bank Common Stock. At the Effective Time, each issued and outstanding share of Folsom Lake Bank Common Stock (other than Dissenting Shares) shall be converted into 0.8000 (the “Exchange Ratio”) duly authorized, validly issued, fully paid and nonassessable shares of CVCY Common Stock (the “Merger Consideration”).
(b) No Fractional Shares. No fraction of a share of CVCY Common Stock will be issued, but in lieu thereof, each Folsom Lake Bank shareholder who would otherwise be entitled to a fraction of a share of CVCY Common Stock (based on the aggregate number of shares of Folsom Lake Bank Common Stock held by such shareholder) shall be entitled to receive from CVCY an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the closing price of CVCY Common Stock reported on Nasdaq on the last Trading Day preceding the Closing Date.
(c) Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of CVCY Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

Appendix A Table of Contents

(d)No Effect on Stock of Other Parties. The Merger shall have no effect on the capital stock of CVCY or Central Valley Community Bank.

2.4Exchange Procedures; Dissenting Shares.
(a)Exchange Agent. At least 10 Business Days prior to the Effective Time, CVCY shall designate Computershare Shareholder Services, Inc. or another Person reasonably acceptable to Folsom Lake Bank to act as Exchange Agent (the “Exchange Agent”) in the Merger.
(b)Exchange Procedures. Subject to Folsom Lake Bank’s timely delivery of all information necessary therefor, within a reasonable period of time (but not more than 10 Business Days) after the Closing, CVCY shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Folsom Lake Bank Common Stock (each a “Shareholder” and collectively, the “Shareholders”), it being understood that any reference herein to "Certificate" shall be deemed, as appropriate, to include reference to book-entry account statements relating to the shares of Folsom Lake Bank Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that in lieu of a Certificate and letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an "agents message" to the Exchange Agent, (i) a letter of transmittal form (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in exchange therefor. Following the Effective Time and delivery to the Exchange Agent of a duly completed and validly executed Letter of Transmittal, together with surrender of a Certificate (or Certificates) for cancellation, each Shareholder shall be entitled to receive in exchange therefor the Merger Consideration to which such Shareholder is entitled pursuant to Section 2.3(a) at the times set forth in this Article II and the Certificate(s) so surrendered shall be canceled. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Central Valley Community Bank may reasonably require.
(c)CVCY to Provide Aggregate Merger Consideration to Exchange Agent. On or before the date of the Closing, CVCY shall deposit with the Exchange Agent, for payment in accordance with this Section 2.4, a number of shares of CVCY Common Stock equal to the Aggregate Merger Consideration plus an additional amount of cash sufficient to deliver to the Shareholders any cash in lieu of fractional shares payable pursuant to Section 2.3 as determined by CVCY. Any shares of CVCY Common Stock and any deposited cash remaining with the Exchange Agent on the 12-month anniversary of the Closing Date shall be remitted to CVCY and thereafter any Shareholder shall direct any claims for payment hereunder to CVCY.
(d)No Further Rights. At the Effective Time, holders of Certificates shall cease to have rights with respect to Folsom Lake Bank Common Stock previously represented by such Certificates, and their sole right (other than the holders of Certificates representing Dissenting Shares) shall be the right to receive the Merger Consideration and cash in lieu of fractional shares into which the shares of Folsom Lake Bank Common Stock represented by such Certificates have been converted pursuant to this Section 2.4, as well as any dividends to which holders of Folsom Lake Bank Common Stock become entitled in accordance with Section 2.4(e). After the Effective Time, there shall be no further transfer of Certificates on the records of Folsom Lake Bank, and if such Certificates are presented to CVCY or Central Valley Community Bank for transfer, they shall be canceled against delivery of the Merger Consideration in respect of the shares represented thereby. Neither CVCY nor Central Valley Community Bank shall be obligated to deliver any merger consideration pursuant to this Article II to any former holder of Folsom Lake Bank Common Stock until such holder surrenders the Certificates as provided herein. Neither Central Valley Community Bank nor any party to this Agreement nor any Affiliate thereof shall be liable to any holder of Folsom Lake Bank Common Stock represented by any Certificate for any merger consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Central Valley Community Bank shall be entitled to rely upon the stock transfer books of Folsom Lake Bank to establish the identity of those persons entitled to receive merger consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Central Valley Community Bank shall be entitled to deposit the Merger Consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
(e) No Dividends or Other Distributions. No dividends or other distributions with respect to CVCY Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CVCY Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 2.4. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Section 2.4, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of CVCY Common Stock represented by such Certificate and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CVCY Common Stock represented by such Certificate

Appendix A Table of Contents

with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the CVCY Common Stock issuable with respect to such Certificate.
(f)Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration in respect of the shares represented by those Certificates required pursuant to Section 2.3 at the times set forth in Article II; provided, that the owner of such lost, stolen or destroyed Certificates shall deliver, if requested by CVCY, at the owner’s expense, a non-refundable bond in such amount as CVCY may determine and provide an indemnity acceptable to CVCY against any claim that may be made against CVCY, Central Valley Community Bank, Folsom Lake Bank or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed and make any processing fee payments to the Exchange Agent.
(g)Dissenting Shares. Any shares of Folsom Lake Bank Common Stock held by a Person who dissents from the Merger in accordance with the provisions of applicable law shall be herein called “Dissenting Shares.” Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to applicable law. The Merger Consideration for any Dissenting Share shall be paid over to CVCY pending the determination as to the rights of any Dissenting Share to consideration under applicable laws.
(h)Assumption of Stock Options and the Equity Incentive Plan. Unless otherwise agreed to in writing by the parties after the date hereof:
(i)CVCY and Folsom Lake Bank shall take all actions necessary (including delivery of any required notices by Folsom Lake Bank) to provide that, effective as of the Effective Time, without any action on the part of the holders thereof, each outstanding stock option (“Stock Option”) granted by Folsom Lake Bank to its organizers, directors, officers and employees under the 2007 Equity Incentive Plan (the “Equity Incentive Plan”) of Folsom Lake Bank, whether or not vested, shall cease to represent the right to acquire shares of Folsom Lake Bank Common Stock and shall instead be converted automatically into an option to acquire shares of CVCY Common Stock as provided below (an “Assumed Option”), and such Assumed Options shall be assumed by CVCY on substantially the same terms and conditions as were applicable under the corresponding Stock Options immediately prior to the Effective Time; provided, however, that after the Effective Time:
(A)each Assumed Option shall be exercisable (or shall become exercisable in accordance with its terms) for a number of shares of CVCY Common Stock equal to the product of (x) the number of shares of Folsom Lake Bank Common Stock that would be issuable upon exercise of such Stock Option outstanding immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share; and
(B)the per share exercise price for the CVCY Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient determined by dividing (x) the per share exercise price for such Stock Option outstanding immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent.
Any restriction on the exercisability of such Stock Option in effect immediately prior to the Effective Time  shall continue in full force and effect, and the term , exercisability and vesting schedule of such Stock Option as in effect immediately prior to the Effective Time, including the acceleration of the vesting of such  Stock Option under Section 7.2 of the Equity Incentive Plan, shall remain unchanged. As soon as reasonably practicable following the Closing Date, CVCY shall deliver to each Person who holds an Assumed Option a document evidencing the foregoing assumption of such Stock Option by CVCY. CVCY and Folsom Lake Bank shall cooperate and coordinate with respect to any materials to be submitted to the holders of the Stock Options in connection with any notice required under this Section..
(ii)By virtue of the Merger, and without any action by any holders of equity awards, CVCY shall assume the Equity Incentive Plan, with such assumption to be effective as of the Effective Time. Upon and following the Effective Time, CVCY shall be able to grant stock awards, to the extent permitted by applicable laws and stock exchange listing regulations, under the terms of the Equity Incentive Plan, to issue the reserved but unissued shares of Folsom Lake Bank Common Stock under the Equity Incentive Plan and the shares that would otherwise return to the Equity Incentive Plan pursuant to the terms thereof, except that immediately upon the Effective Time, all references to a number of shares of Folsom Lake Bank Common Stock shall be (A) changed to references to CVCY Common Stock and (B) converted to a number of shares of CVCY Common Stock equal to the product of the number of shares of Folsom Lake Bank Common Stock stated in the Equity Incentive Plan multiplied by the Exchange Ratio, rounded down to the nearest whole share, and all references to Folsom Lake Bank in the Equity Incentive Plan and Assumed Options shall be deemed to refer to CVCY. The board of directors of CVCY (or an

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appropriate committee thereof in accordance with Rule 16b-3(d) of the Exchange Act) shall, effective as of the Effective Time, become the administrator of the Equity Incentive Plan.
(iii)The transactions contemplated by this Section shall in all cases be done in a manner designed to comply with Section 409A of the Code and, to the extent applicable, Section 424 of the Code.

2.5United States Federal Income Tax Consequences. It is intended that the Merger shall constitute a “reorganization” as that term is used in Section 368(a) of the Code (“Reorganization”), and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. Until the Closing, each party hereto shall use its best efforts to cause the Merger to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a Reorganization.

ARTICLE III
ACTIONS PENDING THE MERGER

3.1Forbearances of Folsom Lake Bank. From the date hereof and until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of CVCY and Central Valley Community Bank, which written consent shall not be unreasonably withheld or delayed, Folsom Lake Bank will not:
(a)Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all laws and prudent business and banking practices, or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Central Valley Community Bank the goodwill of the customers of Folsom Lake Bank and others with whom business relations exist.
(b)Capital Stock. (i) Other than pursuant to the exercise of Stock Options outstanding on the date of this Agreement, issue, sell or otherwise permit to become outstanding, or authorize the issuance of or creation of, any additional shares of stock or any Rights or permit any shares of stock to become subject to grants of employee or director stock options or other Rights, (ii) adjust, split, combine or reclassify any capital stock of Folsom Lake Bank, or (iii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock or equity interests of Folsom Lake Bank.
(c)Dividends. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of capital stock of Folsom Lake Bank.
(d)Compensation; Employment Agreements; Etc. Enter into or amend or renew (other than pursuant to any contractual term providing for an automatic renewal) any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements or arrangements with any current or former director, officer or employee of Folsom Lake Bank or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for changes that are required by applicable law, or (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed.
(e)Hiring. Hire any person as an employee of Folsom Lake Bank or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed or (ii) to fill any vacancies after the date hereof and whose employment is terminable at the will of Folsom Lake Bank.
(f)Benefit Plans. Enter into, establish, adopt, amend or terminate (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations or plan provisions existing as of the date hereof as Previously Disclosed) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Folsom Lake Bank or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder, other than actions related to the transactions contemplated by this Agreement.

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(g)Dispositions. Sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties outside the ordinary course of business in a transaction that (i) individually is greater than $25,000 or (ii) together with all other such transactions is greater than $50,000; provided, however, no such transactions shall be permitted with an Affiliate of Folsom Lake Bank, except as Previously Disclosed.
(h)Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including by merger or consolidation, purchasing any equity interest in or making any investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted by Section 3.1(r)), deposits or properties of any other Person.
(i)Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $50,000 in the aggregate or as Previously Disclosed.
(j)Governing Documents. Amend the Folsom Lake Bank Articles, the Folsom Lake Bank Bylaws or any other governing documents of Folsom Lake Bank or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.
(k)Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.
(l)Contracts. Enter into, cancel, fail to renew or terminate any Material Contract, amend or modify in any material respect any of its existing Material Contracts or waive, release, relinquish or assign any Material Contract (or any rights thereunder), other than (i) as otherwise permitted under this Agreement, or (ii) to replace any existing contractual arrangement on substantially the same terms as the original agreement, including with respect to pricing and termination.
(m)Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Folsom Lake Bank is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Folsom Lake Bank of an amount which exceeds $50,000 in excess of amounts contributed by insurance and/or would impose any material restriction on the business of Folsom Lake Bank.
(n)Banking Operations. Enter into any new line of business; introduce any new products or services; change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility.
(o)Marketing. Introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements, other than in the ordinary course of business consistent with past practices.
(p)Derivatives Contracts. Enter into any Derivatives Contract.
(q)Indebtedness. Incur any indebtedness for borrowed money (other than deposits, escrow balances, federal funds purchased, cash management accounts, FHLB advances, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.
(r)Investment Securities. Acquire or otherwise invest in or dispose of (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security, mortgage-backed or mortgage-related security or Equity Investment other than federal funds or United States Government securities, United States Government agency securities and U.S. Government sponsored agencies, except in the ordinary course of business consistent with past practice.
(s)Loans. (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit originated or to be originated by Folsom Lake Bank (collectively, “Loans”) in a manner that is inconsistent with Folsom Lake Bank’s ordinary course of business or inconsistent with Folsom Lake Bank’s lending policies and procedures in effect as of the date of this Agreement; (ii) take any action that would result in any discretionary release of collateral or guarantees, or otherwise restructure the respective amounts set forth in clause (i) above; (iii) make or commit to make any Loan to, or enter into any transaction with, any directors, officers, employees or any Affiliate of Folsom Lake Bank; or (iv) enter into any Loan securitization or create any special purpose funding entity. For any new credit originated or to be originated by Folsom

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Lake Bank in an amount in excess of $500,000 and for any renewal, modification, extension or amendment of any classified loan in excess of $150,000, prior to committing to transaction, Folsom Lake Bank shall provide CVCY with a copy of the loan underwriting analysis and credit memo of Folsom Lake Bank and shall consult with CVCY respecting such credit and the basis of Folsom Lake Bank’s credit decision, and shall consider any comments raised by CVCY within two (2) Business Days of receipt of such information.
(t)Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).
(u)Adverse Actions. Take or fail to take any action: (i) that is intended or may reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, or (B) any of the conditions to the transactions contemplated hereby set forth in this Agreement not being satisfied; or (ii) which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement.
(v)Tax Elections, Etc. Except as expressly contemplated by this Agreement, make or change any Tax election, settle or compromise any Tax liability of Folsom Lake Bank, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of Folsom Lake Bank, enter into any closing agreement with respect to any Taxes or surrender any right to claim a Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.
(w)Antitakeover Statutes. Take any action (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of any state antitakeover law or state or territorial law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than CVCY or Central Valley Community Bank) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.
(x)Affiliate Transactions. Enter into any transaction, commitment, arrangement or other activity with a related entity, Affiliate or Subsidiary.
(y)Interest on Deposits. Increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices and otherwise consistent with general economic and competitive conditions in Folsom Lake Bank’s market area.
(z)Commitments. Enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

3.2Forbearances of CVCY and Central Valley Community Bank. Except as expressly contemplated or permitted by this Agreement or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, neither CVCY nor Central Valley Community Bank shall (a) take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement, (b) take or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (c) take any action that would prevent or impede or could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (d) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VI not being satisfied or unduly delayed, except as may be required by applicable Law, or (e) enter into an agreement to acquire any other financial institution before all regulatory approvals required to consummate the Merger are received, or (e) authorize, commit, resolve, or agree to take any of the foregoing actions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1Disclosure Schedules. On or prior to the date hereof, Folsom Lake Bank has delivered to CVCY and Central Valley Community Bank, and CVCY and Central Valley Community Bank have delivered to Folsom Lake Bank, a confidential schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate

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either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV or to one or more of its covenants contained in Article III or Article V. Any information set forth in any one section of a party’s Disclosure Schedule shall be deemed to apply to each other applicable section or subsection of that party’s Disclosure Schedule if its relevance to the information called for in such section or subsection is reasonably apparent on its face notwithstanding the omission of any cross-reference to such other section.

4.2Representations and Warranties of Folsom Lake Bank. Folsom Lake Bank hereby represents and warrants to CVCY and Central Valley Community Bank that, except as Previously Disclosed:
(a)Organization, Standing and Authority. Folsom Lake Bank is a corporation duly organized, validly existing and in good standing under the laws of the State of California that is licensed by the DBO to conduct business as a commercial bank. The deposit accounts of Folsom Lake Bank are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and Folsom Lake Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations; and no proceedings for the termination or revocation of such insurance are pending, or to the Knowledge of Folsom Lake Bank, threatened. The copies of the Folsom Lake Bank Articles, Folsom Lake Bank Bylaws and the other governing documents of Folsom Lake Bank which have previously been made available to CVCY and Central Valley Community Bank are true, complete and correct copies of such documents as in effect on the date of this Agreement. Folsom Lake Bank has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. Folsom Lake Bank is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect. The minute books of Folsom Lake Bank contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken by its board of directors (including committees of the board of directors), as well as the shareholders of Folsom Lake Bank.
(b)Capital Structure.
(i)The authorized capital stock of Folsom Lake Bank consists of 10,000,000 shares of Folsom Lake Bank Common Stock, and 10,000,000 shares of Folsom Lake Bank preferred stock. As of the date of this Agreement, (A) 1,593,111 shares of Folsom Lake Bank Common Stock are issued and outstanding, (B) no shares of Folsom Lake Bank preferred stock are issued and outstanding, and (C) 477,933 shares of Folsom Lake Bank Common Stock are authorized and reserved for issuance upon exercise of the Stock Options. Folsom Lake Bank does not have any other shares of capital stock authorized, designated, issued or outstanding. All outstanding shares of Folsom Lake Bank’s capital stock (Y) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Folsom Lake Bank Articles, the Folsom Lake Bank Bylaws or any agreement to which Folsom Lake Bank is a party, and (Z) have been offered, sold, issued and delivered by Folsom Lake Bank in all material respects in compliance with all applicable laws. There are no declared or accrued but unpaid dividends with respect to any shares of Folsom Lake Bank capital stock.
(ii)Other than the Equity Incentive Plan, Folsom Lake Bank has never adopted, sponsored or maintained any stock incentive plan or any other plan or agreement providing for equity compensation to any Person.
(iii)Other than the Stock Options (all of which have been issued under the Equity Incentive Plan), there are no Rights or agreements obligating Folsom Lake Bank to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Folsom Lake Bank capital stock or any capital stock or equity or other ownership interest of Folsom Lake Bank or obligating Folsom Lake Bank to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right. There are no other outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Folsom Lake Bank.
(iv)Except as required by the Cooperation Agreements, there are no (A) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Folsom Lake Bank to which Folsom Lake Bank is a party, by which Folsom Lake Bank is bound, or of which Folsom Lake Bank has Knowledge, or (B) agreements or understandings to which Folsom Lake Bank is a party, by which Folsom Lake Bank is bound, or of which Folsom Lake Bank has Knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Folsom Lake Bank capital stock. To the extent required, the holders of Folsom Lake Bank Common Stock have been or will be properly given or shall have properly waived any required notice prior to the Merger. No Person other than a director of Folsom Lake Bank has a beneficial ownership interest, directly or indirectly, of five percent (5%) or more of the total issued and outstanding shares of Folsom Lake Bank Common Stock.

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(c)Subsidiaries. Except shares of Federal Home Loan Bank stock reflected in the Folsom Lake Bank Financial Statements, Folsom Lake Bank does not own, beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.
(d)Corporate Power. Folsom Lake Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Folsom Lake Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities.
(e)Corporate Authority.
(i)Subject to the vote of the shareholders of Folsom Lake Bank, this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action of Folsom Lake Bank on or prior to the date hereof and will remain in full force and effect through the Closing. No other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby. Folsom Lake Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by CVCY and Central Valley Community Bank, this Agreement is a valid and legally binding obligation of Folsom Lake Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(ii)The Folsom Lake Bank Board has received the opinion of its financial advisor, Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”), to the effect that, subject to the assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Merger Consideration is fair to the holders of Folsom Lake Bank Common Stock from a financial point of view.
(iii)The Folsom Lake Bank Board, by a vote thereof, has adopted resolutions (A) determining that this Agreement and the transactions contemplated herein, including the Merger, are fair to, and in the best interests of, Folsom Lake Bank and its shareholders, (B) approving and declaring advisable this Agreement and the transactions contemplated hereby and (C) recommending that Folsom Lake Bank’s shareholders approve and adopt this Agreement.
(f)Regulatory Approvals; No Defaults.
(i)No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Folsom Lake Bank in connection with the execution, delivery or performance by Folsom Lake Bank of this Agreement or to consummate the transactions contemplated hereby, except as Previously Disclosed and except for filings of applications or notices with, and approvals or waivers by, the DBO and the FDIC.
(ii)Subject to receipt, or the making, of the consents, approvals, waivers, filings and registrations Previously Disclosed and the expiration of any requisite waiting periods, the execution, delivery and performance of this Agreement by Folsom Lake Bank, and the consummation of the transactions contemplated hereby, do not and will not (A) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under, or give rise to any right on the part of any third party, any Lien, any acceleration of remedies or any right of termination under, or result in any termination or loss to Folsom Lake Bank of any benefit or right under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of Folsom Lake Bank or to which Folsom Lake Bank or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, or contravene or conflict with the Folsom Lake Bank Articles, the Folsom Lake Bank Bylaws or other governing documents of Folsom Lake Bank, (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.
(g)No Conflict. The execution, delivery and performance by Folsom Lake Bank of this Agreement and the consummation of the transactions provided for in this Agreement do not and will not (A) contravene or conflict with, or result in any violation or breach of, any provision of the Folsom Lake Bank Articles, the Folsom Lake Bank Bylaws, or other governing documents of Folsom Lake Bank, (i) conflict with or violate any provision of federal or state law or any governmental rule or regulation (assuming receipt of the required approval of any Governmental Entity and receipt of the Requisite Shareholder Approval), and (ii) except as set forth in Disclosure Schedule 4.2(g) of Folsom Lake Bank, (A) contravene, conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon, (C) require any consent of any person under, or (D) accelerate the performance required by, the terms of, any material debt instrument, lease, license, covenant, or other agreement or understanding to which Folsom Lake

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Bank is a party or by which any of them is bound, any of the properties or assets of Folsom Lake Bank, or any order, ruling, decree, judgment, arbitration award or stipulation to which Folsom Lake Bank is subject.
(h)Financial Statements; Material Adverse Effect.
(i)Folsom Lake Bank has previously delivered or made available to CVCY and Central Valley Community Bank accurate and complete copies of the Folsom Lake Bank Financial Statements. The balance sheets of Folsom Lake Bank as of December 31, 2016, 2015 and 2014 and the statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended are accompanied by the audit report of Moss Adams LLP. The Folsom Lake Bank Financial Statements present fairly or, with respect to those as of any date or for any period ending after the date of this Agreement, will present fairly, in all material respects, the financial position of Folsom Lake Bank as of the respective dates set forth therein, and the results of its operations and cash flows (if applicable) of Folsom Lake Bank as of the respective dates or for the respective periods set forth therein.
(ii)The Folsom Lake Bank Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP consistently (except for the absence of statements of cash flows and notes in the case of quarterly financial statements) applied during the periods involved, except as stated therein. The audits of Folsom Lake Bank have been conducted in accordance with generally accepted auditing standards of the United States.
(iii)Except as Previously Disclosed, since January 1, 2017, (A) Folsom Lake Bank has conducted its business in the ordinary and usual course consistent with past practice, (B) Folsom Lake Bank has not taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 3.1 hereof, and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.2 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Folsom Lake Bank.
(iv)No agreement pursuant to which any loans or other assets have been or shall be sold by Folsom Lake Bank entitled the buyer of such loans or other assets to cause Folsom Lake Bank to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Folsom Lake Bank. All cash, stock or other dividends or any other distribution with respect to the capital stock of Folsom Lake Bank that has been declared, set aside or paid since December 31, 2013, has been Previously Disclosed. Since December 31, 2013, no shares of capital stock of Folsom Lake Bank have been purchased, redeemed or otherwise acquired, directly or indirectly, by Folsom Lake Bank and no agreements have been made by Folsom Lake Bank to do any of the foregoing.
(i)Legal Proceedings. No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against Folsom Lake Bank, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to Folsom Lake Bank, and, to the Knowledge of Folsom Lake Bank, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither Folsom Lake Bank nor any of its properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to Folsom Lake Bank.
(j)Regulatory Matters.
(i)Since January 1, 2013, Folsom Lake Bank has timely and duly filed with or furnished to the appropriate Governmental Authorities in substantially the correct form the monthly, quarterly and annual reports, documents, filings, statements and submissions, together with any amendments thereto, required to be filed or furnished by it under applicable laws and regulations, has paid all fees and assessments due in connection therewith, and such reports, documents, filings, statements and submissions, together with any amendments thereto, were in all material respects complete and accurate. There are no unresolved violations set forth in any such report, documents, filings, statements and submissions, or any amendments thereto relating to any examinations or inspections by any Governmental Authority of Folsom Lake Bank. Except as Previously Disclosed, in connection with the most recent examination of Folsom Lake Bank by the appropriate Governmental Authorities, Folsom Lake Bank was not required to correct or change any action, procedure or proceeding which Folsom Lake Bank believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on Folsom Lake Bank.
(ii)Neither Folsom Lake Bank nor any of its properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has Folsom Lake Bank adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. Folsom Lake Bank has paid all assessments made or imposed by any Governmental Authority.

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(iii)Except as Previously Disclosed, no Governmental Authority has initiated since December 31, 2013, or has pending any proceeding, enforcement action or, to the Knowledge of Folsom Lake Bank, investigation or inquiry into the business, operations, policies, practices or disclosures of Folsom Lake Bank (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of Folsom Lake Bank), or, to the Knowledge of Folsom Lake Bank, threatened any of the foregoing.
(iv)The most recent regulatory rating given to Folsom Lake Bank as to compliance with the Community Reinvestment Act is “Satisfactory.” Since the last regulatory examination of Folsom Lake Bank with respect to Community Reinvestment Act compliance, Folsom Lake Bank has not received any complaints as to Community Reinvestment Act compliance.
(k)Compliance With Laws. Except as Previously Disclosed, Folsom Lake Bank:
(i)is and at all times since December 31, 2013, has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products or all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices and any Order issued with respect to anti-money laundering by the Office of Foreign Assets Control of the U.S. Treasury Department or any other anti-money laundering statute, rule or regulation;
(ii)has and at all times since December 31, 2013, has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to do so would not have a Material Adverse Effect; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Folsom Lake Bank, no suspension or cancellation of any of them is threatened;
(iii)has received, since December 31, 2013, no notification or communication from any Governmental Authority (A) asserting that Folsom Lake Bank is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces (excluding comments resulting from routine regulatory examinations that have subsequently been resolved to the satisfaction of the applicable Governmental Authority) or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Knowledge of Folsom Lake Bank, do any grounds for any of the foregoing exist).
(iv)has devised and maintains a system of internal accounting controls, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP; and
(v)has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law.
(l)Material Contracts; Defaults.
(i)Except as Previously Disclosed, Folsom Lake Bank is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of Folsom Lake Bank to indemnification from Folsom Lake Bank, (C) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice without penalty or other fee and involving the payment or value of more than $25,000 per annum, (D) which is with or to a labor union or guild (including any collective bargaining agreement), (E) which relates to the incurrence of indebtedness for borrowed money, whether as borrower or lender (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), or provides for the imposition of any Liens on any assets of Folsom Lake Bank or the guaranty of the indebtedness of another Person, (F) which grants any Person a right of first refusal, right of first offer, put, call or similar right with respect to any material properties, rights, assets or business of Folsom Lake Bank, (G) which involves the purchase or sale of assets with a purchase price of $25,000 or more in any single case or $50,000 or more in the aggregate, or any acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which is a consulting agreement, license or service contract (including data processing,

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software programming and licensing contracts and outsourcing contracts) which involve the payment of $25,000 or more in annual fees, (I) which provides for the payment by Folsom Lake Bank (or any successor) of payments upon a change of control thereof, (J) which is a lease for any real or material personal property owned or presently used by Folsom Lake Bank, (K) which materially restricts the conduct of any business by Folsom Lake Bank or limits the freedom of Folsom Lake Bank to engage in any line of business in any geographic area (or would so restrict Folsom Lake Bank after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires Folsom Lake Bank to offer specified products or services to their customers or depositors on a priority or exclusive basis, (L) that relates to intellectual property (as such term defined in Section 4.2(v)), (M) contains any provision that requires the purchase of all of Folsom Lake Bank’s requirements for a given product or service from a given third party, or obligates Folsom Lake Bank to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate CVCY or Central Valley Community Bank to conduct business on an exclusive or preferential basis with any third party; (N) which is a partnership, joint venture or similar contract, agreement or arrangement; (O) containing any standstill or similar provision pursuant to which one Person has agreed not to acquire assets or securities of another Person; (P) which is with respect to, or otherwise commits Folsom Lake Bank to do, any of the foregoing, or (Q) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) (all of the foregoing collectively, “Material Contracts”).
(ii)Each Material Contract is valid and binding on Folsom Lake Bank and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of Folsom Lake Bank, is valid and binding on the other parties thereto. Neither Folsom Lake Bank, nor, to the Knowledge of Folsom Lake Bank, any other parties thereto, is in material default under any Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Folsom Lake Bank is currently outstanding.
(iii)All outstanding loans from Folsom Lake Bank to its officers and directors have been Previously Disclosed, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.
(m)No Brokers. Other than Folsom Lake Bank engagement of Sandler O’Neill, no action has been taken by Folsom Lake Bank that would give rise to any valid claim against any party hereto for an advisory fee, brokerage fee or commission, finder’s fee or other like payment with respect to the transactions contemplated hereby.
(n)Employee Benefit Plans.
(i)Disclosure Schedule 4.2(n) of Folsom Lake Bank lists all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Folsom Lake Bank (the “Employees”) and current or former directors or independent contractors of Folsom Lake Bank and any such benefit and compensation plans, contracts, policies or arrangements covering current or former employees or current or former directors or independent contractors of any trade or business (whether incorporated or not) that together with Folsom Lake Bank would be treated as a single employer within the meaning of ERISA section 4001(b)(1) or Code Section 414(b), (c) or (m) (an “ERISA Affiliate”) with respect to which Folsom Lake Bank has any liability, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, retirement, pension, profit sharing split dollar, salary continuation, stock option, stock purchase, stock appreciation rights, stock bonus, incentive bonus, hospitalization, medical, disability, life or other insurance, supplemental unemployment plans, agreements, programs, policies or other arrangements (the “Benefit Plans”). Folsom Lake Bank has previously delivered to CVCY and Central Valley Community Bank true and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the three most recent annual reports (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter or sponsor opinion letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA.
(ii)Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Folsom Lake Bank has no

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Knowledge of any provision or operation that would result in disqualification of such Pension Plan under Section 401(a) of the Code. Folsom Lake Bank has not received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing alleging that any such Benefit Plan has failed to comply with any applicable law or regulation, has not been operated in accordance with the terms of the written plan documents, or that any trustee, fiduciary or other plan official has breached any duty imposed by ERISA with respect to such plan. There is no material pending or, to Folsom Lake Bank’s Knowledge, threatened litigation relating to the Benefit Plans. Folsom Lake Bank has not engaged in a transaction with respect to any Benefit Plan or Pension Plan that could subject it to a tax or penalty imposed by Section 4975 or 4976 of the Code or Section 502(i) or (l) of ERISA in an amount which result in a Material Adverse Effect. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan. No Benefit Plan or related trust is the subject of an audit, investigation or examination by a Governmental Authority.
(iii)Folsom Lake Bank has not sponsored, maintained or been obligated to contribute to any Pension Plan subject to ERISA Title IV or any multiemployer pension plan within the last six (6) years. No liability under Title IV of ERISA has been or is expected to be incurred by Folsom Lake Bank with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it or a single-employer plan of any entity which is an ERISA Affiliate. With respect to any ERISA Plan that is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (A) neither Folsom Lake Bank nor any ERISA Affiliate has, since December 31, 2009, made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, (B) no event has occurred that presents a material risk of a complete or partial withdrawal, (C) neither Folsom Lake Bank nor any ERISA Affiliate has any contingent liability under Section 4204 of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated hereby.
(iv)All contributions required to be made and premiums required to be paid under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Each Pension Plan and all single-employer plans of its ERISA Affiliates have satisfied the requirements of Section 436 and Section 401(a)(29) of the Code and no lien has been imposed on Folsom Lake Bank under Section 430(k) of the Code.
(v)Folsom Lake Bank has no obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. No event or condition exists with respect to a Benefit Plan that could subject Folsom Lake Bank to a material tax under Section 4980B of the Code, 4980D of the Code, or 4980H of the Code.
(vi)All Benefit Plans which provide for deferral compensation within the meaning of Section 409A of the Code are either exempt from the application of Section 409A of the Code or are in compliance therewith. Neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, (A) entitle any Employees or any current or former director or independent contractor of Folsom Lake Bank to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans except as set forth on Disclosure Schedule 4.2(vi), (C) result in any breach or violation of, or a default under, any of the Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code except as set forth on Disclosure Schedule 4.2(vi), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (E) obligate Folsom Lake Bank to compensate, reimburse or make any additional payment to any Employee or any current or former director or independent contractor because of the imposition of an excise tax (including any interest or penalties related thereto) under Code Section 4999, or (F) result in any payment or portion of any payment that would not be deductible by Folsom Lake Bank under Section 162(m) of the Code when paid. Notwithstanding Disclosure Schedule 4.2(vi), no payment disclosed thereunder shall be subject to the limitations on deductions pursuant to Section 280G of the Code.
(vii)No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

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(o)Labor Matters. Folsom Lake Bank is not a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Folsom Lake Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Folsom Lake Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Folsom Lake Bank’s Knowledge, threatened, nor is Folsom Lake Bank aware of any activity involving Folsom Lake Bank’s employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Folsom Lake Bank has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law. As of the date hereof, there are no actions, suits, proceedings, government investigations, or labor grievances pending, or, to the Knowledge of Folsom Lake Bank, threatened relating to any employment related matter involving any Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Folsom Lake Bank believes that its relations with its employees are good. As of the date hereof, no executive officer (as defined in Rule 501(f) promulgated under the Securities Act) of Folsom Lake Bank has notified Folsom Lake Bank that such officer intends to leave the Folsom Lake Bank or otherwise terminate such officer’s employment with Folsom Lake Bank. To the Knowledge of Folsom Lake Bank, no executive officer of Folsom Lake Bank is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and to the Knowledge of Folsom Lake Bank, the continued employment of each such executive officer does not subject Folsom Lake Bank to any liability with respect to any of the foregoing matters. Folsom Lake Bank is in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, California Labor Code section 1400 et seq., and any other similar applicable foreign, state, or local laws relating to facility closings and layoffs. All independent contractors of Folsom Lake Bank are properly classified under applicable state and federal law, and Folsom Lake Bank is in compliance with California Labor Code section 226.8.
(p)Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose or which could impose on Folsom Lake Bank or any real property currently or formerly owned or operated by Folsom Lake Bank, or any real property in which Folsom Lake Bank has held or holds a security interest, Lien or a fiduciary or management role (“Folsom Lake Bank Loan Property”), any liability or obligation arising under any Environmental Laws pending or, to the Knowledge of Folsom Lake Bank, threatened, which liability or obligation could have, individually or in the aggregate, a Material Adverse Effect on Folsom Lake Bank. To the Knowledge of Folsom Lake Bank, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Folsom Lake Bank. Folsom Lake Bank is in compliance, and has at all times complied, in all material respects with applicable Environmental Laws. In addition, and irrespective of such compliance, Folsom Lake Bank is not subject to any liability for any exposure to any Hazardous Substance or any contamination, environmental remediation or clean-up obligations pursuant to any Environmental Law, which liability, individually or in the aggregate, would reasonably be expected to have a material impact on the consummation of the transactions contemplated by this Agreement. To Folsom Lake Bank’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Folsom Lake Bank, or any Folsom Lake Bank Loan Property, has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to Folsom Lake Bank. Folsom Lake Bank could not be deemed the owner or operator of, nor has it participated in the management of, any Folsom Lake Bank Loan Property, any property of Folsom Lake Bank or any other real property which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to Folsom Lake Bank. To Folsom Lake Bank’s Knowledge, Folsom Lake Bank has no liability for any Hazardous Substance disposal or contamination on any third party property. Neither Folsom Lake Bank, nor to Folsom Lake Bank’s Knowledge, any Person whose liability Folsom Lake Bank has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. Folsom Lake Bank is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. To Folsom Lake Bank’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Folsom Lake Bank, any currently or formerly owned or operated property, any Folsom Lake Bank Loan Property, or, to Folsom Lake Bank’s Knowledge, any Person whose liability Folsom Lake Bank has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against Folsom Lake Bank, result in any material restrictions on the ownership, use,

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or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Folsom Lake Bank Loan Property or property of Folsom Lake Bank. Folsom Lake Bank has provided to CVCY and Central Valley Community Bank true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Folsom Lake Bank, any currently or formerly owned or operated property of Folsom Lake Bank and Folsom Lake Bank Loan Property. Folsom Lake Bank has complied, and is in compliance, with all FDIC guidelines concerning environmental due diligence and risk management in lending, loan administration, workout and foreclosure activities including FDIC Bulletin FIL-14-93, and update FIL-98-2006.
As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (i) the protection or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (iii) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation, or (iii) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.
(q)Tax Matters.
(i)Folsom Lake Bank has no Knowledge of any circumstances that could be expected to prevent its Chief Financial Officer from certifying, on behalf of Folsom Lake Bank, the accuracy of the representations included in the form attached as Annex D hereto as of the Closing Date.
(ii)Folsom Lake Bank has duly and timely filed all Tax Returns required to have been filed by it, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities, and such Tax Returns are accurate, correct and complete in all material respects and none of such Tax Returns has been amended;
(iii)All Taxes required to be paid or remitted by Folsom Lake Bank have been timely paid or remitted, including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Authority, all Taxes held in trust or deemed to be held in trust for a Governmental Authority and all installments on account of Taxes for the current year or, where payment is not yet due, Folsom Lake Bank has made adequate provision for such Taxes in the Folsom Lake Bank Financial Statements in accordance with GAAP. The most recent Folsom Lake Bank Financial Statement reflects an adequate reserve (in accordance with GAAP) for all Taxes payable by Folsom Lake Bank through the date of such financial statements;
(iv)Folsom Lake Bank and its officers, directors or any employee responsible for Tax matters have complied with all rules and regulations relating to the withholding of Taxes, remittance of withheld Taxes, information reporting, and the payment or remittance of other amounts due in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and has collected and maintained all requisite certifications and documentation in valid and complete form with respect to any such obligations, including, without limitation, valid Internal Revenue Service Forms W-8 and W-9;
(v)Folsom Lake Bank has not granted a waiver or other consent regarding the application of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request for any such waiver, extension or consent been made;
(vi)Folsom Lake Bank has not been a party to, or a promoter of, any transaction that would constitute a “reportable transaction” or “listed transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b);
(vii)no position has been taken on any Tax Return with respect to the business or operations of Folsom Lake Bank that is contrary to any publicly announced position of a Governmental Authority, or that is substantially similar to any position that a Governmental Authority has successfully challenged in the course of an audit, investigation or examination of a Tax Return of Folsom Lake Bank, or to Folsom Lake Bank’s Knowledge, an audit, investigation or examination of any other Person;
(viii)the unpaid Taxes of Folsom Lake Bank (A) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) as shown on Folsom Lake Bank’s balance sheet dated December 31, 2016, and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP;

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(ix)Folsom Lake Bank is not currently the beneficiary of any extension of time within which to file any Tax Returns;
(x)there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Folsom Lake Bank;
(xi)no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings are pending, ongoing or being conducted or, to Folsom Lake Bank’s Knowledge, threatened, with respect to any Taxes of Folsom Lake Bank;
(xii)Folsom Lake Bank has not received from any taxing authority (including jurisdictions in which Folsom Lake Bank has not filed Tax Returns) any written and, to the best of its Knowledge, verbal (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax, nor have any of the foregoing been threatened, proposed, asserted or assessed by any Governmental Authority against Folsom Lake Bank. No claim has ever been made in writing by any taxing authority in a jurisdiction where Folsom Lake Bank does not file Tax returns that Folsom Lake Bank is or may be subject to Tax in that jurisdiction;
(xiii)Folsom Lake Bank is not a party to, bound by or liable for Taxes of any other Person pursuant to a tax indemnity, tax sharing or other similar agreement;
(xiv)Folsom Lake Bank has never been a member of a group with which it has filed (or been required to file) Tax Returns on a consolidated, combined, unitary or similar basis;
(xv)Folsom Lake Bank is not currently liable, nor does Folsom Lake Bank have any potential liability, for the Taxes of another Person (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (B) as transferee or successor, or (C) by contract or indemnity or otherwise;
(xvi)Folsom Lake Bank has never been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code;
(xvii)Folsom Lake Bank has neither been nor will be a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five year period ending on the Closing Date; and
(xviii)Folsom Lake Bank will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, and has not agreed to make, nor is it required to make, any other adjustment to the Taxes of Folsom Lake Bank, as a result of: (A) Section 481(a) of the Code or any comparable provision of state, local or foreign Tax laws by reason of a change in accounting method or otherwise, (B) any “closing agreement” as described in Section 7121 of the Code or similar state or local Tax law executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, (E) any item having been reported on the completed contract method of accounting or the percentage of completion method of accounting, or (F) other action taken prior to the Closing Date.
(xix)Folsom Lake Bank has not granted any power of attorney which will remain in force after the Closing with respect to any Tax or Tax Return.
(xx)Folsom Lake Bank is not subject to the personal holding company Tax in any year open to assessment of such Tax.
(xxi)Folsom Lake Bank is not receiving any material Tax benefit or credit or other favorable material tax treatment that will not be extended and available to Central Valley Community Bank following the Merger.
(xxii)Folsom Lake Bank is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a Reorganization.
(r)Risk Management Instruments. Except as Previously Disclosed, Folsom Lake Bank is not a party to, nor has agreed to enter into, a Derivatives Contract. “Derivatives Contracts” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

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(s)Loans; Nonperforming and Classified Assets.
(i)Each Loan on the books and records of Folsom Lake Bank was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the Knowledge of Folsom Lake Bank, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.
(ii)Folsom Lake Bank has Previously Disclosed with respect to itself and Folsom Lake Bank as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the Knowledge of Folsom Lake Bank, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Folsom Lake Bank, or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director or executive officer of Folsom Lake Bank or an Affiliate of Folsom Lake Bank.
(t)Properties. Folsom Lake Bank owns no real property. All real property leased by Folsom Lake Bank has been Previously Disclosed. With respect to such real property that is leased by Folsom Lake Bank, Folsom Lake Bank has a good and marketable leasehold estate in and to such property, free and clear of all Liens, leases and other imperfections of title or survey, except for the Permitted Encumbrances. “Permitted Encumbrances” shall mean (i) Liens for current taxes and assessments not yet due and payable and for which adequate reserves have been established, (ii) Liens set forth in policies for title insurance of such properties delivered to CVCY and Central Valley Community Bank that (A) have been accepted in writing by CVCY and Central Valley Community Bank or (B) do not affect the use or enjoyment of such property, or (iii) as Previously Disclosed. Folsom Lake Bank has delivered true, correct and complete copies of such lease(s), together with all amendments thereto, to CVCY and Central Valley Community Bank; any such lease is in full force and effect and will not lapse or terminate prior to the Closing Date; neither Folsom Lake Bank nor the landlord thereunder is in default of any of their respective obligations under any such lease and any such lease constitutes the valid and enjoyable obligations of the parties thereto; the transactions contemplated hereby will not require the consent of any landlord under any such lease, or such consent shall have been obtained; and, with respect to any mortgage, deed of trust or other security instrument which establishes a Lien on the fee interest in any real property subject to any such lease, Folsom Lake Bank has the benefit of a non-disturbance agreement from the holder or beneficiary of such mortgage, deed of trust or other security instrument that provides that Folsom Lake Bank’s use and enjoyment of the real property subject to such lease will not be disturbed as a result of the landlord’s default under any such mortgage, deed of trust or other security instrument, provided Folsom Lake Bank is not in default of any of its obligations pursuant to any such lease beyond the expiration of any notice and cure periods. All real and personal property owned by Folsom Lake Bank or presently used by it in its business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. Folsom Lake Bank has good and marketable and insurable title, free and clear of all Liens to all of its material properties and assets, other than real property, except (A) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (B) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent, and (C) as Previously Disclosed. All personal property which is material to Folsom Lake Bank’s business and leased or licensed by Folsom Lake Bank is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.
(u)Intellectual Property. Except as Previously Disclosed, Folsom Lake Bank owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses (the “Proprietary Rights”), free and clear of any material Liens, all of which have been Previously Disclosed, and Folsom Lake Bank has not received any notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others. To the Knowledge of Folsom Lake Bank, the operation of the business of Folsom Lake Bank does not infringe or violate the intellectual property of any third party. Folsom Lake Bank has performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. The validity, continuation and effectiveness of all licenses, contracts and other agreements relating to the Proprietary Rights used in or necessary for the conduct of the business of Folsom Lake Bank as now conducted or as would reasonably be expected to be conducted in the future consistent with general banking business in the United States, the current terms thereof, and the rights of Folsom Lake Bank in and to Folsom Lake Bank’s Proprietary Rights will not be adversely affected by the consummation of the transactions contemplated by this Agreement. Folsom Lake Bank has taken commercially reasonable measures to protect the Proprietary Rights used in its businesses, including the confidentiality and value of all trade secrets that are owned, used or held by Folsom Lake Bank, including by maintaining policies that require employees, licensees, consultants or other third parties with access to such trade secrets to keep such trade secrets confidential (“Confidentiality Policies”). To the

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Knowledge of Folsom Lake Bank, such Confidentiality Policies have not been violated by any employees, licensees, consultants or other third parties who have been granted access to such trade secrets. The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, network equipment, data communication lines and all other computerized or information technology equipment (collectively, the “IT Assets”) of Folsom Lake Bank operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Folsom Lake Bank in connection with its business, and have not materially malfunctioned or failed within the past five (5) years. To the Knowledge of Folsom Lake Bank, no Person has gained unauthorized access to the IT Assets. Folsom Lake Bank has implemented and has verifiable functionality of reasonable identity management, backup, archive, security and disaster recovery technology and processes consistent with industry practices. Folsom Lake Bank has taken commercially reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of confidential employee, customer financial and other information, and are compliant with all applicable laws with respect to data protection and privacy.
(v)Fiduciary Accounts. Folsom Lake Bank has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws, regulations and common laws. Neither Folsom Lake Bank nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
(w)Books and Records. The books, records, systems, data and information of Folsom Lake Bank (i) have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of Folsom Lake Bank and (ii) are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Folsom Lake Bank (including all means of access thereto and therefrom).
(x)Insurance. Folsom Lake Bank has Previously Disclosed, and provided true, correct and complete copies of, all of the material insurance policies, binders, or bonds currently maintained by Folsom Lake Bank (“Insurance Policies”). Folsom Lake Bank is insured with reputable insurers against such risks and in such amounts as the management of Folsom Lake Bank have reasonably determined to be prudent in accordance with industry practices; all the Insurance Policies are in full force and effect; Folsom Lake Bank is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion and all of the Insurance Policies are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Closing Date.
(y)Allowance For Loan Losses. Folsom Lake Bank’s allowance for loan losses is, and the Closing Allowance shall be as of the Closing Date, in compliance with Folsom Lake Bank’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP, applicable Governmental Authorities and the Financial Accounting Standards Board and is adequate under all such standards.
(z)Transactions With Affiliates. Except as Previously Disclosed, there are no existing or pending transactions, nor are there any agreements or understandings, with any shareholders, directors, officers or employees of Folsom Lake Bank or any Affiliate of Folsom Lake Bank, relating to, arising from or affecting Folsom Lake Bank, including without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of Folsom Lake Bank, with or without adequate compensation, in any amount whatsoever. All outstanding loans from Folsom Lake Bank to its officers and directors have been Previously Disclosed, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof, and such loans (i) were originated in compliance with all applicable laws, (ii) were made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions, (iii) did not involve more than the normal risk of collectability or present other unfavorable features, and (iv) were not granted under conditions where the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O of the Federal Reserve Board.
(aa)Material Facts. No statement contained in this Agreement, including the Disclosure Schedule of Folsom Lake Bank, or any certificate furnished or to be furnished by or at the direction of Folsom Lake Bank to CVCY or Central Valley Community Bank or pursuant to the provisions of this Agreement, contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

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4.3Representations and Warranties of CVCY and Central Valley Community Bank. Each of CVCY and Central Valley Community Bank hereby represent and warrant to Folsom Lake Bank that, except as Previously Disclosed:
(a)Organization, Standing and Authority. CVCY is a corporation duly organized and validly existing under the laws of the State of California. CVCY is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act. CVCY has the requisite authority from the Federal Reserve Board, DBO and FDIC to own and control Central Valley Community Bank. Central Valley Community Bank is a bank duly organized and validly existing under the laws of the State of California. Central Valley Community Bank is duly authorized by the DBO to conduct business as a commercial bank. Each of CVCY and Central Valley Community Bank is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not materially impair the ability of CVCY or Central Valley Community Bank to perform their respective obligations under this Agreement or materially impede the consummation of the transactions contemplated hereby, or would not otherwise have a Material Adverse Effect on the business or operations of CVCY or Central Valley Community Bank. Each of CVCY and Central Valley Community Bank has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where failure to be so licensed or qualified would not materially impair the ability of CVCY or Central Valley Community Bank to perform their respective obligations under this Agreement or materially impede the consummation of the transactions contemplated hereby, or would not otherwise have a Material Adverse Effect on the business or operations of CVCY or Central Valley Community Bank.
(b)Corporate Power. Each of CVCY and Central Valley Community Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Each of CVCY and Central Valley Community Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of all necessary approvals of Governmental Authorities.
(c)Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of CVCY and Central Valley Community Bank on or prior to the date hereof. This Agreement has been duly executed and delivered by CVCY and Central Valley Community Bank and, assuming due authorization, execution and delivery by Folsom Lake Bank, this Agreement is a valid and legally binding agreement of each of CVCY and Central Valley Community Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(d)Regulatory Approvals; No Defaults.
(i)No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CVCY, Central Valley Community Bank, or any of their affiliates in connection with the execution, delivery or performance by CVCY or Central Valley Community Bank of this Agreement or to consummate the transactions contemplated hereby, except for (A) filings of applications or notices with, and approvals or waivers by the DBO, the FDIC, the Federal Reserve Board (if deemed necessary) and the NASDAQ Capital Market (if deemed necessary), (B) the filing and effectiveness of an SEC registration statement on Form S-4, (C) the filing and effectiveness of an SEC registration statement on Form S-8 as contemplated by Section 5.19, and (D) the filing of the merger agreement with the California Secretary of State and the DBO with respect to the Merger.
(ii)Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph, the execution, delivery and performance of this Agreement by CVCY and Central Valley Community Bank, the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of CVCY or Central Valley Community Bank by which any of their respective properties are subject or bound, (B) constitute a breach or violation of, or a default under the governing documents of CVCY or Central Valley Community Bank or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.
(e)Capitalization. The authorized capital stock of CVCY consists of 81,000,000 shares of CVCY Common Stock and 10,000,000 shares of CVCY preferred stock. As of March 31, 2017, (i) 12,198,580 shares of CVCY Common Stock are issued and outstanding and (ii) no shares of CVCY preferred stock are issued and outstanding. All of the outstanding shares of capital stock of CVCY are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities laws, and none of such outstanding shares was issued in

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violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of CVCY. No shares of CVCY’s outstanding capital stock are subject to preemptive rights or any other similar rights. There are no outstanding options other than those issued or granted pursuant to contracts or equity or incentive plans or arrangements described in the SEC Reports. There are no warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of CVCY or contracts, commitments, understandings or arrangements by which CVCY or Central Valley Community Bank is or may become bound to issue additional shares of capital stock of CVCY or Central Valley Community Bank or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of CVCY or a Subsidiary other than those issued or granted pursuant to contracts or equity or incentive plans or arrangements described in the SEC Reports. There are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of CVCY or Central Valley Community Bank or by which CVCY or Central Valley Community Bank is bound except as set forth in the SEC Reports. CVCY and Central Valley Community Bank have no liabilities or obligations required to be disclosed in the SEC Reports but not so disclosed in the SEC Reports, which, individually or in the aggregate, will have or would reasonably be expected to have a Material Adverse Effect on CVCY or Central Valley Community Bank. The shares of CVCY Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.
(f)SEC Reports. CVCY has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2013 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of CVCY has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.
(g)Financial Statements. The financial statements of CVCY included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the balance sheet of CVCY and its consolidated Subsidiaries taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, which would not be material, either individually or in the aggregate.
(h)Tax Matters. CVCY and each of its Subsidiaries have (i) filed all material Tax Returns that they are required to have filed, and all such Tax Returns are accurate, correct and complete in all material respects, and (ii) paid all material Taxes that they are required to have paid, other than Taxes (A) currently payable without penalty or interest, or (B) being contested in good faith by appropriate proceedings.
(i)Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in subsequent SEC Reports filed prior to the date hereof, there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CVCY.
(j)Regulatory Matters.
(i)Neither CVCY, Central Valley Community Bank nor any of their respective Affiliates nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Governmental Authority.
(ii)Neither CVCY nor Central Valley Community Bank has been advised by, nor does either CVCY or Central Valley Community Bank have Knowledge of facts which could reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

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(iii)The most recent regulatory rating given to Central Valley Community Bank as to compliance with the Community Reinvestment Act is “Satisfactory” or higher. Since the last regulatory examination of Central Valley Community Bank with respect to Community Reinvestment Act compliance, Central Valley Community Bank has not received any complaints from a Governmental Authority as to Community Reinvestment Act compliance.
(k)Insurance. CVCY and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as CVCY believes to be prudent and customary in the businesses and locations in which CVCY and the Subsidiaries are engaged. Neither CVCY nor any of its Subsidiaries has received any notice of cancellation of any such insurance, nor, to CVCY’s Knowledge, will it or any Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on CVCY.
(l)Legal Proceedings. There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon CVCY, Central Valley Community Bank or their respective assets which would prevent or delay the consummation of the transactions contemplated hereby by CVCY or Central Valley Community Bank.
(m)No Brokers. Other than CVCY’s engagement of Keefe, Bruyette & Woods, whose fees and costs will be borne by CVCY, no action has been taken by CVCY, or Central Valley Community Bank that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby.
(n)Tax Matters. CVCY has no Knowledge of any circumstances that could be expected to prevent an executive officer of CVCY from certifying, on behalf of CVCY, the accuracy of the representations included in the form attached as Annex E hereto as of the Closing Date.

ARTICLE V
COVENANTS

5.1Reasonable Efforts. Subject to the terms and conditions of this Agreement, Folsom Lake Bank, on the one hand, and CVCY and Central Valley Community Bank, on the other hand, agree to use their commercially reasonable efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

5.2Regulatory Filings.
(a)Subject to the other provisions of this Agreement, CVCY, Central Valley Community Bank and Folsom Lake Bank shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby; and any initial filings with Governmental Authorities shall be made by CVCY or Central Valley Community Bank as soon as reasonably practicable after the execution hereof and in any event, with respect to any filings seeking approval to consummate the Merger, within thirty (30) days (with the exception of the Registration Statement which is addressed in Section 5.3 below).
(b)Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries (if applicable) to any third party or Governmental Authority.

5.3Registration Statement.
(a)It is intended that the CVCY Common Stock to be issued pursuant to this Agreement will be registered under the Securities Act on Form S‑4 filed with the SEC (the “Registration Statement”). Folsom Lake Bank and CVCY shall prepare, and CVCY shall file with the SEC, as promptly as practicable but in any event within forty-five (45) days of the date of this Agreement, the Registration Statement, which shall include the Proxy Statement, and CVCY and Folsom Lake Bank

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shall use their commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable thereafter.
(b)Folsom Lake Bank shall promptly advise CVCY, and CVCY shall promptly advise Folsom Lake Bank, in writing if at any time it shall have obtained Knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement or the Proxy Statement and/or prospectus to be sent to Shareholders in connection with Folsom Lake Bank Shareholders Meeting, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable laws, and Folsom Lake Bank and CVCY shall cooperate in filing with the SEC or its staff or any other government officials, and/or delivering to the holders of Folsom Lake Bank capital stock, any such amendment or supplement.
(c)Each party hereto shall notify the other promptly of the receipt of any comments from the SEC or its staff and or any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or the Proxy Statement or any other filing or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement or the Proxy Statement or other filing. Folsom Lake Bank and CVCY shall each use its respective reasonable commercial efforts to respond promptly to any comments of the SEC or its staff.
(d)Folsom Lake Bank and CVCY shall each use its respective reasonable commercial efforts to cause the Registration Statement, the Proxy Statement and any other materials submitted to the Shareholders in connection with Folsom Lake Bank Shareholders’ Meeting to comply in all materials respects with applicable laws.
(e)The information supplied by Folsom Lake Bank for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is filed, amended, supplemented or declared effective and (ii) the Effective Time or the date of Folsom Lake Bank Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(f)The information supplied by the CVCY for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is filed, amended, supplemented or declared effective and (ii) the Effective Time or the date of Folsom Lake Bank Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(g)If the SEC requires a tax opinion in connection with the filing of the Registration Statement, (i) CVCY shall use its commercially reasonable efforts to cause its counsel to provide such opinion addressed to CVCY and (ii) Folsom Lake Bank shall use its commercially reasonable efforts to cause its counsel to provide such opinion addressed to Folsom Lake Bank; provided, that the issuance of such opinions shall be conditioned upon the receipt by such counsels of customary representation letters from each of Folsom Lake Bank, Central Valley Community Bank and CVCY in a form reasonably agreed to by the parties, and the parties shall otherwise reasonably cooperate with each other in the issuance of such legal opinions.

5.4Nasdaq Capital Market. CVCY shall use its commercially reasonable efforts to cause the shares of CVCY Common Stock issuable in connection with the Merger to be authorized for listing on NASDAQ, as of the Effective Time.

5.5Press Releases. CVCY, Central Valley Community Bank and Folsom Lake Bank shall consult with each other before issuing any press release with respect to the transactions contemplated hereby or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the securities exchange on which it trades, to the extent applicable.

5.6Access; Information.
(a)Upon reasonable notice from CVCY and subject to applicable laws relating to the exchange of information, Folsom Lake Bank shall afford CVCY, Central Valley Community Bank and their respective officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of Folsom Lake Bank and to such other information relating to Folsom Lake Bank as CVCY or Central Valley Community Bank may reasonably request and, during such period, it shall furnish to CVCY and Central Valley

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Community Bank all information concerning the business, properties and personnel of Folsom Lake Bank as CVCY or Central Valley Community Bank may reasonably request. Upon reasonable notice from Folsom Lake Bank and subject to applicable laws relating to the exchange of information, CVCY and Central Valley Community Bank shall afford Folsom Lake Bank and their respective officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of CVCY and Central Valley Community Bank and to such other information relating to CVCY or Central Valley Community Bank as Folsom Lake Bank may reasonably request and, during such period, it shall furnish to Folsom Lake Bank all information concerning the business, properties and personnel of CVCY or Central Valley Community Bank as Folsom Lake Bank may reasonably request.
(b)Until the Effective Time, Folsom Lake Bank shall furnish CVCY, as soon as practicable, and in any event within five (5) days after it is prepared, or concurrent with distribution to the Board of Directors or any committees thereof if prepared for such purpose, a copy of any report, package, materials, or agenda submitted to the Board of Directors of Folsom Lake Bank or any of its committees and access to the working papers and materials related thereto prepared for and distributed to the Board of Directors, whether prior to, at or subsequent to a meeting, provided, however, that Folsom Lake Bank need not furnish CVCY any materials relating to deliberations of the Board of Directors of Folsom Lake Bank, as the case may be, with respect to (i) this Agreement, or the transactions contemplated thereby, or the exercise of any rights thereunder, by Folsom Lake Bank, (ii) communications of legal counsel of Folsom Lake Bank with the Board of Directors or officers of Folsom Lake Bank regarding Folsom Lake Bank’s rights against or obligations to CVCY or Central Valley Community Bank under this Agreement, or (iii) books, records and documents covered by the attorney-client privilege or which are attorneys’ work product. Without limiting the generality of the foregoing, Folsom Lake Bank shall provide to Central Valley Community Bank a list of all loans, which when aggregated with all other loans outstanding or committed to each customer and its affiliates would exceed $250,000 for such customer and its affiliates, scheduled to be considered by the Folsom Lake Bank Loan Committee and, within five (5) days following such meetings, a copy of the related credit authorization documentation. The Board or committee materials to be distributed to CVCY pursuant to this Section 5.7(b) shall be delivered to James M. Ford at the address listed in Section 8.7 hereof.
(c)Folsom Lake Bank shall cooperate, and use its commercially reasonable efforts to cause its independent auditor to cooperate, at Folsom Lake Bank’s expense, with CVCY and its independent auditor in order to enable CVCY and its Affiliates to prepare financial statements, including, without limitation, pro forma financial information, for Folsom Lake Bank that may be required by CVCY or Central Valley Community Bank in connection with the filing of regulatory applications with Governmental Authorities or otherwise required in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Folsom Lake Bank agrees that it will: (i) consent to the use or incorporation of such audited and/or reviewed financial statements in any registration statement, periodic report or other document that it is required to be delivered to shareholders of CVCY or filed by CVCY or any of its Subsidiaries or Affiliates and (ii) execute and deliver, and cause its officers to execute and deliver (including former officers of Folsom Lake Bank after the Closing), such “representation” letters as are customarily delivered in connection with audits and as the independent auditors or Folsom Lake Bank or CVCY may respectively reasonably request under the circumstances.
(d)Until the Effective Time, CVCY and Central Valley Community Bank shall furnish Folsom Lake Bank, as soon as practicable, and in any event within five (5) days after it is prepared, or concurrent with distribution to the Board of Directors or any committees thereof if prepared for such purpose, a copy of any material report, package, materials or agenda submitted to the Board of Directors of CVCY and Central Valley Community Bank or any of its committees and access to the working papers and materials related thereto prepared for and distributed to the Board of Directors, whether prior to, at or subsequent to a meeting, provided, however, that CVCY and Central Valley Community Bank need not furnish Folsom Lake Bank any materials relating to deliberations of the Board of Directors of CVCY or Central Valley Community Bank, as the case may be, with respect to (i) this Agreement, or the transactions contemplated thereby, or the exercise of any rights thereunder, by CVCY or Central Valley Community Bank, (ii) communications of legal counsel of CVCY or Central Valley Community Bank with the Board of Directors or officers of CVCY or Central Valley Community Bank regarding CVCY’s or Central Valley Community Bank’s rights against or obligations to Folsom Lake Bank under this Agreement, or (iii) books, records and documents covered by the attorney-client privilege or which are attorneys’ work product. The board or committee materials to be distributed to Folsom Lake Bank pursuant to this Section 5.6(d) shall be delivered to Robert J. Flautt at the address listed in Section 8.7 hereof.
(e)All information furnished to Folsom Lake Bank, CVCY or Central Valley Bank pursuant to this Section 5.6 shall be subject to the provisions of the confidentiality agreement, dated as of February 1, 2017, between CVCY and Folsom Lake Bank (the “Confidentiality Agreement”).

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(f)No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

5.7Acquisition Proposals.
(a)Folsom Lake Bank shall, and shall cause its Affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to immediately cease any written or oral discussions, negotiations or communication with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of Folsom Lake Bank or any Affiliate thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. Folsom Lake Bank has cancelled access to any third party which has been granted access to any virtual or other data room maintained by or on behalf of Folsom Lake Bank other than CVCY, Central Valley Community Bank and its financial and legal advisors.
(b)From the date of this Agreement through the Effective Time, Folsom Lake Bank shall not, and shall cause its Representatives not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of knowingly furnishing information or assistance), or take any other action designed to facilitate or that could reasonably be expected to result in, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than CVCY, Central Valley Community Bank or their respective Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (x) direct or indirect acquisition or purchase of any material assets or deposits (as applicable) of Folsom Lake Bank, (y) direct or indirect acquisition or purchase of more than 25% of any class of Equity Securities of Folsom Lake Bank, or (z)  merger, consolidation, business combination, recapitalization, tender offer, stock purchase, liquidation, dissolution or similar transaction involving Folsom Lake Bank, other than the transactions contemplated by this Agreement. Folsom Lake Bank agrees that any violation of this Section 5.7 by any Representative of Folsom Lake Bank with the Knowledge of Folsom Lake Bank shall be deemed a breach of this Section 5.7 by Folsom Lake Bank. Folsom Lake Bank acknowledges that this Section 5.7 is a significant inducement for CVCY and Central Valley Community Bank to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to shareholders of Folsom Lake Bank in the Merger, or (ii) a failure to induce CVCY and Central Valley Community Bank to enter into this Agreement.
(c)Folsom Lake Bank agrees that it will promptly (and, in any event, within 48 hours) notify CVCY and Central Valley Community Bank if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Folsom Lake Bank or any of their respective Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep CVCY and Central Valley Community Bank informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in Folsom Lake Bank’s intentions as previously notified.
(d)Notwithstanding the foregoing, in the event Folsom Lake Bank receives an unsolicited bona fide Acquisition Proposal before the Folsom Lake Bank Shareholder Meeting and Folsom Lake Bank Board concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below), Folsom Lake Bank may take any action described in this Section 5.7(d) to the extent that the Board of Directors of Folsom Lake Bank concludes in good faith (after receipt of advice from its legal counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law. Prior to providing any nonpublic information permitted to be provided pursuant to this Section 5.7(d), Folsom Lake Bank shall have entered into a confidentiality agreement with such third party on terms no less favorable to Folsom Lake Bank than the Confidentiality Agreement. Folsom Lake Bank will promptly advise CVCY following receipt of any Superior Proposal of the substance thereof (including the identity of the person making

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such Superior Proposal), and will keep CVCY and Central Valley Community Bank apprised of any related developments, discussions and negotiations (including the terms and conditions of the Superior Proposal) on a current basis. “Superior Proposal” means any bona fide written Acquisition Proposal which the Folsom Lake Bank Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated by this Agreement, (i) after receiving the advice of its financial advisor (who shall be a regionally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein), and (iii) after taking into account all legal (after receipt of advice from its legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable laws.

5.8Approval by Shareholders. As promptly as practicable, but in no event more than five (5) Business Days, after the Registration Statement is declared effective by the SEC pursuant to the Securities Act, Folsom Lake Bank shall submit this Agreement and the transactions contemplated hereby (including the Merger) for approval by holders of Folsom Lake Bank Common Stock at a special meeting to be called and held in accordance with applicable laws (the “Folsom Lake Bank Shareholder Meeting”). Folsom Lake Bank shall cause the Folsom Lake Bank Shareholder Meeting to take place as promptly as reasonably practicable. In connection with its call of such shareholder meeting, Folsom Lake Bank shall cause its proxy materials to set forth each of their respective directors’ commitment to vote the stock for which he or she has voting authority in favor of the transactions contemplated hereby, to include the recommendation of the Folsom Lake Bank Board that the Folsom Lake Bank’s shareholders approve this Agreement, the Merger and the transactions contemplated herein, and to be mailed to the respective Folsom Lake Bank’s shareholders (the proxy materials, together with any amendments or supplements thereto, being herein referred to as the “Proxy Statement”) as soon as practicable following the date hereof. After the execution of this Agreement, Folsom Lake Bank shall promptly prepare its Proxy Statement, which shall be included in the Registration Statement and subject to CVCY and Central Valley Community Bank’s review and approval prior to delivery to holders of Folsom Lake Bank capital stock. The Folsom Lake Bank Board shall at all times prior to and during the Folsom Lake Bank Shareholder Meeting, any adjournments and until the Requisite Shareholder Approval is obtained, recommend that the transactions contemplated hereby be adopted and approved and use its commercially reasonable efforts to obtain the Requisite Shareholder Approval. To the extent Folsom Lake Bank’s shareholders include any Benefit Plan or trust maintained in connection therewith, the Folsom Lake Bank Board shall cause the administrator or other applicable fiduciary for such Benefit Plan to adopt or maintain procedures for the voting of the Folsom Lake Bank capital stock held by the Benefit Plan or its trust which are consistent with applicable fiduciary responsibilities and otherwise reasonably satisfactory to CVCY and Central Valley Community Bank. Except with the prior approval of CVCY and Central Valley Community Bank, neither Folsom Lake Bank nor any member of the Folsom Lake Bank Board shall, at the Folsom Lake Bank Shareholder Meeting, submit any other matters for approval of its shareholders.

5.9Certain Policies and Actions. Prior to the Closing Date, Folsom Lake Bank shall, consistent with GAAP and applicable banking laws and regulations, to the extent requested by CVCY, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of CVCY and Central Valley Community Bank; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 6.1(a) and 6.1(c); and further provided that in any event, no accrual or reserve made by Folsom Lake Bank pursuant to this Section 5.9 shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant or agreement under this Agreement or otherwise be considered in determining whether any such breach or violation shall have occurred; and provided further, that no such modifications or changes will reduce Folsom Lake Bank’s Closing Shareholders Equity except to the extent that they exceed in the aggregate the maximum amount of Transaction Expenses specified in the definition thereof. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Folsom Lake Bank or its management with any such adjustments. Folsom Lake Bank shall tender notices of termination of any vendor agreement requested by Central Valley Community Bank; provided, however, that no such notices need be made prior to the satisfaction of the conditions set forth in Sections 6.1(a) and 6.1(c) unless Central Valley Community Bank agrees to indemnify Folsom Lake Bank for taking any such requested actions. Folsom Lake Bank will use commercially reasonable efforts to negotiate reasonable extensions of its information technology, data processing and other agreements on a month-to-month basis as requested by Central Valley Community Bank to facilitate the deconversion of systems following the Merger.

5.10Notification of Certain Matters. Each party shall give prompt notice to the other parties of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to such party, (b) would cause or constitute a material breach

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of any of its representations, warranties, covenants or agreements contained herein, or (c) lead to litigation or regulatory action that would delay or prevent the consummation of the transactions contemplated by this Agreement.

5.11Estoppel Letters and Consents. Folsom Lake Bank shall use its commercially reasonable efforts to obtain and deliver to Central Valley Community Bank at the Closing the waiver, approval and/or consents to assignment for all Material Contracts so identified as requiring consent on the Disclosure Schedule of Folsom Lake Bank (the “Consents”). Any fees and charges or other consideration, however designated, that are payable in connection with any Consent or estoppel letter shall be promptly paid by, and shall be the sole responsibility of Folsom Lake Bank. Where required by law or by agreements with third parties, Folsom Lake Bank shall use commercially reasonable efforts to obtain from third parties, prior to the Closing Date, all other consents to the transactions contemplated by this Agreement, where failure to obtain such consents would or would reasonably be expected to have a Material Adverse Effect on Folsom Lake Bank, CVCY or Central Valley Community Bank or that will or would reasonably be expected to prevent CVCY and Central Valley Community Bank from realizing any substantial portion of the economic benefits of the transactions contemplated by this Agreement.

5.12Antitakeover Statutes. Each of CVCY, Central Valley Community Bank and Folsom Lake Bank and their respective boards of directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the transactions contemplated hereby, take all action reasonably necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

5.13Notice to Folsom Lake Bank Customers. On and after the receipt of all regulatory approvals required to consummate the transactions contemplated hereby, Folsom Lake Bank shall permit Central Valley Community Bank to provide one or more written notices (which may be joint notices from Folsom Lake Bank and Central Valley Community Bank) to customers of Folsom Lake Bank to describe the proposed transactions, the effect on customers and planned transition procedures. Folsom Lake Bank shall have the right to review and approve the substance of any such communications, provided that Folsom Lake Bank shall not unreasonably withhold, delay or condition its approval.

5.14Folsom Lake Bank Financial Statements.
(a)Until the Closing Date, Folsom Lake Bank shall promptly deliver or make available to CVCY true and correct copies of (i) all financial statements provided to Folsom Lake Bank’s shareholders and/or provided to its directors on or after the date hereof and through the Closing Date, (ii) all Reports of Condition and Income required to be submitted to the FDIC with respect to fiscal quarters after December 31, 2016, (iii) its statements of income, comprehensive income, changes in shareholders’ equity and cash flows for all quarters and years ending after December 31, 2016, and (iv) balance sheets for all fiscal quarters and years ending after December 31, 2016. Such financial statements for years ending after December 31, 2016, shall be audited by Moss Adams LLP, and shall include an opinion of such firm to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position, results of operations and cash flows of Folsom Lake Bank at the date indicated and for such period then ending. Such Reports of Condition and Income shall be prepared in accordance with applicable Federal Financial Institutions Examination Council instructions.
(b)Folsom Lake Bank shall deliver to CVCY copies of all annual management letters and opinions, and shall make available to CVCY for inspection all reviews, correspondence and other documents in the files of Folsom Lake Bank, prepared by Moss Adams LLP or any other certified public accountant engaged by Folsom Lake Bank and delivered to Folsom Lake Bank since January 1, 2013.
(c)    To confirm satisfaction of the condition in Section 6.3(j) and for purposes of assisting CVCY in the calculation of the Aggregate Merger Consideration, at least five (5) Business Days before the Closing Date, Folsom Lake Bank shall provide to CVCY and Central Valley Community Bank (i) Folsom Lake Bank’s financial statements as of the date that the Closing Shareholders’ Equity is measured and (ii) a certificate of its chief financial officer as to the accuracy of such financial statements and confirming that Folsom Lake Bank is not aware that such financial statements required any material modifications in order to comply with GAAP, including regulatory guidelines and requirements with respect to loan classifications, appraisals and the adequacy of the allowance for loan losses. CVCY and Central Valley Community Bank shall be permitted reasonable review and inquiry with respect to all elements of the financial statements and the supporting certificate.

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5.15CVCY Financial Statements.
(a)Until the Closing Date, CVCY shall promptly deliver or make available to Folsom Lake Bank true and correct copies of all financial statements provided to CVCY shareholders and/or provided to its directors on or after the date hereof and through the Closing Date. Such consolidated financial statements for years ending after December 31, 2016, shall be audited and shall include an opinion of CVCY’s auditing firm to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of CVCY at the date indicated and for such period then ending.
(b)CVCY shall deliver to Folsom Lake Bank copies of all annual management letters and opinions, and shall make available to Folsom Lake Bank for inspection all reviews, correspondence and other documents in the files of CVCY, prepared by Crowe Horwath LLP or any other certified public accountant engaged by CVCY and delivered to CVCY or any of its subsidiaries since January 1, 2013.

5.16Indemnification; Directors and Officers Insurance.
(a)From and after the Effective Time, Central Valley Community Bank shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law and the Folsom Lake Bank Articles and the Folsom Lake Bank Bylaws), each present and former director and officer of Folsom Lake Bank (in each case, when acting in such capacity), determined as of the Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification by Central Valley Community Bank.
(b)Any Indemnified Party wishing to claim indemnification under Section 5.16(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify CVCY and Central Valley Community Bank; provided that failure to so notify will not affect the obligations of Central Valley Community Bank under Section 5.16(a) unless and to the extent that Central Valley Community Bank is actually and materially prejudiced as a consequence.
(c)The rights of each Indemnified Party under this Section 5.16 shall be in addition to any rights such individual may have under the Folsom Lake Bank Articles and the Folsom Lake Bank Bylaws or any other applicable laws or under any agreement of any Indemnified Party with Folsom Lake Bank. If Central Valley Community Bank or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Central Valley Community Bank will cause proper provision to be made so that the successors and assigns of Central Valley Community Bank will assume the obligations of Central Valley Community Bank set forth in this Section 5.16.
(d)CVCY shall (and Folsom Lake Bank shall cooperate prior to the Effective Time in these efforts) maintain in effect for a period of six (6) years after the Effective Time Folsom Lake Bank’s existing directors’ and officers’ liability insurance policy (provided that CVCY may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Folsom Lake Bank given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided that CVCY shall not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Folsom Lake Bank’s directors and officers, 250% of the annual premium payments on Folsom Lake Bank’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, CVCY shall maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, CVCY, or Folsom Lake Bank with the prior written consent of CVCY (not to be unreasonably withheld) (in the case of the Folsom Lake Bank, with an aggregate cost not to exceed $100,000), may obtain on or prior to the Effective Time, a six (6)-year “tail” prepaid policy providing equivalent coverage to that described in this Section 5.16(d).
(e)The provisions of this Section 5.16 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party as if he or she was a party to this Agreement.

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5.17Termination of Participation in 401(k) Plan. Folsom Lake Bank shall terminate Folsom Lake Bank’s participation in the Folsom Lake Bank 401(k) Profit Sharing Plan (the “401(k) Plan”) prior to the Closing Date. Such actions shall include, but shall not be limited to, the adoption by Folsom Lake Bank Board prior to the Closing of a resolution in a form and substance satisfactory to CVCY pursuant to which:
(a)Participation in the 401(k) Plan is terminated effective as of the date immediately preceding the Closing Date.
(b)No person is permitted to become a participant in the 401(k) Plan on or after the Closing Date.
(c)No contributions are made to the 401(k) Plan with respect to service or compensation after the Closing Date.

5.18Rule 16b-3. CVCY shall take all such steps as may be required to cause the transactions contemplated by Article I and any other or acquisitions of equity securities of CVCY in connection with this Agreement by each individual who at the Effective Time is or will become a director or officer of CVCY subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.19Assumed Options. CVCY agrees to file with the SEC on the Closing Date (or by no later than thirty (30) days after the Closing Date if permitted by applicable laws), a registration statement on Form S-8 (or any successor form) relating to the CVCY Common Stock issuable with respect to the Assumed Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of the Assumed Options remain outstanding.

ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE TRANSACTION

6.1Conditions to Each Party’s Obligation to Effect the Transactions Contemplated Hereby. The respective obligation of each of the parties hereto to consummate the transactions contemplated hereby (the “Closing”) is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date, of each of the following conditions:
(a)Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including but not limited to the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such approvals shall contain any nonstandard conditions, restrictions or requirements which CVCY and Central Valley Community Bank reasonably determine in good faith would or could reasonably be expected to have, individually or in the aggregate, materially and adversely reduce the financial benefits of the transactions contemplated hereby to such a degree that CVCY and Central Valley Community Bank would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof or have a Material Adverse Effect on CVCY, Central Valley Community Bank or Folsom Lake Bank (any such condition, restriction or requirement, a “Burdensome Condition”).
(b)No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the transactions contemplated hereby.
(c)Corporate Approvals. This Agreement, the Merger and the transactions contemplated herein shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of Folsom Lake Bank Common Stock (the “Requisite Shareholder Approval”).
(d)Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC pursuant to the Securities Act and the Registration Statement shall not be subject to any stop order, and no action, suit, proceeding or investigation seeking a stop order or to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing or have been threatened in writing and be unresolved.

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6.2Conditions to Obligations of Folsom Lake Bank. The obligations of Folsom Lake Bank to consummate the transactions contemplated hereby are also subject to the fulfillment or written waiver by Folsom Lake Bank prior to the Closing Date of each of the following conditions:
(a)Representations and Warranties. The representations and warranties of CVCY and Central Valley Community Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, provided that the representations of CVCY and Central Valley Community Bank set forth in the first five sentences of Section 4.3(a) and Section 4.3(c) shall be true and correct as of such dates in all respects, and Folsom Lake Bank shall have received a certificate or certificates, dated the Closing Date, signed on behalf of CVCY and Central Valley Community Bank by the Chief Executive Officer and the Chief Financial Officer of each such entity to such effect.
(b)Performance of Obligations of CVCY and Central Valley Community Bank. Each of CVCY and Central Valley Community Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Folsom Lake Bank shall have received a certificate or certificates, dated on the Closing Date, signed on behalf of CVCY and Central Valley Community Bank by the Chief Executive Officer and the Chief Financial Officer of each such entity to such effect.
(c)No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes, occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on CVCY.
(d)NASDAQ Listing of CVCY Stock. The shares of CVCY Common Stock to be issued as part of the Merger Consideration shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.
(e)Tax Certificate. CVCY shall have delivered to Folsom Lake Bank a certificate substantially in the Form of Annex E to this Agreement, dated as of the Closing Date, signed on behalf of CVCY by an executive officer of CVCY.
(f)Other Actions. CVCY and Central Valley Community Bank shall have furnished Folsom Lake Bank with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as Folsom Lake Bank may reasonably request.

6.3Conditions to Obligation of CVCY and Central Valley Community Bank. The obligations of CVCY and Central Valley Community Bank to consummate the Merger and the other transactions contemplated hereby is also subject to the fulfillment or written waiver by CVCY and Central Valley Community Bank prior to the Closing Date of each of the following conditions:
(a)Representations and Warranties. The representations and warranties of Folsom Lake Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, provided that the representations of Folsom Lake Bank set forth in the first three sentences in Section 4.2(a), the second sentence of Section 4.2(d), Section 4.2(e)(1) and Section 4.2(e)(2) shall be true and correct as of such dates in all respects, and CVCY and Central Valley Community Bank shall have received a certificate, dated the Closing Date and signed on behalf of Folsom Lake Bank by its Chief Executive Officer and the Chief Financial Officer, to such effect.
(b)Performance of Obligations of Folsom Lake Bank. Folsom Lake Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and CVCY and Central Valley Community Bank shall have received a certificate, dated on the Closing Date, signed on behalf of Folsom Lake Bank by the Chief Executive Officer and the Chief Financial Officer of Folsom Lake Bank to such effect.
(c)Estoppel Letters and Consents. Folsom Lake Bank shall have delivered fully executed estoppel letters (except where the failure to deliver any such estoppel letters would not likely have a Material Adverse Effect on Central Valley Community Bank following the Merger) and Consents as provided in Section 5.11.

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(d)Benefits Summary Acknowledgements. CVCY and Central Valley Community Bank shall have received a Benefits Summary Acknowledgment, in the form attached hereto as Annex F, executed by each of the persons listed on Exhibit 6.3(d).
(e)Cooperation Agreements. Each of the directors of Folsom Lake Bank and Key Employees shall have executed a Cooperation Agreement and no breaches of any of its terms shall have occurred.
(f)Tax Certificate. Folsom Lake Bank shall have delivered to CVCY a certificate substantially in the Form of Annex D to this Agreement, dated as of the Closing Date, signed on behalf of Folsom Lake Bank by its Chief Financial Officer.
(g)FIRPTA Certificate. Folsom Lake Bank shall have delivered to CVCY a properly executed statement from Folsom Lake Bank that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date and in form and substance satisfactory to CVCY.
(h)Shareholder Approvals; Dissenters’ Rights. This Agreement, the Merger and the transactions contemplated herein shall have been duly approved by the Requisite Shareholder Approval. Shareholders holding not more than ten percent (10%) of the outstanding shares of Folsom Lake Bank Common Stock shall have exercised or shall have continuing rights to exercise dissenters’ rights under the CGCL with respect to the transactions contemplated by this Agreement.
(i)Title Insurance Policies. Central Valley Community Bank shall have received CLTA/ALTA title insurance policies, at its sole expense, insuring CVCY and Central Valley Community Bank with respect to each real property interest owned or leased by Folsom Lake Bank subject only to the Permitted Encumbrances.
(j)Shareholders’ Equity. Folsom Lake Bank’s Closing Shareholders’ Equity shall be not less than $16,700,000.
(k)Nondisturbance Agreements. Central Valley Community Bank shall have received fully-executed nondisturbance agreements for all properties leased by Folsom Lake Bank in form and substance acceptable to Central Valley Community Bank (except where the failure to deliver any such nondisturbance agreements would not likely have a Material Adverse Effect on Central Valley Community Bank following the Merger).
(l)Director Resignations. Central Valley Community Bank shall have received written resignations from all of the directors of Folsom Lake Bank.
(m)Regulatory Actions. Neither CVCY nor Central Valley Community Bank shall be, as a result of the Merger, subject to any memorandum of understanding, cease and desist order or other material agreement with any Governmental Authority (“Regulatory Actions”). In the event that Folsom Lake Bank is subject to any Regulatory Action that is not terminated before or in connection with the Merger, the condition contemplated by this provision shall be deemed to have not been satisfied.
(n)Elimination of Rabbi Trusts. Central Valley Community Bank shall have received amendments to the Supplemental Executive Retirement Benefits Agreements of each of the Key Employees deleting section 4(d) thereof in form and substance acceptable to Central Valley Community Bank.
(o)No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on Folsom Lake Bank.
(p)Termination of IT Agreement. Central Valley Community Bank shall have received documentation evidencing that that certain Information Technology Services Agreement dated December 1, 2011 by and between Folsom Lake Bank and Fidelity Information Services, LLC shall terminate at the end of its initial term.
(q)Other Actions. Folsom Lake Bank shall have furnished CVCY with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as CVCY and Central Valley Community Bank may reasonably request.

ARTICLE VII
TERMINATION

7.1Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

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(a)Mutual Consent. By the mutual consent in writing of CVCY, Central Valley Community Bank and Folsom Lake Bank.
(b)Breach.
(i)By Folsom Lake Bank, if Folsom Lake Bank is not in material breach of any of the terms of this Agreement, in the event of a material breach by CVCY or Central Valley Community Bank of any representation, warranty, covenant or agreement contained herein, which breach, individually or together with all such other then uncured breaches by Folsom Lake Bank (A) cannot be or has not been cured within the sooner to occur of: (1) December 31, 2017, or (2) thirty (30) Business Days after the giving of written notice to the breaching party or parties of such breach, and (B) would entitle Folsom Lake Bank not to consummate the transactions contemplated hereby under Section 6.2(a) or (b).
(ii)By CVCY and Central Valley Community Bank, if none of CVCY or Central Valley Community Bank is in material breach of any of the terms of this Agreement, in the event of a material breach by Folsom Lake Bank of any representation, warranty, covenant or agreement contained herein, which breach, individually or together with all such other then uncured breaches by CVCY or Central Valley Community Bank (A) cannot be or has not been cured within the sooner to occur of: (1) December 31, 2017, or (2) thirty (30) Business Days after the giving of written notice to the breaching party or parties of such breach, and (B) would entitle CVCY and Central Valley Community Bank not to consummate the transactions contemplated hereby under Section 6.3(a) or (b).
(c)Delay. By CVCY and Central Valley Community Bank, on the one hand, or Folsom Lake Bank, on the other hand, in the event that the transactions contemplated hereby is not consummated by December 31, 2017 (with an automatic extension to February 28, 2018 if the condition set forth at Section 6.1(a) (Regulatory Approvals) has not been satisfied by December 31, 2017 and any related application is pending at such time), except to the extent that the failure of the transactions contemplated hereby then to be consummated by such date shall be due to the failure of the party or parties seeking to terminate pursuant to this Section 7.1(c) to perform or observe the covenants and agreements of such party or parties set forth in this Agreement.
(d)No Regulatory Approval. By CVCY and Central Valley Community Bank, on the one hand, or Folsom Lake Bank, on the other hand, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, or by CVCY and Central Valley Community Bank in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby will not be granted without the imposition of a Burdensome Condition; provided, however, that no party or parties shall have the right to terminate this Agreement pursuant to this Section 7.1(d) if such denial shall be due to the failure of the party or parties seeking to terminate this Agreement to perform or observe the covenants of such party or parties set forth herein.
(e)Breach of No Solicitation or Negotiation. By CVCY and Central Valley Community Bank, if Folsom Lake Bank shall have breached the covenants contained in Section 5.7 above.
(f)Change of Recommendation. By CVCY and Central Valley Community Bank if the Folsom Lake Bank Board shall have (i) altered or modified its favorable recommendation of this Agreement to Folsom Lake Bank shareholders in a manner adverse to CVCY or Central Valley Community Bank and the Required Shareholder Vote is not obtained, (ii) recommended, endorsed, accepted or agreed to an Acquisition Proposal, or (iii) resolved to do any of the foregoing; provided, however, that nothing in this Section 7.1(f) shall affect the obligations of Folsom Lake Bank under Sections 5.7 and 5.8 above.
(g)Superior Proposal. By Folsom Lake Bank in the event that it enters into a written agreement to effect an Acquisition Event in connection with a Superior Proposal; provided, however, that (i) Folsom Lake Bank provides CVCY prior written notice at least five (5) business days (or such longer period as it may be extended upon modification or amendment of the Acquisition Proposal) prior to taking such action, which notice shall state that the Folsom Lake Bank Board has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Folsom Lake Bank Board has resolved to effect a termination of this Agreement in accordance with this Section 7.1(g) and includes the material terms and conditions of such Superior Proposal (including copies of the proposed documents and agreements to effect the Superior Proposal) and the identity of the person making such Superior Proposal, (ii) during such five (5) business day period (as it may be extended upon modification or amendment of the Acquisition Proposal as contemplated below), Folsom Lake Bank negotiates in good faith (including by making its officers, directors and its financial and legal advisors reasonably available to negotiate) with CVCY (to the extent CVCY wishes to negotiate) to enable CVCY to make an offer that is at least as favorable to the shareholders of Folsom Lake Bank so that such Acquisition Proposal would cease to constitute a Superior Proposal (“Revised CVCY Proposal”), (iii) at the end of such five (5) business day period (as it may be extended upon modification or amendment of the Acquisition Proposal as contemplated below, or such earlier time that CVCY advises Folsom Lake Bank in writing it no longer

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wishes to negotiate to amend this Agreement), a majority of the entire Folsom Lake Bank Board, after taking into account the Revised CVCY Proposal, continues to believe (after consultation with its independent financial advisors and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its outside legal counsel, that failure to accept the Acquisition Proposal would or would be reasonably likely to result in a violation of its fiduciary duties to the shareholders of Folsom Lake Bank under applicable Law, provided, further that in the event of any revisions to the terms of an Acquisition Proposal that are material to such Acquisition Proposal after the start of the five (5) business day period of clause (i) immediately above, such revisions shall be deemed a new Acquisition Proposal and Folsom Lake Bank shall be required to deliver a new written notice as required by clause (i) immediately above to CVCY and to comply with the requirements of this Section 7.1(g) with respect to such new Acquisition Proposal, except, that the notice period of clause (i) immediately above shall be reduced to three (3) business days.
(h)Notice of Termination. In the event a party elects to effect any termination pursuant to Section 7.1(b) through 7.1(g) above, it shall give written notice to the other parties hereto specifying the basis for such termination.

7.2Liabilities and Remedies; Liquidated Damages; Expense Reimbursement. In the event of a material breach by any party of any of its covenants or agreements contained herein, any other party shall be entitled, without terminating this Agreement, to specifically enforce the terms hereof against the breaching party. Each party acknowledges that there is not an adequate remedy at law to compensate the other party relating to the non-consummation of the Merger. To this end, each party, to the extent permitted by law, irrevocably waives any bond or any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief. Notwithstanding the foregoing, in the event that CVCY and Central Valley Community Bank terminate this Agreement pursuant to Section 7.1(e) or Section 7.1(f), or in the event that Folsom Lake Bank terminates this Agreement pursuant to Section 7.1(g) Folsom Lake Bank shall immediately pay Central Valley Community Bank the sum of $1,115,828.00. As used herein, “Acquisition Event” shall mean Folsom Lake Bank Board shall have approved or Folsom Lake Bank shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered or announced an intention to enter into a letter of intent, an agreement-in-principle or a definitive agreement with any Person (other than CVCY or Central Valley Community Bank) to effect an Acquisition Transaction or failed to publicly oppose a tender offer or an exchange offer (as defined below). As used herein, the term “Acquisition Transaction” shall mean (a) a merger, consolidation or similar transaction involving Folsom Lake Bank; (b) the disposition, by sale, lease, exchange, dissolution or liquidation, or otherwise, of all or substantially all of the assets of Folsom Lake Bank or a grant of an option entitling any Person to acquire more than 50% of the outstanding shares of stock of Folsom Lake Bank or all or substantially all of the assets material to the business of Folsom Lake Bank; or (c) the issuance, other than pursuant to outstanding stock options, sale or other disposition by Folsom Lake Bank (including, without limitation, by way of merger, consolidation, share exchange or any similar transaction) of shares of Folsom Lake Bank Common Stock or other equity securities, or the grant of any option, warrant or other right to acquire shares of Folsom Lake Bank Common Stock or other equity securities, representing directly, or on an as-exercised, as-exchanged or as-converted basis (in the case of options, warrants, rights or exchangeable or convertible equity securities), 50% or more of the voting securities of Folsom Lake Bank.

ARTICLE VIII
MISCELLANEOUS

8.1Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements of the parties hereto set forth in this Agreement shall not survive the Effective Time.

8.2Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived, by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

8.3Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered (including by electronic means) to the other parties, it being understood that each party need not sign the same counterpart.

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8.4Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction.

8.5Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.5.

8.6Expenses. Except as otherwise provided for in Section 7.2, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

8.7Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, emailed or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
If to CVCY or Central Valley Community Bank:
Central Valley Community Bancorp and Bank
7100 North Financial Drive, Suite 101
Fresno, California 93720
Attention: James M. Ford, CEO
Email: Jim.Ford@cvcb.com
With a copy to:
James K. Dyer, Jr., Esq.
Buchalter
500 Capitol Mall, Suite 1900
Sacramento, California 95814
Email: jdyer@buchalter.com
If to Folsom Lake Bank to:
Folsom Lake Bank
905 Sutter Street
Folsom, California 95630
Attn: Robert J. Flaut, CEO
Email:rflaut@folsomlakebank.com
With a copy to:
Keith Holmes, Esq.
King, Holmes, Paterno & Soriano, LLP
1900 Avenue of the Stars, 25th Floor
Los Angeles, California 90067
Email: kholmes@khpslaw.com

8.8Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Cooperation Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement, the Cooperation Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement, expressed or implied, is intended to confer

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upon any Person, other than the parties hereto, their respective successors, or, with respect to Section 5.16, the present and former directors and officers of Folsom Lake Bank, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.9Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

8.10Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

8.11Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable laws.

8.12Interpretation. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

8.13Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.14Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, CVCY and Central Valley Community Bank may at any time modify the structure of the acquisition of Folsom Lake Bank set forth herein, including to provide for a merger of a newly formed subsidiary of CVCY with and into Folsom Lake Bank, followed by the merger of Folsom Lake Bank with and into CVCY as part of an integrated transaction, provided that the consideration to be paid to the holders of Folsom Lake Bank Common Stock is not thereby changed in kind or reduced in amount as a result of such modification. In the event CVCY and Central Valley Community Bank elect to make any such changes, the parties agree to execute appropriate documents to reflect the change.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CENTRAL VALLEY COMMUNITY BANCORP
By: /s/ James M. Ford
Name: James M. Ford Title: President and Chief Executive Officer
CENTRAL VALLEY COMMUNITY BANK	FOLSOM LAKE BANK
By: /s/ James M. Ford	By: /s/ Robert J. Flautt
Name: James M. Ford Title: President and Chief Executive Officer	Name: Robert J. Flautt Title: President and Chief Executive Officer

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Appendix A (to Merger Agreement)

Form of
COOPERATION AGREEMENT
(Directors)

THIS COOPERATION AGREEMENT (“Agreement”) is made and entered into as of ________________, 2017, by and between the undersigned shareholder (“Shareholder”) of Folsom Lake Bank, a California banking corporation (“Folsom Lake Bank”), and Central Valley Community Bancorp, a California corporation (“CVCY”).
Folsom Lake Bank, CVCY and Central Valley Community Bank, a California banking corporation and wholly-owned subsidiary of CVCY (“Central Valley Community Bank”), are, concurrently herewith or following the execution of this Agreement, entering into an Agreement and Plan of Reorganization and Merger, dated as of April 27, 2017 (the “Merger Agreement”). The Merger Agreement generally provides for the merger of Folsom Lake Bank into Central Valley Community Bank (the “Merger”) and the conversion of the issued and outstanding shares of Folsom Lake Bank common stock (the “Common Stock”) into a combination of shares of the common stock of CVCY. The Merger is subject to, among other things, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, the receipt of certain regulatory approvals, and the satisfaction of other conditions. Certain defined terms are set forth on Exhibit A attached hereto. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Merger Agreement.
The Shareholder is a member of the Board of Directors of Folsom Lake Bank and is the owner of the number of shares of Common Stock and Stock Options as set forth on Exhibit B attached hereto (along with any shares of Common Stock acquired by the Shareholder after the execution of this Agreement, the “Shares”). In order to induce CVCY and Central Valley Community Bank to enter into and consummate transactions contemplated by the Merger Agreement, the Shareholder is entering into this Agreement with CVCY and Central Valley Community Bank to set forth certain terms and conditions governing the actions to be taken by the Shareholder solely in his or her capacity as a shareholder of Folsom Lake Bank with respect to the Shares until consummation of the Merger.
NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:
1.    Share Ownership. The Shareholder represents and warrants that the Shareholder owns beneficially all of the Shares free and clear of all Liens and except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares.
2.    Restrictions on Transfer. Without the prior written consent of CVCY, the Shareholder shall not transfer, sell, assign, convey, or encumber (except for such encumbrances that are made with recourse) any of the Shares during the term of this Agreement except for transfers (i) by operation of law, by will, or pursuant to the laws of descent and distribution, or (ii) in which the transferee shall agree in writing to be bound by the provisions of paragraphs 1, 2, 3, 4, and 5 of this Agreement as fully as the Shareholder. Without limiting the generality of the foregoing, the Shareholder shall not grant to any party any option or right to purchase the Shares or any interest therein.
3.    Agreement to Vote in Favor of Merger. At any meeting of shareholders of Folsom Lake Bank or at any adjournment thereof, in response to any consent solicitation, and in other circumstances upon which the vote, consent, or other approval of Folsom Lake Bank’s shareholders is sought with respect to the Merger Agreement or the Merger, the Shareholder will vote or consent with respect to (or cause to be voted or consented with respect to) all of the Shares over which the Shareholder has voting authority (other than in a fiduciary capacity) in favor of the Merger Agreement and the Merger.
4.    Additional Actions. At any meeting of shareholders of Folsom Lake Bank or at any adjournment thereof, in response to any consent solicitation, and in other circumstances upon which the vote, consent, or other approval of Folsom Lake Bank’s shareholders is sought, the Shareholder will vote or consent with respect to (or cause to be voted or consented with

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respect to) all of the Shares over which the Shareholder has voting authority (other than in a fiduciary capacity) against (i) any merger agreement, share exchange, or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, merger, recapitalization, dissolution, liquidation, or winding-up of or by Folsom Lake Bank or (ii) any amendment of Folsom Lake Bank’s Articles of Incorporation or Bylaws or other proposal or transaction involving Folsom Lake Bank, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent, or nullify the Merger, the Merger Agreement, or any of the other transactions contemplated thereby.
5.    Noncompetition. For a period of two (2) years after the Effective Time of the Merger, the Shareholder shall not, directly or indirectly, without the prior written consent of CVCY or Central Valley Community Bank (i) own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise (other than the provision of legal, accounting or engineering services historically provided by such Shareholder as his or her primary occupation) with, any business or enterprise engaged in any business which is competitive with or similar to the Enterprises within a 50-mile radius of any of the offices of Folsom Lake Bank existing as of the date hereof (the “Territory”), or (ii) engage in any other manner, within the Territory, in any business that is competitive with the Enterprises. Notwithstanding the above, the Shareholder shall not be deemed to be engaged directly or indirectly in any business in contravention of paragraphs (i) or (ii) above, if (x) the Shareholder participates in any such business solely as (A) an employee, officer or director of CVCY, Central Valley Community Bank or Folsom Lake Bank or (B) a passive investor in up to 5% of the equity securities or 10% of the debt securities of a company or partnership, provided such securities are publicly traded, or (y) as specifically set forth in Schedule 7.
6.    Nonsolicitation. For a period of two (2) years after the Effective Time of the Merger, the Shareholder shall not, directly or indirectly, without the prior written consent of the CVCY or Central Valley Community Bank on behalf of any Depository Institution, solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or induce or attempt to induce immediately any Person who is a Customer, Prospective Customer, supplier, distributor, officer or employee of Folsom Lake Bank or Central Valley Community Bank prior to the Effective Time of the Merger to terminate such person’s relationships with, or to take any action that would be disadvantageous to, the CVCY, Central Valley Community Bank or Folsom Lake Bank.
7.    Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of Folsom Lake Bank and, after the Effective Time of the Merger, other than for the benefit of CVCY and Central Valley Community Bank, the Shareholder (i) shall not use any of the Trade Secrets, or disclose any of the Trade Secrets to any other Person, and (ii) shall deliver, on and after the Effective Time of the Merger, all documents, reports, drawings, designs, plans proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by the Shareholder, to Central Valley Community Bank.
8.    Equitable Relief. The Shareholder acknowledges and agrees that CVCY could not be made whole by monetary damages in the event of any default by the Shareholder of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that CVCY, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any state or federal court having appropriate jurisdiction located in California.
9.    Enforcement. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
10.    Effect of Termination of Merger Agreement. The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect upon termination of the Merger Agreement under Section 7.1 thereof.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Shareholder as of the day and year first above written.

Name: (Please print or type)

Central Valley Community Bancorp By: Name: James M. Ford Title: President and Chief Executive Officer

Consent of Spouse
I, ______________________, spouse of ____________________, who executed the foregoing Agreement, hereby agree that my spouse’s interest in the shares of Folsom Lake Bank subject to this Agreement shall be irrevocably bound by the Agreement’s terms. I further agree that my community property interest in such shares, if any, shall similarly be bound by the Agreement and that such consent is binding upon my executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and this consent.

Dated: ___________________, 2017	______________________________________ Name: (Please print or type)

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Exhibit A
Defined Terms
As used in the Agreement, the following terms shall have the meanings set forth:
“Customer” shall mean any Person with whom Folsom Lake Bank has an existing relationship for Financial Services (as defined below) at any time from the date of the Merger Agreement until immediately prior to the Effective Time of the Merger.
“Depository Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent, subsidiary or affiliate thereof.
“Enterprises” shall mean any of the Financial Services businesses conducted by CVCY, Central Valley Community Bank or Folsom Lake Bank or any of their respective subsidiaries at any time from the date of the Merger Agreement until immediately prior to the Effective Time of the Merger.
“Financial Services” shall mean the origination, purchasing, selling and servicing of commercial, real estate, residential, construction and consumer loans, the provision of inventory financing and/or the solicitation and provision of deposit services and services related thereto.
“Prospective Customer” shall mean any Person with whom Folsom Lake Bank has actively pursued a relationship for Financial Services at any time within the last twelve months prior to the Effective Time of the Merger.
“Trade Secrets” shall mean:
(a)    All secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, lists of Customers and Prospective Customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of Folsom Lake Bank of which the Shareholder has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee or as a result of the transactions contemplated by the Merger Agreement.
(b)    Notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information, or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).
Exhibit B
Shares Beneficially Owned

Name	Common Stock	Options

SCHEDULE 7

None unless otherwise indicated hereon.

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Appendix A (to Merger Agreement)
Form of
COOPERATION AGREEMENT
(Key Employees)
THIS COOPERATION AGREEMENT (“Agreement”) is made and entered into as of ________________, 2017, by and between the undersigned shareholder (“Shareholder”) of Folsom Lake Bank, a California banking corporation (“Folsom Lake Bank”), and Central Valley Community Bancorp, a California corporation (“CVCY”).
Folsom Lake Bank, CVCY and Central Valley Community Bank, a California banking corporation and wholly-owned subsidiary of CVCY (“Central Valley Community Bank”), are, concurrently herewith or following the execution of this Agreement, entering into an Agreement and Plan of Reorganization and Merger, dated as of April 27, 2017 (the “Merger Agreement”). The Merger Agreement generally provides for the merger of Folsom Lake Bank into Central Valley Community Bank (the “Merger”) and the conversion of the issued and outstanding shares of Folsom Lake Bank common stock (the “Common Stock”) into a combination of shares of the common stock of CVCY. The Merger is subject to, among other things, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, the receipt of certain regulatory approvals, and the satisfaction of other conditions. Certain defined terms are set forth on Exhibit A attached hereto. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Merger Agreement.
The Shareholder is a senior executive officer of Folsom Lake Bank and is the owner of the number of shares of Common Stock and Stock Options as set forth on Exhibit B attached hereto (along with any shares of Common Stock acquired by the Shareholder after the execution of this Agreement, the “Shares”). In order to induce CVCY and Central Valley Community Bank to enter into and consummate transactions contemplated by the Merger Agreement, the Shareholder is entering into this Agreement with CVCY and Central Valley Community Bank to set forth certain terms and conditions governing the actions to be taken by the Shareholder solely in his or her capacity as a shareholder of Folsom Lake Bank with respect to the Shares until consummation of the Merger.
NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:
1.    Share Ownership. The Shareholder represents and warrants that the Shareholder owns beneficially all of the Shares free and clear of all Liens and except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares.
2.    Restrictions on Transfer. Without the prior written consent of CVCY, the Shareholder shall not transfer, sell, assign, convey, or encumber (except for such encumbrances that are made with recourse) any of the Shares during the term of this Agreement except for transfers (i) by operation of law, by will, or pursuant to the laws of descent and distribution, or (ii) in which the transferee shall agree in writing to be bound by the provisions of paragraphs 1, 2, 3, 4, and 5 of this Agreement as fully as the Shareholder. Without limiting the generality of the foregoing, the Shareholder shall not grant to any party any option or right to purchase the Shares or any interest therein.
3.    Agreement to Vote in Favor of Merger. At any meeting of shareholders of Folsom Lake Bank or at any adjournment thereof, in response to any consent solicitation, and in other circumstances upon which the vote, consent, or other approval of Folsom Lake Bank’s shareholders is sought with respect to the Merger Agreement or the Merger, the Shareholder will vote or consent with respect to (or cause to be voted or consented with respect to) all of the Shares over which the Shareholder has voting authority (other than in a fiduciary capacity) in favor of the Merger Agreement and the Merger.
4.    Additional Actions. At any meeting of shareholders of Folsom Lake Bank or at any adjournment thereof, in response to any consent solicitation, and in other circumstances upon which the vote, consent, or other approval of Folsom Lake Bank’s shareholders is sought, the Shareholder will vote or consent with respect to (or cause to be voted or consented with respect to) all of the Shares over which the Shareholder has voting authority (other than in a fiduciary capacity) against (i) any merger agreement, share exchange, or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, merger, recapitalization, dissolution, liquidation, or winding-up of or by Folsom Lake Bank or (ii) any amendment of Folsom Lake Bank’s Articles of Incorporation or Bylaws or other proposal or transaction involving Folsom Lake

Appendix A Table of Contents

Bank, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent, or nullify the Merger, the Merger Agreement, or any of the other transactions contemplated thereby.
5.    Nonsolicitation. For a period of two (2) years after the Effective Time of the Merger, the Shareholder shall not, directly or indirectly, without the prior written consent of the CVCY or Central Valley Community Bank on behalf of any Depository Institution, solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or induce or attempt to induce immediately any Person who is a Customer, Prospective Customer, supplier, distributor, officer or employee of Folsom Lake Bank or Central Valley Community Bank prior to the Effective Time of the Merger to terminate such person’s relationships with, or to take any action that would be disadvantageous in a material respect to, the CVCY, Central Valley Community Bank or Folsom Lake Bank.
6.    Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of Folsom Lake Bank and, after the Effective Time of the Merger, other than for the benefit of CVCY and Central Valley Community Bank, the Shareholder (i) shall not use any of the Trade Secrets, or disclose any of the Trade Secrets to any other Person, and (ii) shall deliver, on and after the Effective Time of the Merger, all documents, reports, drawings, designs, plans proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by the Shareholder, to Central Valley Community Bank.
7.    Equitable Relief. The Shareholder acknowledges and agrees that CVCY could not be made whole by monetary damages in the event of any default by the Shareholder of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that CVCY, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any state or federal court having appropriate jurisdiction located in California.
8.    Enforcement. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
9.    Effect of Termination of Merger Agreement. The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect upon termination of the Merger Agreement under Section 7.1 thereof.

[Signature Page Follows]

Appendix A Table of Contents

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Shareholder as of the day and year first above written.

Name: (Please print or type)

Central Valley Community Bancorp By: Name: James M. Ford Title: President and Chief Executive Officer

Consent of Spouse
I, ______________________, spouse of ____________________, who executed the foregoing Agreement, hereby agree that my spouse’s interest in the shares of Folsom Lake Bank subject to this Agreement shall be irrevocably bound by the Agreement’s terms. I further agree that my community property interest in such shares, if any, shall similarly be bound by the Agreement and that such consent is binding upon my executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and this consent.

Dated: ___________________, 2017	______________________________________ Name: (Please print or type)

Appendix A Table of Contents

Exhibit A
Defined Terms
As used in the Agreement, the following terms shall have the meanings set forth:
“Customer” shall mean any Person with whom Folsom Lake Bank has an existing relationship for Financial Services (as defined below) at any time from the date of the Merger Agreement until immediately prior to the Effective Time of the Merger.
“Depository Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent, subsidiary or affiliate thereof.
“Enterprises” shall mean any of the Financial Services businesses conducted by CVCY, Central Valley Community Bank or Folsom Lake Bank or any of their respective subsidiaries at any time from the date of the Merger Agreement until immediately prior to the Effective Time of the Merger.
“Financial Services” shall mean the origination, purchasing, selling and servicing of commercial, real estate, residential, construction and consumer loans, the provision of inventory financing and/or the solicitation and provision of deposit services and services related thereto.
“Prospective Customer” shall mean any Person with whom Folsom Lake Bank has actively pursued a relationship for Financial Services at any time within the last twelve months prior to the Effective Time of the Merger.
“Trade Secrets” shall mean:
(a)    All secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, lists of Customers and Prospective Customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of Folsom Lake Bank of which the Shareholder has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee or as a result of the transactions contemplated by the Merger Agreement.
(b)    Notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information, or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).

Exhibit B
Shares Beneficially Owned

Name	Common Stock	Options

SCHEDULE 7

None unless otherwise indicated hereon.

Appendix B
Fairness Opinion of Sandler O’Neill & Partners, L.P.
April 27, 2017
Board of Directors
Folsom Lake Bank
905 Sutter Street, Suite 100
Folsom, CA 95630

Ladies and Gentlemen:
Folsom Lake Bank (“Folsom Lake Bank”), Central Valley Community Bancorp (“CVCY”) and Central Valley Community Bank (“Central Valley Community Bank”), a wholly-owned subsidiary of CVCY, are proposing to enter into an Agreement and Plan of Reorganization and Merger (the “Agreement”) pursuant to which Folsom Lake Bank will merge with and into Central Valley Community Bank (the “Merger”) with Central Valley Community Bank surviving the Merger. Pursuant to the terms of the Agreement, upon the Effective Time of the Merger, each share of common stock of Folsom Lake Bank issued and outstanding immediately prior to the Effective Time (“Folsom Lake Bank Common Stock”), except for certain shares of Folsom Lake Bank Common Stock as specified in the Agreement, shall be converted into the right to receive 0.8000 of a share of CVCY Common Stock (the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Folsom Lake Bank Common Stock.
Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated April 27, 2017; (ii) certain publicly available financial statements and other historical financial information of Folsom Lake Bank that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of CVCY that we deemed relevant; (iv) internal financial projections for Folsom Lake Bank for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Folsom Lake Bank; (v) publicly available mean analyst earnings per share estimates for CVCY for the years ending December 31, 2017 and December 31, 2018, as well as estimated long-term earnings per share and asset growth rates for the years thereafter, as provided by the senior management of CVCY; (vi) the pro forma financial impact of the Merger on CVCY based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of CVCY, as well as financial projections for Folsom Lake Bank for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Folsom Lake Bank and adjusted by the senior management of CVCY; (vii) the publicly reported historical price and trading activity for Folsom Lake Bank and CVCY common stock, including a comparison of certain stock market information for Folsom Lake Bank and CVCY common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Folsom Lake Bank and CVCY with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the banking industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Folsom Lake Bank the business, financial condition, results of operations and prospects of Folsom Lake Bank and held similar discussions with certain members of senior management of CVCY and its representatives regarding the business, financial condition, results of operations and prospects of CVCY.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Folsom Lake Bank or CVCY or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective managements of Folsom Lake Bank and CVCY that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Folsom Lake Bank, CVCY or Central Valley Community Bank, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Folsom Lake Bank, CVCY or Central Valley Community Bank. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Folsom Lake Bank or CVCY, or the combined entity after the Merger and we have not reviewed any individual credit files relating to Folsom Lake Bank, CVCY or Central Valley Community Bank. We have assumed, with your consent, that the respective allowances for loan losses for both Folsom Lake Bank and CVCY are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used internal financial projections for Folsom Lake Bank for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Folsom Lake Bank. In addition, in preparing its analyses Sandler O’Neill used publicly available mean analyst earnings per share estimates for CVCY for the years ending December 31, 2017 and December 31, 2018, as well as estimated long-term earnings per share and asset growth rates for the years thereafter, as provided by the senior management of CVCY. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of CVCY, as well as financial projections for Folsom Lake Bank for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Folsom Lake Bank and adjusted by the senior management of CVCY. With respect to the foregoing information, the respective managements of Folsom Lake Bank and CVCY confirmed to us that such information reflected (or, in the case of the publicly available mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements of the future financial performance of Folsom Lake Bank and CVCY, respectively, and we assumed that such performance would be achieved. We express no opinion as to such projections, estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in Folsom Lake Bank’s or CVCY’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Folsom Lake Bank and CVCY will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Folsom Lake Bank, CVCY or the Merger or any related transaction, (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Folsom Lake Bank has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Folsom Lake Bank Common Stock or CVCY Common Stock at any time or what the value of CVCY Common Stock will be once it is actually received by the holders of Folsom Lake Bank Common Stock.
We have acted as Folsom Lake Bank’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which fairness opinion fee will be credited in full towards the fee becoming due and payable to us on the day of closing of the Merger. Folsom Lake Bank has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof, Sandler O’Neill has not provided any other investment banking services to Folsom Lake Bank, nor has Sandler O’Neill provided any investment banking services to CVCY in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to CVCY and its affiliates. We may also actively trade the equity and debt securities of CVCY or its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Folsom Lake Bank in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Folsom Lake Bank as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Folsom Lake Bank Common Stock and does not address the underlying business decision of Folsom Lake Bank to engage in the Merger, the form or structure of the Merger or the other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Folsom Lake Bank or the effect of any other transaction in which Folsom Lake Bank might engage. We also do not express any opinion as to the amount of compensation to be received in the Merger by any Folsom Lake Bank or CVCY officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of Folsom Lake Bank Common Stock from a financial point of view.
Very truly yours,

                                /s/ Sandler O’Neill & Partners, L.P.

Appendix C
Excerpt from Chapter 13 of the California Corporations Code
CALIFORNIA CORPORATIONS CODE
TITLE 1. CORPORATIONS
DIVISION 1. GENERAL CORPORATION LAW
CHAPTER 13. Dissenters’ Rights

1300.
(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:
(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).
(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.
(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.
(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.
(c) As used in this chapter, “dissenting shareholder” means the record holder of dissenting shares and includes a transferee of record.

1301.
(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h)of Section 1110 was mailed to the shareholder.
(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302.
Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.
(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.
(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.
(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.
(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.
(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.
(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.
To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.
Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.
Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.
Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.
(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.
(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.
(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310.
If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.
This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.
(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.
(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.
(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.
A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
The Bylaws of Central Valley Community Bancorp provide that Central Valley Community Bancorp shall, to the maximum extent and in the manner permitted by the California Corporations Code (the “Code”), indemnify each of its directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was a director of Central Valley Community Bancorp. Furthermore, pursuant to Central Valley Community Bancorp’s Articles of Incorporation and Bylaws, Central Valley Community Bancorp has power, to the maximum extent and in the manner permitted by the Code, to indemnify its employees, officers and agents (other than directors) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an employee, officer or agent of Central Valley Community Bancorp.
Under Section 317 of the Code, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made: (1) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper, (2) of amounts paid in settling or otherwise disposing of a pending action without court approval, and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.
Central Valley Community Bancorp’s Bylaws also provide that Central Valley Community Bancorp shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them, whether or not Central Valley Community Bancorp would have the power to indemnify them against such liability under provisions of applicable law or the provisions of Central Valley Community Bancorp’s Bylaws. Each of the directors and executive officers of Central Valley Community Bancorp has an indemnification agreement with Central Valley Community Bancorp that provides that Central Valley Community Bancorp shall indemnify such person to the full extent authorized by the applicable provisions of the Code and further provide advances to pay for any expenses which would be subject to reimbursement. Central Valley Community Bancorp is insured against liabilities which it may incur by reason of its indemnification of officers and directors in accordance with its Bylaws.
The foregoing summaries are necessarily subject to the complete text of the statute, Articles of Incorporation, Bylaws and agreements referred to above and are qualified in their entirety by reference thereto.
Item 21. Exhibits and Financial Statement Schedules
a.    Exhibits
The exhibits list required by this Item is incorporated by reference to the Exhibit Index included with this registration statement.
b.    Financial Statement Schedules
None
Item 22. Undertakings
The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)     That prior to any public reoffering of the securities registered hereunder through use of a prospectus with is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(5)     That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)     To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.
(7)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(8)     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Fresno, State of California, on June 26, 2017.
Central Valley Community Bancorp

By:    /s/ James M. Ford
    President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated on June 26, 2017.
/s/ James M. Ford
James M. Ford, President and Chief Executive Officer
and Director (principal executive officer)

/s/ David A. Kinross
David A. Kinross, Executive Vice President and
Chief Financial Officer (principal accounting officer
and principal financial officer)

/s/ Daniel N. Cunningham *
Daniel N. Cunningham, Lead Independent Director

/s/ Edwin S. Darden, Jr. *
Edwin S. Darden, Jr., Director

/s/ Daniel J. Doyle *
Daniel J. Doyle, Chairman of the Board and Director

/s/ F.T. Elliot, IV *
F.T. Elliot, IV, Director

/s/ Gary D. Gall *
Gary D. Gall, Director

/s/ Steven D. McDonald *
Steven D. McDonald, Director

/s/ Louis McMurray *
Louis McMurray, Director

/s/ William S. Smittcamp *
William

*By /s/     James M. Ford
James M. Ford
Attorney-In-Fact

Exhibit Index

Exhibit No.	Description of Exhibit
2.1
Agreement and Plan of Reorganization and Merger dated April 27, 2017, by and among Central Valley Community Bancorp, Central Valley Community Bank and Folsom Lake Bank (included in Part I as Appendix A)

5.1	Opinion of Buchalter, a professional corporation as to validity of shares being registered *
8.1	Opinion of Buchalter, a professional corporation as to certain tax matters *
8.2	Opinion of Katten Muchin Rosenman, LLP as to certain tax matters *
9.1	Form of Cooperation Agreement (included in Part I as attachment to Appendix A)
23.1	Consent of Buchalter, a professional corporation (included in Exhibit 5.1) *
23.2	Consent of Katten Muchin Rosenman, LLP (included in Exhibit 8.2) *
23.3	Consent of Buchalter, a professional corporation (included in Exhibit 8.1) *
23.4	Consent of Crowe Horwath LLP *
24.1	Power of Attorney of directors and certain officers of the Registrant (included in signature page of Registration Statement) *
99.1	Form of Proxy of Folsom Lake Bank *
99.2	Consent of Sandler O’Neill & Partners, L.P. *

* Previously Filed